Exhibit 99.1
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant     ☑
Filed by a party other than the Registrant     ☐

Check the appropriate box:
☐     Preliminary proxy statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to §240.14a-12
COHESANT TECHNOLOGIES INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of Cohesant Technologies Inc. (“Company Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

3,359,257 shares of Company Common Stock and 336,200 shares of Company Common Stock issuable upon the exercise of options.(1)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the sum of (A) 3,359,257 shares of Company Common Stock multiplied by $9.55 per share and (B) 336,200 shares of Company Common Stock issuable upon exercise of options, multiplied by $9.55 per share, with the aggregate total transaction value not to exceed $35,000,000. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.(1)

(4)	Proposed maximum aggregate value of transaction:.

$35,000,000

(5)	Total fee paid:

$1,074.50
☑	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(1)	Pursuant to the Agreement and Plan of Merger, dated as of December 3, 2007, Graco Indiana Inc., a wholly-owned subsidiary of Graco Inc. will merge into the Registrant and each outstanding share of Company Common Stock will be converted into the right to receive a minimum of $9.05 per share and a maximum of $9.55 per share (the “Per Share Merger Consideration”). Each holder of options to acquire Company Common Stock will be entitled to receive, in consideration of the cancellation of such stock options, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of common stock subject to such stock option, multiplied by (ii) the total number of shares subject to such stock option. As of December 12, 2007, there were 3,359,257 shares of Company Common Stock issued and outstanding, and there were 336,200 shares of common stock of the Registrant subject to outstanding stock options with a weighted average exercise price of $8.41 per share. Due to a spin-off of the Registrant’s CIPAR subsidiary via a dividend prior to the closing of the transaction, the Registrant has considered that all options may be exercised prior to closing. Therefore, the filing fee was determined by adding (x) the product of (i) the number of shares of Company Common Stock that are proposed to be acquired in the merger and (ii) the Per Share Merger Consideration, plus (y) the product of (1) the total number of shares of Company Common Stock subject to outstanding stock options and (2) the Per Share Merger Consideration with the aggregate transaction value not to exceed $35,000,000 ((x) and (y) together, the “merger consideration”). The filing fee was calculated in accordance with Regulation 240.00-11 under the Exchange Act, by multiplying the merger consideration by 0.0000307.

COHESANT TECHNOLOGIES INC.
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
Dear Stockholder:
     Our Board of Directors has approved a merger that provides for our acquisition by Graco Inc. If the merger is completed, each share of our common stock issued and outstanding at the effective time of the merger (other than shares held by Graco or its wholly-owned merger subsidiary or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law) will be converted into the right to receive a minimum of $9.05 and a maximum of $9.55 in cash, without interest. The exact value of the per share merger consideration will depend, primarily, on the dollar amount of the transactional expenses and borrowed indebtedness retained by the Company following its acquisition by Graco.
     Immediately prior to the closing of the merger, we will spin off our CIPAR, Inc. subsidiary to our stockholders by means of a special taxable dividend of one share of CIPAR common stock for each share of Cohesant Technologies Inc. common stock outstanding as of the record date for such dividend.
     We will hold a special meeting of stockholders of Cohesant Technologies Inc. (“Cohesant” or the “Company”) at the offices of CIPAR, 23400 Commerce Park Road, Beachwood, Ohio, 44122 on February 27, 2008 at 9:00 a.m., Eastern Standard Time. At the special meeting, we will ask you to consider a proposal to approve and adopt the merger agreement and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. No stockholder approval is required for the spin-off; however, the spin-off will not occur unless the merger agreement is approved and the merger occurs.
     Your vote is important. We cannot complete the merger and the other transactions contemplated by the merger agreement unless the merger agreement proposal is approved. The obligations of the Company and Graco to complete the merger are also subject to the satisfaction or waiver of various other conditions to the merger. More detailed information about the merger agreement and the merger, as well as information about the spin-off, is contained in this proxy statement/information statement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. We encourage you to read the accompanying proxy statement/information statement carefully because it explains the proposed merger, the merger agreement, the spin-off and the proposals which require your favorable vote.
     Our Board of Directors has carefully reviewed and considered the terms of the merger agreement and has unanimously determined that the merger agreement, the merger and the transactions contemplated thereby, and the spin-off are advisable, fair and in the best interests of Cohesant and our stockholders. Accordingly, the Board has unanimously approved the merger agreement, the merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary, to solicit additional proxies.
     This proxy statement/information statement is dated February 1, 2008 and is first being mailed to stockholders on or about February 6, 2008.
Sincerely,
Morton A. Cohen
Chairman of the Board
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the spin-off, passed upon the merits or fairness of the merger or the spin-off or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

COHESANT TECHNOLOGIES INC.
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 27, 2008
     NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders of Cohesant Technologies Inc. (“Cohesant” or the “Company”) will be held at the offices of its subsidiary, CIPAR, Inc. (“CIPAR”), 23400 Commerce Park Road, Beachwood, Ohio, 44122 on February 27, 2008 at 9:00 a.m., Eastern Standard Time, for the following purposes:
     1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated December 3, 2007, among the Company, Graco Inc. (“Graco”), Graco Indiana Inc., a wholly-owned subsidiary of Graco (“Merger Sub”), CIPAR, and GlasCraft Inc., a wholly-owned subsidiary of the Company (“GlasCraft” or “Company Sub”), pursuant to which, upon the merger becoming effective, Merger Sub would merge with and into the Company, wherein each issued and outstanding share of the Company’s common stock, $0.001 par value (the “common stock”) (other than shares held by Graco or Merger Sub or a stockholder who is entitled to and who properly demands and perfects statutory appraisal rights in compliance with all of the required procedures of Delaware law), will be converted into the right to receive a minimum of $9.05 and a maximum of $9.55 in cash, without interest.
     2 To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.
     3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
     Only stockholders who held shares of record as of the close of business on February 1, 2008 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A complete list of Cohesant stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Cohesant during regular business hours for a period of no less than ten days before the special meeting.
     The approval and adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of common stock entitled to vote thereon as of the record date for the special meeting. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the Merger Agreement, and the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption and approval of the Merger Agreement. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     The Cohesant Board of Directors unanimously recommends that stockholders vote “FOR” the approval and adoption of the Merger Agreement at the special meeting, and “FOR” the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.
By order of the Board of Directors
Morton A. Cohen
Chairman of the Board
Indianapolis, Indiana
February 1, 2008

Page
II. Voting and Support Agreements	54
III. Restrictive Covenant Agreements	55
IV. Reciprocal Transition Services Agreement	55
Market Price of the Company’s Stock	57
Dissenters’ Rights of Appraisal	57
Stockholder Proposals	59
Other Business	59

Part II — Information Statement Regarding the Spin-Off	60
The CIPAR Special Dividend	60
Overview	60
Background to, and Reasons for, the Spin-Off	60
Description of the Spin-Off	61
Opinion of our Financial Advisor	61
Material United States Federal Income Tax Consequences	61
No Stockholder Approval Required	61
No Appraisal Rights	61
Relationship Between Cohesant and CIPAR	62
I. Separation Agreement	62
Overview of the Separation	62
Timing of the Transactions Contemplated by the Separation	62
The Separation	62
The Spin-Off	64
Conditions to the Spin-Off	64
Additional Covenants	65
Cross Indemnification	65
Insurance	66
Transaction Expenses	66
Termination	66
II. Tax Matters Agreement	66
Overview	67
Preparation and Filing of Tax Returns	67
Liability for Taxes	67
Distribution Taxes	67
Indemnification	67
Payments	68
Tax Proceedings	68
Retention of Records	68
Disputes	68
Termination	68
Unaudited Pro Forma Condensed Combined Financial Information	69
Management’s Discussion and Analysis	74
Description of CIPAR Business	78
Description of CIPAR Property	82
Management and Directors of CIPAR	82
Executive Compensation of CIPAR	84
Security Ownership of Cohesant Technologies, Inc. and CIPAR Inc.	85
Description of Capital Stock of CIPAR	86
Indemnification of Directors and Officers	87
Additional Information	89
Where You Can Find More Information	89
Index to Financial Statements	F-1
Appendix A — Agreement and Plan of Merger, dated December 3, 2007, by and among Graco Inc., Graco Indiana Inc., Cohesant Technologies Inc., CIPAR Inc., and GlasCraft Inc.	A-1

QUESTIONS AND ANSWERS
     The following questions and answers address briefly some of the questions you may have regarding the special meeting, the proposed merger and the spin-off. These questions and answers may not address all of your questions that may be important to you as a stockholder of Cohesant. Please refer to more detailed information contained elsewhere in this proxy statement/information statement, the appendices to this proxy statement/information statement and the documents referenced in this proxy statement/information statement.
Questions and Answers about the Special Meeting and Merger
Q. What am I being asked to vote on?
A. You are being asked to vote on two proposals:
1. To approve and adopt an Agreement and Plan of Merger whereby a wholly-owned subsidiary of Graco would merge with and into Cohesant (the “Merger”), wherein each issued and outstanding share of common stock of Cohesant, other than shares owned by Graco, Merger Sub or dissenting shares, will be exchanged for a minimum of $9.05 and a maximum of $9.55 in cash, without interest.
2. To approve a proposal allowing our Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.
     You may submit a proxy to vote your shares at the meeting by completing, dating, signing and returning the enclosed proxy card. You are also invited to attend the special meeting in person, although you do not need to attend the special meeting in person to have your shares voted at the meeting.
Q. What will I be entitled to receive as a result of the Merger?
A. Upon completion of the Merger, if you are a stockholder at the effective time of the Merger you will be entitled to receive a minimum of $9.05 and a maximum of $9.55 (the “Per Share Merger Consideration”) in cash, without interest, for each share of our common stock that you own. The exact value of the Per Share Merger Consideration will be dependent primarily on the dollar amount of the transactional expenses and borrowed indebtedness retained by the Company following its acquisition by Graco. For example, if you own 1,000 shares of our common stock, and the minimum Per Share Merger Consideration is payable, you will be entitled to receive $9,050 in cash in exchange for your shares of our common stock, without interest.
     If you hold options to acquire Company stock at the effective time of the Merger, your stock options will be cancelled, and you will be entitled to receive an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such stock options, multiplied by (ii) the total number of shares subject to such stock options.
     In addition, immediately prior to the closing of the Merger, we will spin off our CIPAR subsidiary to our stockholders by means of a special dividend of one share of CIPAR common stock for each share of Cohesant common stock. Thus, you will also receive one share of CIPAR common stock for each share of Cohesant common stock that you own on the day prior to the closing date of the Merger. Cohesant engaged Western Reserve Partners LLC (“Western Reserve”), an independent investment banker, to perform a valuation for tax purposes on the fair market value of the CIPAR businesses subject to the spin-off. Please refer to “The Merger- Opinion of our Financial Advisor-Valuation of the Spun-Off Business” beginning on page 31 for a discussion regarding this opinion and to “The Merger — Material United States Federal Income Tax Consequences—Special Dividend” on page 36 for a discussion regarding the tax consequences of the spin-off.
     Neither the Company nor Western Reserve expresses an opinion as to the price at which the common stock of the spun-off business will trade at any future time. The prices at which the CIPAR shares may trade will be determined by the public markets and will depend upon various factors, including the liquidity of the market for such shares, the willingness of securities firms to make a market in such shares and other factors, and such trading prices may bear no relationship to the fair market value of the CIPAR spin-off as determined for tax purposes by Western Reserve.

     If you properly demand and perfect your statutory appraisal rights, you may receive more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement, which is attached hereto as Appendix A. You do not have dissenter’s rights of appraisal under Delaware law in connection with the spin-off.
Q. When and where is the special meeting?
A. The special meeting will take place at the offices of CIPAR, 23400 Commerce Park Road, Beachwood, Ohio, 44122 on February 27, 2008 at 9:00 a.m., Eastern Standard Time.
Q. What stockholder approvals are needed?
A. The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve and adopt the Merger Agreement, and a majority of the shares present and entitled to vote at the special meeting is required, if necessary, to approve the proposal to allow our directors to adjourn the special meeting to solicit additional proxies.
     As of the record date, Morton A. Cohen, our Chairman, his affiliate Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer, who, in the aggregate, own approximately 45% of our common stock, have each entered into a Voting and Support Agreement under which they have each agreed to vote “FOR” the adoption of the Merger Agreement.
Q. Who is eligible to vote?
A. All stockholders of record on the close of business on February 1, 2008, the record date, will be eligible to vote.
Q. Am I entitled to appraisal rights?
A. Yes. Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if (a) they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement, (b) they continuously hold their Company common stock from the date they make a demand for appraisal through the effective date of the Merger, (c) they refrain from voting their shares of Company common stock in person or by proxy in favor of the approval and adoption of the Merger Agreement, and (d) they comply with the Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value you would be entitled to receive under the terms of the Merger Agreement.
Q. What is the recommendation of the Cohesant Board of Directors as to the proposals described in this proxy statement/information statement?
A. Our Board of Directors has considered all of the facts and circumstances important to recommending whether to vote in favor of or against the two proposals, including whether the approval of the two proposals is advisable, fair and in the best interests of the Company and its stockholders. After careful consideration, our Board of Directors unanimously recommends that the Cohesant stockholders vote “FOR” the proposals set forth in this proxy statement/information statement.
Q. What is the opinion of the Company’s financial advisor?
A. The Board of Directors received an opinion from its financial advisor, Western Reserve, that as of December 3, 2007, the minimum Per Share Merger Consideration is fair, from a financial point of view, to the common stockholders of Cohesant. Please read “The Merger — Opinion of Our Financial Advisor” for information about the opinion of Western Reserve and Appendix B for the complete opinion.
Q. What are the tax consequences of the Merger?
A. If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you. For U.S. federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock. Note that your adjusted tax basis in your Cohesant shares could be reduced because of a tax-free return of tax basis in connection with the special dividend.

     We urge you to carefully review “The Merger — Material United States Federal Income Tax Consequences” beginning on page 35. Tax matters are very complicated and the consequences of the transactions to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Cohesant stockholders are urged to consult their own tax advisors to determine their own tax consequences from the transactions.
Q. What do I need to do now?
A. After carefully reading and considering the information contained in this proxy statement/information statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. You should return your proxy as soon as possible, but in any event so that it is received no later than 3:00 p.m., Eastern Standard Time, on February 26, 2008 so that your shares may be represented at the special meeting. In order to ensure that your shares are voted, please submit your proxy as instructed even if you currently plan to attend the special meeting in person.
Q. What if I do not vote?
A. If you fail to respond, your shares will not count toward a quorum necessary to conduct the vote at the special meeting, and will not be counted as either a vote for or against any of the two proposals.
     If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each of the two proposals.
Q. If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A. Yes, but only if you provide instructions to your broker on how to vote. You should follow the instructions provided by your broker regarding how to instruct your broker to vote your shares. If you do not follow those instructions, your shares will not be voted, which will have the same effect as voting against the Merger Agreement. If you hold your shares in “street name” and wish to vote in person by appearing at the special meeting, you must request a legal proxy from your broker.
Q. Can I change my vote after I have delivered my proxy?
A. Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this by revoking your proxy or submitting a new proxy. If you choose either of these two methods and you are a stockholder of record, you must submit your notice of revocation or your new proxy to the Secretary of Cohesant before the special meeting. If your shares are held in “street name” in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.
     If you are a stockholder of record, you can also attend the special meeting and vote in person, which will automatically revoke any previously submitted proxy.
Q. What is a quorum?
A. A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.
Q. How are votes counted?
A. For the proposal relating to the approval and adoption of the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for purposes of determining whether a quorum is present, but, because stockholders holding at least a majority of Company common stock outstanding on the record date must vote FOR the approval and adoption of the Merger Agreement to be approved, an abstention or broker non-vote has the same effect as if you vote AGAINST the proposal and adoption of the Merger Agreement.

     For the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Because only a majority of the votes actually cast is required to approve the proposal to adjourn the meeting, if necessary or appropriate, abstentions and broker non-votes will have no effect on such proposal.
Q. Who will bear the cost of this solicitation?
A. We will pay the cost of this solicitation, which will be primarily by mail. Proxies also may be solicited in person by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending out proxy materials to the beneficial owners of the shares they hold of record.
Q. Should I send in my stock certificate now?
A. No. Shortly after the Merger is completed, each registered Cohesant stockholder as of the effective time of the Merger (that is, each stockholder that holds stock in its own name rather than that of its broker) will receive a letter of transmittal with instructions informing them how to send in their stock certifications to the paying agent in order to receive the merger consideration. Such stockholders should use the letter of transmittal to exchange stock certificates for the merger consideration to which they are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.
Q. What should I do if I receive more than one set of voting materials for the special meeting?
A. You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/information statement and multiple proxy cards and voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q. Who can help answer my questions?
A. If you have any questions about the transactions contemplated by the Merger Agreement or any of the proposals, or how to submit your proxy, or if you need additional copies of the proxy statement/information statement or the enclosed proxy card or voting instructions, you should contact:
Cohesant Technologies Inc.
Attn: Robert W. Pawlak, Chief Financial Officer
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
(317) 871-7611
Questions and Answers about the Spin-Off
Q. What will Cohesant stockholders receive in the spin-off?
A. Immediately prior to the closing of the Merger, you will receive one share of CIPAR common stock for each share of Cohesant common stock that you own on the day prior to the closing date of the Merger.
Q. How can holders of options to purchase Cohesant stock participate in the spin-off?
A. Only holders of Cohesant common stock as of the record date for the spin-off will receive shares of CIPAR. If you hold options to purchase Cohesant common stock, you must exercise your options prior to the record date for the spin-off in order to receive CIPAR stock for the Cohesant common stock represented by such options.
Q. Where will CIPAR common stock trade and how will it be regulated?
A. There is currently no public market for CIPAR common stock. We have not requested, and therefore have not been approved, to list CIPAR common stock on any securities exchange following the spin-off. We anticipate that shares of CIPAR common stock will be quoted in the over-the-counter markets, but neither the Company nor CIPAR has any control over whether this will occur. Following the spin-off, CIPAR will be subject to the reporting requirements of the Securities

Exchange Act of 1934, and as a result will be required to file periodic reports with the Securities and Exchange Commission regarding CIPAR’s common stock and its business; however, the Board of Directors of CIPAR may examine such registration, from time to time, and elect to deregister the CIPAR Common Stock if such de-registration is permitted under the Securities Exchange Act of 1934, and the Board determines such action is in the best interest of CIPAR and its stockholders.
Q. What is the fair market value of each CIPAR share that is spun off?
A. The value of the CIPAR shares will be determined by the public market following the spin-off. Prices at which trading of CIPAR shares may occur may fluctuate significantly. These prices may be influenced by many factors, including the small size of CIPAR, the small size of the public float of CIPAR, and quarter-to-quarter variations in CIPAR actual or anticipated financial results. We engaged Western Reserve, an independent investment banker, to perform a valuation for tax purposes on the fair market value of the CIPAR business subject to the spin-off. Neither the Company nor Western Reserve expresses an opinion as to the price at which the common stock of the spun-off business will trade at any future time. Such trading prices may bear no relationship to the fair market value of the CIPAR spin-off as determined by Western Reserve. Please read “The Merger — Opinion of Our Financial Advisor—Valuation of the Spun-off Business” beginning on page 31 for information about the opinion of Western Reserve on the fair market value used for tax purposes and Appendix C for the complete opinion.
Q. Why has the Company decided to spin off CIPAR?
A. Early in the merger negotiations between Graco and the Company, Graco came to the determination that it would not pursue an acquisition of the business of CIPAR. We have determined that a taxable special dividend of CIPAR common stock will allow the Company to engage in a merger transaction with Graco and achieve a beneficial result for our stockholders relating to the business of CIPAR.
Q. What are the tax consequences of the spin-off?
A. The receipt of the CIPAR common stock under the special dividend will be a taxable transaction to U.S. holders of our common stock for U.S. federal income tax purposes. To the extent that the special dividend is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the special dividend should generally be treated as dividend income to the pre-merger Cohesant stockholders for U.S. federal income tax purposes. To the extent, if any, that the amount of the special dividend exceeds our current and accumulated earnings and profits, the excess should generally be treated as a tax-free return of our stockholder’s tax basis in our shares until such basis is reduced to zero, and thereafter should be treated as gain from the sale of such stock.
     We urge you to carefully review “The Merger — Material United States Federal Income Tax Consequences—Special Dividend” beginning on page 36. Tax matters are very complicated and the consequences of the transactions to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Cohesant stockholders are urged to consult their own tax advisors to determine their own tax consequences from the transactions.
Q. Do Cohesant stockholders have the right to vote on the spin-off?
A. No. No vote of Cohesant stockholders is required or being sought with respect to the spin-off; however, the spin-off is conditioned on the closing of the Merger, and we must obtain the approval of our stockholders to approve the Merger.
Q. Do Cohesant stockholders have appraisal rights with respect to the spin-off?
A. No. Cohesant stockholders do not have dissenters’ rights under Delaware law in connection with the spin-off.
Q. Is there anything Cohesant stockholders need to do with respect to the spin-off?
A. No. No action by is required or being sought by Cohesant stockholders with respect to the spin-off; however, because the spin-off is conditioned upon the approval and closing of the Merger, we urge you to return your proxy as soon as possible, so that your shares may be represented at the special meeting. We do also urge you to carefully read and considering the information contained in this proxy statement/information statement.

Q. Who can help answer my questions?
A. If you have any questions about the transactions contemplated by the spin-off, you should contact:
Cohesant Technologies Inc.
Attn: Robert W. Pawlak, Chief Financial Officer
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
(317) 871-7611

SUMMARY OF THE MERGER
     This summary highlights selected information from this proxy statement/information statement about the proposals and the CIPAR spin-off and may not contain all of the information that is important to you as a Cohesant stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you, including the Merger Agreement which is attached as Appendix A and incorporated by reference in this proxy statement/information statement. Items in this summary include page references directing you to more complete descriptions of such items. All information contained in this proxy statement/information statement was prepared and supplied by Cohesant, except for descriptions of the business of Graco Inc. (“Graco”) and Graco Indiana Inc. (“Merger Sub”) contained in the summary below and under the heading “Parties to the Merger,” which descriptions were supplied by Graco. In this proxy statement/information statement, the terms “Cohesant,” “Company,” “we,” “our,” “ours,” and “us” refer to Cohesant. You may obtain the information incorporated by reference into this proxy statement/information statement without charge from Cohesant by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
The Merger (page 21)
     The proposed transaction is the acquisition of Cohesant by a subsidiary of Graco, Inc. (“Graco”) pursuant to an Agreement and Plan of Merger, dated as of December 3, 2007 (the “Merger Agreement”), among Cohesant, Graco, Graco Indiana Inc., a wholly-owned subsidiary of Graco (the “Merger Sub”), GlasCraft Inc., a wholly-owned subsidiary of Cohesant (“GlasCraft” or “Company Sub”), and CIPAR, Inc., a wholly-owned subsidiary of Cohesant (“CIPAR”). Once the Merger Agreement has been approved and adopted by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Cohesant (the “Merger”). At that time, GlasCraft will be Cohesant’s only subsidiary. Cohesant will be the surviving corporation in the Merger and will become a direct, wholly-owned subsidiary of Graco, and GlasCraft will become an indirect, wholly-owned subsidiary of Graco.
     Upon completion of the Merger, you will be entitled to receive a minimum of $9.05 and a maximum of $9.55 in cash, without interest, for each share of our common stock that you own (unless you properly demand and perfect statutory appraisal rights in compliance with all of the procedures under Delaware law) (the “Per Share Merger Consideration”). The exact value of the Per Share Merger Consideration will be primarily dependent on the dollar amount of the transactional expenses and borrowed indebtedness retained by the Company following its acquisition by Graco. Such transactional expenses and borrowed indebtedness retained by the Company is defined in the Merger Agreement as “Assumed Transaction Expenses and Debt” and includes, among other things, all costs and expenses of the Company relating to the spin-off and the merger, and certain items of Company debt.
     The Merger Agreement is attached as Appendix A to this proxy statement/information statement. You are encouraged to carefully read the Merger Agreement in its entirety because it is the legal document that governs the Merger.
The Parties to the Merger (page 20)
Cohesant Technologies Inc.;
GlasCraft Inc.; and
CIPAR
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
     The Company is a Delaware corporation that, through its GlasCraft and CIPAR subsidiaries, is engaged in the business of the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure; the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets; and the design, development, manufacture and sale of specialty coatings. Additional information about the Company, GlasCraft, and CIPAR is included in documents incorporated by reference in this proxy statement/information statement. See “Where You Can Find More Information” on page 89.
Graco Inc.
88 11th Avenue Northeast
Minneapolis, Minnesota 55413

     Graco is a Minnesota corporation that supplies technology and expertise for the management of fluids in both industrial and commercial applications. Graco designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. See “Where You Can Find More Information” on page 89.
Graco Indiana Inc.
88 11th Avenue Northeast
Minneapolis, Minnesota 55413
     Graco Indiana Inc., a Delaware corporation, is a wholly-owned subsidiary of Graco and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement.
The Special Meeting
     Date, Time, Place and Purpose of Special Meeting (page 18)
     The special meeting will be held at the offices of CIPAR, 23400 Commerce Park Road, Beachwood, Ohio, 44122 on February 27, 2008 at 9:00 a.m., Eastern Standard Time.
     You will be asked to approve and adopt the Merger Agreement. The Merger Agreement provides that Merger Sub will be merged with and into Cohesant, and each outstanding share of our common stock (other than shares held by Graco or Merger Sub or dissenting shares) will be exchanged for a minimum of $9.05 and a maximum of $9.55 in cash, without interest. The exact value of the Per Share Merger Consideration will depend primarily on the dollar amount of the transactional expenses and borrowed indebtedness retained by the Company following its acquisition by Graco.
     You will be also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.
     Record Date and Quorum (page 18)
     You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on February 1, 2008, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 3,402,857 shares of our common stock outstanding and entitled to vote.
     A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.
     Required Vote (page 18)
     For us to complete the Merger, stockholders holding at least a majority of our common stock outstanding at the close of business on the record date must vote “FOR” approval and adoption of the Merger Agreement. As of the record date, Morton A. Cohen, our Chairman, his affiliate Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer, who, in the aggregate, own approximately 45% of our common stock, have each entered into a Voting and Support Agreement under which they have each agreed to vote “FOR” the adoption of the Merger Agreement. No vote of Graco’s stockholders is required in connection with the Merger Agreement or the consummation of the Merger.
     A form of Voting and Support Agreement entered into by each of Messrs. Cohen, Wheeler, and Pawlak and Clarion Capital Corporation is attached to this proxy statement/information statement as Appendix D and is incorporated herein by reference. You are encouraged to read the form of Voting and Support Agreement in its entirety for a more complete understanding.

     Voting and Proxies (page 18)
     Any Cohesant registered stockholder (meaning a stockholder that holds stock in its own name) entitled to vote may submit a proxy by returning the enclosed proxy card by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.
     Revocability of Proxy (page 19)
     Any Cohesant registered stockholder who executes and returns a proxy card may revoke the proxy at any time before it is voted in any of the following ways:
•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Cohesant;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Cohesant; or

•	by attending the special meeting and voting in person by ballot.
Share Ownership of Cohesant Technologies, Inc. (page 85)
     As of the record date, the current directors and officers of Cohesant beneficially owned in the aggregate 1,685,827 shares (excluding options), representing approximately 49.5% of our outstanding common stock.
When the Merger Will be Completed (page 38)
     We are working to complete the Merger as soon as possible. In the event of the approval and adoption of the Merger Agreement by our stockholders, and the satisfaction or waiver of the other closing conditions provided for in the Merger Agreement, we anticipate completing the Merger shortly following the special meeting and, in any case, no later than September 3, 2008, unless the parties agree to extend the time for closing the Merger and the other transactions contemplated by the Merger Agreement.
Effects of the Merger (page 39)
     If the Merger Agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into Cohesant, with Cohesant being the surviving corporation. Upon completion of the Merger, Cohesant common stock will be converted into the right to receive a minimum of $9.05 cash and a maximum of $9.55 cash per share (the “Per Share Merger Consideration”). Following completion of the Merger, our common stock will no longer be quoted on the NASDAQ Capital Market. It will be deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and will no longer be publicly traded. Cohesant will be a direct, wholly-owned subsidiary of Graco, and GlasCraft will be an indirect, wholly-owned subsidiary of Graco. Our current stockholders will cease to have any ownership interest in Cohesant, and they will have no rights as Graco stockholders by virtue of the Merger.
     Prior to the spin-off, all of our subsidiaries, other than GlasCraft and CIPAR, will become subsidiaries of CIPAR. Immediately prior to the closing of the Merger, we will spin off our CIPAR subsidiary to our stockholders by means of a special taxable dividend of one share of CIPAR common stock for each share of Cohesant common stock. We anticipate that the shares of CIPAR common stock will be quoted on the over-the-counter markets. In connection with the spin-off, CIPAR is expected to change its name to Cohesant Inc. Initially, the CIPAR common stock will be registered under the Securities Exchange Act; however, the Board of Directors of CIPAR may examine such registration, from time to time, and elect to deregister the CIPAR Common Stock if such de-registration is permitted under federal law and the Board determines such action is in the best interest of CIPAR and its stockholders.
Background of the Merger (page 21)
     Our Board of Directors has been in consideration of a possible merger transaction with Graco since first being presented with Graco’s interest on June 15, 2007. Since that time, various representatives of the Company and Graco have met and discussed the terms of such a transaction and have negotiated the range of legal and practical issues concomitant of a merger transaction involving two publicly traded companies. In addition to reviewing due diligence materials provided by

Graco, we have relied on the opinions and counsel of our financial and legal advisors. On December 3, 2007, we executed the Merger Agreement and related documents based on our belief in the strength of the transaction and the resulting benefits for our stockholders.
Reasons for the Merger (page 24)
     Our Board of Directors reviewed and discussed the Graco proposal with our management and its financial and legal advisor in determining that the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, our Company and our stockholders. In reaching their conclusion to approve and adopt the Merger Agreement and to seek the approval of the stockholders for the proposals described in this proxy statement/information statement, our Board of Directors considered a number of factors, including but not limited to the value of the consideration to be received, current financial market conditions, the advice of our financial and legal advisors, and the terms of the Merger Agreement. Our Board of Directors also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including but not limited to the restrictions that the Merger Agreement imposes on actively soliciting competing bids, the tax consequences of the Merger, and the restrictions on the conduct of our business prior to the completion of the Merger.
Recommendation of the Cohesant Board of Directors (page 18)
     After careful consideration, our Board of Directors has determined, by unanimous vote, that the proposed Merger of Merger Sub, a wholly-owned subsidiary of Graco, with and into Cohesant, wherein each outstanding share of our common stock, except for shares owned by Graco, Merger Sub or dissenting shares, will be converted into the right to receive the Per Share Merger Consideration, in cash, without interest, is advisable, fair and in the best interest of Cohesant and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement.
Permission to Adjourn the Special Meeting (page 20)
     In order to consummate the Merger and the other transactions contemplated by the Merger Agreement, the proposal to approve and adopt the Merger Agreement must first be approved by our stockholders. If there are insufficient votes at the time of the special meeting to approve such proposal, our Board of Directors believes it is appropriate and in the best interest of Cohesant and its stockholders to adjourn the meeting and solicit additional proxies.
Financial Advisor Opinion (page 27 and Appendix B)
     Western Reserve, our financial adviser, delivered its opinion to our Board of Directors to the effect that, as of December 3, 2007, and based upon and subject to the various considerations described in its written opinion, the minimum Per Share Merger Consideration of $9.05 payable in connection with the consummation of the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to our common stockholders.
     The full text of the written opinion of Western Reserve, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Western Reserve in rendering its opinion, is attached as Appendix B to this proxy statement/information statement. Holders of Cohesant common stock are urged to, and should, read the opinion carefully and in its entirety. Western Reserve provided its opinion for the information and assistance of Cohesant’s Board of Directors in connection with its consideration of the Merger. The Western Reserve opinion addresses only the fairness, from a financial point of view, to the holders of Cohesant common stock of the minimum Per Share Merger Consideration as of the date of the Western Reserve opinion. The Western Reserve opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation as to how any holder of Cohesant common stock should vote or act with respect to the Merger or any other matter.
Treatment of Stock Options (page 39)
     The Board of Directors of the Company has accelerated the vesting of all outstanding Company stock options as of December 21, 2007. All outstanding Company stock options, as of the effective time of the Merger, shall terminate and thereafter represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by,

•	the excess, if any, of the Per Share Merger Consideration over the exercise price per share of common stock subject to such option.
     No holder of an outstanding Company stock option that has an exercise price that is equal to or greater than the Per Share Merger Consideration shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.
Interests of the Company’s Directors and Executive Officers in the Merger (page 33)
     Our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours, including the following:
     Our directors and officers will either (i) exercise their stock options prior to the effective time of the Merger, or (ii) have their stock options fully cashed out in connection with the Merger, as all stock options shall terminate as of the effective time of the Merger, and the holders of stock options will receive cash payments for each share of common stock subject to such options equal to the excess, if any, of the Per Share Merger Consideration over the exercise price per share of their options, without interest and less applicable tax withholding. Certain of our directors, who hold options with an exercise price above the Per Share Merger Consideration, may elect to exercise their stock options in order to receive the special dividend of one share of CIPAR common stock for each share of Cohesant common stock.
     Certain of our current executive officers have employment agreements that provide for certain severance payments and benefits in the event of their termination of employment under certain circumstances, including termination following a change in control of the Company, which change in control will occur as a result of the completion of the Merger.
     In connection with our discussions with Graco, the Board of Directors formed a special negotiating committee. Non-employee directors serving on the committee receive compensation for their service on the committee commensurate with the compensation paid for service on the Board’s compensation and audit committees.
     The Merger Agreement provides for indemnification of our current and former directors and officers for six years following the effective time of the Merger, as well as the purchase of an endorsement under the Company’s current director and officer insurance coverage covering their service to the Company as a director or officer with “tail” coverage for six years following the effective time of the Merger.
Material United States Federal Income Tax Consequences (page 35)
     If you are a U.S. holder of our common stock, the Merger will be a taxable transaction to you. For U.S. federal income tax purposes, you will recognize a gain or loss measured by the difference, if any, between the cash you receive in the Merger and your adjusted tax basis in your shares of our common stock. Note that your adjusted tax basis in your Cohesant shares could be reduced because of a tax-free return of tax basis in connection with the special dividend.
     We urge you to carefully review “The Merger — Material United States Federal Income Tax Consequences” beginning on page 35. Tax matters are very complicated and the consequences of the transactions to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Cohesant stockholders are urged to consult their own tax advisors to determine their own tax consequences from the transactions.
Regulatory Approvals (page 38)
     Except for the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.
Procedure for Receiving Merger Consideration (page 40)
     As soon as practicable after the effective time of the Merger, a paying agent will mail a letter of transmittal and instructions to each registered Cohesant stockholder. The letter of transmittal and instructions will tell such stockholders how to surrender their stock certificates in exchange for the merger consideration. Such stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the paying agent without a letter of transmittal. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your appraisal rights.
     Payment of any amounts in respect of exercised Company stock options as of the effective time of the Merger shall not be made through the paying agent described in the immediately-preceding paragraph. Rather, payment of such amounts shall be made through our payroll agent.
No Solicitation of Transactions (page 46)
     The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our Board of Directors to comply with its fiduciary duties, our Board of Directors may respond to an unsolicited written bona fide proposal for a superior proposal, change its recommendation of the Merger and terminate the Merger Agreement and enter into an agreement with respect to a superior proposal after paying a termination fee as specified in the Merger Agreement.
Conditions to the Merger (page 50)
     The consummation of the Merger and the completion of the other transactions contemplated by the Merger Agreement depends on a number of conditions being satisfied or waived, including approval by our stockholders of the Merger Agreement, no governmental authority having issued or promulgated any law, judgment or order that has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting the consummation of the Merger, and the satisfaction (or waiver) of certain obligations of each of the parties to the Merger Agreement.
     We are working toward completing the Merger as quickly as possible. We cannot complete the Merger until we satisfy a number of conditions, including adoption of the Merger Agreement by our stockholders at the Special Meeting and the distribution of the special dividend to complete the spin-off of CIPAR. Subject to satisfaction of these conditions, we expect to consummate the Merger and the other transactions contemplated by the Merger Agreement on or about February 28, 2008, but we cannot be certain when or if the conditions to closing will be satisfied or waived. We may adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the proposals, or we may recirculate a new proxy statement/information statement and re-solicit the vote if material conditions to the consummation of the Merger and the other transactions contemplated by the Merger Agreement are waived.
     Our stockholders must approve adoption of the Merger Agreement for the Merger and the other transactions contemplated by the Merger Agreement to close.
Termination of the Merger Agreement (page 51)
     The Merger Agreement provides that Graco and Cohesant may terminate the Merger Agreement by mutual consent in writing. In addition, we or Graco may terminate the Merger Agreement before the closing of the Merger and the other transactions contemplated thereby in a number of circumstances.
     Either we or Graco may terminate the Merger Agreement:
•	upon written notice to the other, if the Company’s stockholders do not approve the merger; or

•	if certain closing conditions have not been met by September 3, 2008 (the “Termination Date”);
     In addition, we may terminate the Merger Agreement if:
•	Graco or Merger Sub materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not cured within 30 days following notice to them of such breach or is not capable of being cured within 30 days following notice to them of such breach;

•	certain closing conditions have not been met or waived by the Termination Date; or

•	we give notice to Graco of our intention to enter into a definitive agreement to effect a Superior Proposal (as defined in the section entitled “Agreements Related to the Merger — No Solicitation of Transactions” beginning on page 46).
     Finally, Graco may terminate the Merger Agreement if:
•	the Company, Company Sub, or CIPAR materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not cured within 30 days following notice to us of such breach or is not capable of being cured within 30 days following notice to us of such breach;

•	certain closing conditions have not been met by the Termination Date;

•	our Board of Directors shall withdraw, modify or qualify, or propose to withdraw, modify or qualify, in a manner adverse to Graco or Merger Sub, its unanimous recommendation to the stockholders to vote in favor of the approval of the Merger Agreement;

•	our Board of Directors fails to timely affirm (publicly if so requested) its recommendation to the stockholders to vote in favor of the approval of the Merger Agreement within five business days after Graco requests in writing that such recommendation be affirmed (unless the notice is delivered to the Company less than five business days prior to the Company stockholder meeting, in which case the Company must reaffirm such recommendation at least one business day prior to the stockholder meeting);

•	our Board of Directors or any committee thereof approves, adopts or recommends any Superior Proposal or Acquisition Proposal (as such terms are defined in the section entitled “Agreements Related to the Merger — No Solicitation of Transactions” beginning on page 46).

•	our Board of Directors enters into any letter of intent, memorandum of understanding or similar agreement relating to any Superior Proposal or Acquisition Proposal;

•	we approve or recommend that our stockholders tender their shares in any tender or exchange offer or we fail to send to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement that we recommend rejection of such tender or exchange offer;

•	we publicly announce an intent to take any of the immediately-preceding five actions;

•	with our Board of Director’s consent, any person or group acquires beneficial ownership of more than 25% of our outstanding common stock; or

•	our Board of Directors fails to comply, or the Company, its subsidiaries or its representatives fail to comply, with certain of the Company’s obligations to duly call, give notice of, convene and hold the special meeting.
Termination Fees and Expenses (page 52)
     We will pay a termination fee of $1,330,000 to Graco, by wire transfer of immediately available funds, at such time as is provided in the Merger Agreement, if:
•	Graco terminates the Merger Agreement due to:
•	a change of our recommendation to our stockholders to vote in favor of the Merger Agreement;

•	our failure to reaffirm, if properly requested, our recommendation to our stockholders to vote in favor of the Merger Agreement;

•	our recommendation of a Superior Proposal or Acquisition Proposal;

•	our execution of any letter of intent, memorandum of understanding, or similar agreement relating to any Superior Proposal or Acquisition Proposal;

•	our approval or recommendation that our stockholders tender their shares in any tender or exchange offer or our failure to send to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement that recommends rejection of such tender or exchange offer;

•	our public announcement of an intent to take the foregoing actions;

•	our consent to a third party acquiring more than 25% of our outstanding common stock; or

•	our breach of our obligation to duly call, give notice of, convene and hold the special meeting; or

•	certain closing conditions are not satisfied or waived prior to the Termination Date;
•	we terminate the Merger Agreement at any time prior to the vote of our stockholders regarding the Merger Agreement, in accordance with, and subject to the provisions of the Merger Agreement concerning a Superior Proposal or an Acquisition Proposal;

•	either we or Graco terminates the Merger Agreement if our stockholders do not approve the merger, and
•	at any time the after date of the Merger Agreement and prior to the special meeting, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to our Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Proposal, and

•	we enter into an agreement for, or consummate an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement;
•	Graco terminates the Merger Agreement upon the material breach by the Company, Company Sub, or CIPAR of any representation, warranty, or covenant contained in the Merger Agreement and such breach is not cured within 30 days following notice to us of such breach or is not capable of being cured within 30 days following notice to us of such breach, and
•	at any time after the date of the Merger Agreement and prior to such breach, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to our Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Transaction, and

•	we enter into an agreement for, or consummate an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement; or
•	Graco terminates the Merger Agreement because certain closing conditions have not been met by the Termination Date, and
•	at any time after the date of the Merger Agreement and prior to the termination, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to our Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Proposal, and

•	we enter into an agreement for, or consummate an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement.
Market Price of Cohesant Stock (page 57)
     Our common stock is quoted on the NASDAQ Capital Market under the symbol “COHT.” On November 30, 2007, which was the last trading day before we announced the Merger, the Company’s common stock closed at $5.98 per share, compared to which the minimum Per Share Merger Consideration of $9.05 represents a premium of 51.3%. The volume weighted average price for the 30-day period ending November 30, 2007 was $6.36, compared to which the minimum Per Share Merger Consideration represents a premium of 42.3%.

     On January 31, 2008, the last trading day before the date of this proxy statement/information statement, the Company’s common stock closed at $9.35 per share.
Dissenters’ Rights of Appraisal (page 57 and Appendix E)
     Under Delaware law, if you do not wish to accept the cash payment for your shares of our common stock provided for in the Merger Agreement, you have the right to seek appraisal of your shares of our common stock. Stockholders who elect to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Failure to follow precisely all of the various technical statutory procedures required by Section 262 of the Delaware General Corporation Law may result in the loss of your appraisal rights as a stockholder. Merely voting against the approval and adoption of the Merger Agreement will not preserve your appraisal rights. You are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the Merger Agreement. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement/information statement as Appendix E.
SUMMARY OF THE SPIN-OFF
     This summary highlights selected information from this proxy statement/information statement about the CIPAR spin-off and may not contain all of the information that is important to you as a Cohesant stockholder. Accordingly, we encourage you to read carefully this entire document, including the appendices, and the other documents to which we refer you. Items in this summary include page references directing you to more complete descriptions of such items. You may obtain the information incorporated by reference into this proxy statement/information statement without charge from Cohesant by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 89.
The CIPAR Special Dividend (page 60)
     Prior to the spin-off, all of our subsidiaries, other than GlasCraft and CIPAR, will become subsidiaries of CIPAR. Immediately prior to the closing of the Merger, we will spin off our CIPAR subsidiary to our stockholders by means of a special taxable dividend of one share of CIPAR common stock for each share of Cohesant common stock. The CIPAR special dividend will only be paid immediately prior to the closing of the Merger to stockholders of record as of the date immediately preceding the effective date of the Merger. If the Merger is not consummated for any reason, the CIPAR special dividend will not be paid and CIPAR will continue to be a wholly-owned subsidiary of Cohesant.
Relationship Between Cohesant and CIPAR (page 62)
     After the spin-off, CIPAR will be a stand-alone company with only those rights and obligations with respect to the Company as are provided for in future and existing agreements between CIPAR and the Company. The relationship between the Company and CIPAR immediately before and after the Merger and special dividend will be controlled by a Separation Agreement that has been entered into between the Company and CIPAR. The Separation Agreement explains the rights and obligations of the Company and CIPAR in connection with the separation, including with respect to the transfer of certain assets from the Company to CIPAR, the assumption of certain liabilities by CIPAR, and the termination of certain pre-existing contracts between CIPAR and the Company.
     The Company and CIPAR will also enter into a Tax Matters Agreement that will reflect CIPAR’s separation from the Company with respect to tax matters. Specifically, CIPAR and the Company will agree as to their rights and obligations in connection with the preparation and filing of future tax returns, shared liability for past and future taxes, and shared ownership of past and future tax benefits.
     We and CIPAR may enter into additional or modified agreements, arrangements, and transactions after the spin-off, which will be negotiated at arm’s length.

Financial Advisor Opinion (page 27 and Appendix C)
     Western Reserve has provided an opinion to our Board of Directors to the effect that, based upon and subject to the various considerations described in its written opinion, the fair market value of the CIPAR spin-off, for federal income tax purposes, is $6,632,000 as of the date of its opinion. The full text of the written opinion of Western Reserve, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Western Reserve in rendering its opinion, is attached as Appendix C to this proxy statement/information statement. The Western Reserve opinion does not address any other aspect of the proposed spin-off. The fair market value of each share of CIPAR issuable in the taxable spin-off will depend on the number of shares of CIPAR stock that are spun off on the distribution date, which in turn depends on the number of shares of our common stock outstanding. Neither the Company nor Western Reserve expresses an opinion as to the price at which the common stock of the spun-off business will trade at any future time. The prices at which the CIPAR shares may trade will depend upon various factors, including the liquidity of the market for such shares, the willingness of securities firms to make a market in such shares and other factors, and such trading prices may bear no relationship to the fair market value of the CIPAR spin-off as determined by Western Reserve.
Material United States Federal Income Tax Consequences (page 35)
     The receipt of the CIPAR common stock in the special dividend will be a taxable transaction for U.S. federal income tax purposes. The special distribution should be treated as dividend income to the pre-merger Cohesant stockholders, to the extent paid out of Cohesant’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the special distribution exceeds Cohesant’s current and accumulated earnings and profits, the excess should be treated as a tax-free return of the stockholder’s tax basis in its shares of Cohesant common stock until such basis is reduced to zero; and thereafter treated as gain from the sale of such stock.
     We urge you to carefully review “The Merger — Material United States Federal Income Tax Consequences—Special Dividend” beginning on page 36. Tax matters are very complicated and the consequences of the transactions to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Cohesant stockholders are urged to consult their own tax advisors to determine their own tax consequences from the transactions.
Procedure for Receiving Special Dividend (page 64)
     Each Cohesant stockholder on the record date of the special dividend will receive shares of CIPAR common stock through the transfer agent’s book-entry registration system. These shares will not be in certificated form. As such, instead of a share certificate, CIPAR stockholders will receive a statement from CIPAR’s transfer agent that details their ownership interest and the method by which they may access their account. Continental Stock Transfer and Trust Company will be the transfer agent for CIPAR shares of common stock.

RELATIONSHIP BETWEEN THE MERGER AND THE SPIN-OFF
     While the Merger and the spin-off are related transactions that were contemporaneously approved by our Board of Directors, the Merger and spin-off are distinct, independent transactions that are each described in the proxy statement/information statement. For more information on the Merger, please see “PART I — The Special Meeting and Merger” beginning on page 18 below. For more information on the spin-off, please see “PART II — Information Statement Regarding the Spin-Off” beginning on page 60 below.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement/information statement contains or incorporates by reference a number of “forward-looking statements” within the “safe harbor” provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations and business, and the expected impact of the merger and spin-off on our financial performance. Forward-looking statements often, although not always, include words or phrases like “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “outlook,” or similar expressions. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements and are not guarantees of future performance. Many of the important factors that will determine these results and values are beyond our ability to control or predict. Our stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

PART I — THE SPECIAL MEETING AND MERGER
THE SPECIAL MEETING
Date, Time, Place and Purpose of the Special Meeting
     This proxy statement/information statement is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders to be held at the offices of CIPAR, 23400 Commerce Park Road, Beachwood, Ohio, 44122, on February 27, 2008, at 9:00 a.m., Eastern Standard Time. The purpose of the special meeting is for you to consider and vote upon the following proposals:
1. To consider and vote on a proposal to approve and adopt the Merger Agreement.
2. To consider and vote on a proposal to allow the Board of Directors to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the Merger Agreement.
3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.
     A copy of the Merger Agreement is attached as Appendix A to this proxy statement/information statement. This proxy statement/information statement and the enclosed form of proxy are first being mailed to our stockholders on or about February 6, 2008.
Recommendation of the Cohesant Board of Directors
     As discussed elsewhere in this proxy statement/information statement, Cohesant stockholders are considering and voting on a proposal to approve and adopt the Merger Agreement. For the reasons described in this proxy statement/information statement, the Cohesant Board of Directors has unanimously approved the Merger Agreement, the Merger and the various transactions contemplated in such agreement and unanimously recommends that you vote “FOR” the approval of the Merger Agreement, and “FOR” the proposal allowing us to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Record Date and Quorum
     The holders of record of our common stock as of the close of business on the record date, which was February 1, 2008, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 3,402,857 shares of our common stock outstanding. A complete list of Cohesant stockholders entitled to vote at the special meeting will be available for inspection at the executive offices of Cohesant during regular business hours for a period of no less than ten days before the special meeting.
     The holders of a majority of our shares of common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us are not considered to be outstanding for purposes of determining a quorum. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under applicable rules, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the proposals described in this proxy statement/information statement, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of these proposals.
Required Vote
     Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the Merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock. The proposal to permit the Board of Directors to adjourn the special meeting requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting. Record holders may vote their shares of our common stock:

•	by completing and returning the enclosed proxy card by mail; or

•	by appearing and voting in person by ballot at the special meeting.
     Regardless of whether you plan to attend the special meeting, you should vote your shares by proxy as described above as promptly as possible.
     If you hold your shares through a bank, brokerage firm or nominee, you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card.
Voting by Executive Officers and Principal Stockholders
     As of the record date for the our special meeting, Morton A. Cohen, our Chairman, his affiliate Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer, who, in the aggregate, own approximately 45% of our common stock, have each entered into a Voting and Support Agreement under which they have each agreed to vote “FOR” the adoption of the Merger Agreement.
Appraisal Rights
     Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they (a) submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement, (b) continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, (c) refrain from voting their shares of Company common stock in person or by proxy in favor of the approval and adoption of the Merger Agreement, and (d) comply with Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See the section entitled “Dissenters’ Rights of Appraisal” beginning on page 57.
Revocability of Proxy
     If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval and adoption of the Merger Agreement and “FOR” the proposal to allow the Board of Directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals before the special meeting.
     You may revoke your proxy at any time before the proxy is voted at the special meeting. A proxy may be revoked prior to the vote at the special meeting in any of the following ways:
•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Cohesant at 5845 West 82nd Street, Suite 102, Indianapolis, Indiana 46278;

•	by delivering a later-dated proxy relating to the same shares to the Secretary of Cohesant; or

•	by attending the special meeting and voting in person by ballot.
     Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you do not hold your shares of our common stock in your own name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.
     You should vote your proxy even if you plan to attend the Cohesant special meeting. Unless you hold your shares in street name, you can always change your vote at the Cohesant special meeting.

Adjournments
     Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice by announcement at the special meeting of the new date, time and place of the special meeting. At the adjourned meeting, the Company may transact any business that might have been transacted at the original special meeting. If the adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each registered stockholder entitled to vote at the special meeting. Whether or not a quorum exists, holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Abstentions and broker non-votes will have no effect on a proposal to adjourn the meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.
Solicitations of Proxies
     This solicitation is made by Cohesant, and Cohesant will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers, and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Cohesant will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Other Business
     Cohesant does not expect that any matters other than the proposals presented in this proxy statement/information statement will be brought before the Cohesant special meeting. However, if other matters incident to the conduct of the special meeting are properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.
THE PARTIES TO THE MERGER
Cohesant Technologies Inc.;
GlasCraft Inc.;
CIPAR
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
(317) 871-7611
     The Company is a Delaware corporation that, through its GlasCraft and CIPAR subsidiaries, is engaged in the business of the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure; the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the Composites, Polyurethane Foam, Polyurea, and Specialty Coatings markets; and the design, development, manufacture and sale of specialty coatings. Additional information about the Company, GlasCraft, and CIPAR is included in documents incorporated by reference in this proxy statement/information statement. See “Where You Can Find More Information” on page 89.
Graco Inc.
88 11th Avenue Northeast
Minneapolis, Minnesota 55413
     Graco is a Minnesota corporation that supplies technology and expertise for the management of fluids in both industrial and commercial applications. Graco designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. See “Where You Can Find More Information” on page 89.

Graco Indiana Inc.
88 11th Avenue Northeast
Minneapolis, Minnesota 55413
     Graco Indiana Inc., a Delaware corporation, is a wholly-owned subsidiary of Graco and was organized solely for the purpose of entering into the Merger Agreement and consummating the Merger and the other transactions contemplated by the Merger Agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger and the other transactions contemplated by the Merger Agreement. Under the terms of the Merger Agreement, Merger Sub will merge with and into us. Cohesant will survive the Merger and Merger Sub will cease to exist.
THE MERGER
     The following is a description of the material aspects of the proposed Merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement/information statement and the other documents referred to herein for a more complete understanding of the Merger and the related transactions.
Background of the Merger
     In late May 2007, Mark W. Sheahan, Graco’s Chief Administrative Officer, contacted Morris H. Wheeler, our Chief Executive Officer, and expressed Graco’s interest in a possible acquisition of our subsidiary, GlasCraft. Mr. Wheeler advised Mr. Sheahan that Cohesant had not considered selling GlasCraft, but that the Board of Directors and he had a fiduciary responsibility to receive any serious proposals that could maximize the stockholders’ value.
     Mr. Wheeler noted that the Company had a Board meeting scheduled for mid-June, at which meeting, he would convey Graco’s interest. Assuming the Board authorized Mr. Wheeler to have discussions, the parties agreed that Mr. Wheeler and Robert W. Pawlak, the Chief Financial Officer, would visit Graco’s facility in Minneapolis to meet Graco’s personnel, get a tour of the facility and hear Graco’s thoughts regarding GlasCraft.
     At the June 15, 2007 Board meeting, Mr. Wheeler advised the Board of Graco’s unsolicited overture. Mr. Wheeler described recent purchases by Graco, including Gusmer Machinery Group and Liquid Controls, and the multiples paid by Graco in those transactions. The Board authorized Mr. Wheeler to hold a preliminary meeting and to report to the Board at the next meeting in July. Certain members of the Board advised the newer members that Graco had expressed interest in GlasCraft on at least two prior occasions over the last several years, but that the discussions ended at very early stages.
     On June 19, 2007, Messrs. Wheeler and Pawlak met with Mr. Sheahan, Patrick McHale, the President and Chief Executive Officer of Graco, and other officers of Graco and had a tour of Graco’s Minneapolis facility. At such meeting, Graco expressed its interest only in the GlasCraft assets, and not the Company’s other business units. Graco indicated that it might consider acquiring all of Cohesant, if a buyer had been previously found for the non-GlasCraft assets and such sale occurred simultaneously with the Graco acquisition or soon thereafter. Graco agreed to send an information request to Mr. Wheeler that would allow it to develop a preliminary offer.
     On June 22, 2007, Graco and our Company entered into a Non-disclosure Agreement (“NDA”). Graco also furnished the Company with its preliminary information request.
     On July 6, 2007, Messrs. Wheeler and Pawlak, after consultation with members of the Board of Directors, determined to send Graco only GlasCraft’s current balance sheet, income statement, cash flow statements, and three-year historic financial information. The Company elected to defer forwarding additional information until discussions were more developed and a preliminary price identified.
     On July 24, 2007, Mr. Sheahan and Mr. James Graner, Graco’s Chief Financial Officer, called Messrs. Wheeler and Pawlak. The Company responded to some financial inquiries raised by Messrs. Graner and Sheahan. Messrs. Wheeler and Pawlak also commented on why certain information was withheld from disclosure. Mr. Wheeler advised Mr. Sheahan that a regularly scheduled Board meeting was to be held on July 30, 2007.
     On the morning of July 30, 2007, Mr. Sheahan telephoned Mr. Wheeler and communicated Graco’s initial offer of $24 million for GlasCraft.

     At a meeting of the Board on July 30, 2007, Mr. Wheeler advised the Board about Graco’s $24 million offer, as well as the results of Mr. Pawlak’s and his visit to Graco’s facility in June. He discussed the signing of the NDA and described what information had been provided to Graco and what had been withheld. Mr. Wheeler furnished the Board with preliminary internally prepared materials as to what the sale price of GlasCraft might be at various EBITDA multiples, as well as a study of the tax effect of a sale by Cohesant of its GlasCraft subsidiary. Due to the Company’s tax basis in GlasCraft, the illustrations indicated that a sale of GlasCraft would result in corporate taxes of several million dollars. The tax consequences of a sale, as well as the proffered $24 million amount, resulted in the Board’s rejection of the offer. However, the Board encouraged Mr. Wheeler to again speak to Graco, advise them of their need to acquire the entire Company and the necessity to increase the purchase price. At the Board meeting, counsel for the Company advised the Board members of their fiduciary duties when exploring a sale of the Company. A memorandum of fiduciary and legal issues under Delaware law relating to a possible sale of the Company was circulated to the Board the following day.
     On August 14, 2007, Messrs. Pawlak and Wheeler conducted a Webex conference call with Messrs. Sheahan and Graner. During the call, Mr. Wheeler advised the Graco personnel of GlasCraft’s performance during the third fiscal quarter to date, communicated the “add-backs” to GlasCraft earnings that the Company felt was appropriate, and again emphasized the Company’s preference that, if a sale was to occur, it would have to be the entire Company. Mr. Wheeler advised Messrs. Sheahan and Graner about the various change of control payments and transaction costs that would be entailed were a sale to occur. He estimated such costs at between $2.25 and $2.5 million, prior to calculating retention bonuses that may be necessary for other personnel. Mr. Wheeler noted that the $24 million amount was less than 7.6 times the trailing 12-months “EBITDA” (earnings before income taxes, depreciation, and amortization) as of the end of the second quarter. He noted that earnings had improved for the third quarter and that the offer did not take into account improved efficiencies that would benefit Graco. Mr. Wheeler reiterated the Board’s opinion that Graco would need to acquire all of the outstanding stock of Cohesant, not just the GlasCraft subsidiary and that the $24 million offer was an insufficient number.
     On August 14, 2007, Mr. Sheahan advised Mr. Wheeler that Graco was not prepared to proffer a higher offer, but wanted to hear a number from the Company that it believed would be acceptable. Mr. Sheahan also made it clear that Graco was only interested in GlasCraft and would not assign any value to the non-GlasCraft assets in any bid.
     At an August 21, 2007 special meeting of the Board of Directors, the Board reviewed the financial results of GlasCraft, as well as its prospects. It reviewed industrial equipment company multiples in recent transactions and reviewed Graco’s earnings and stock price to determine what price would not be dilutive to Graco’s stockholders. Members also expressed their belief that given that GlasCraft was not “on the market” any price would have to be above market premiums to be of interest to compensate the Company for the risk of retaining the non-GlasCraft assets on a stand-alone basis. The Board determined that it was not necessary to conduct an auction of GlasCraft, since, as noted, GlasCraft was not being marketed for sale. The Board also indicated that, prior to accepting any bid, the Board would need a fairness opinion from an investment banker and that any contract would require a “market check” provision to allow other parties to bid, if they were inclined. With the foregoing caveats, the Board authorized Mr. Wheeler to produce a presentation that would provide Graco with insight into the Board’s view regarding the appropriate valuation of GlasCraft under Graco’s ownership. It was determined that this presentation should be made by Mr. Wheeler, with the assistance of Messrs. Ozan and Cohen, each of whom had experience in the sale of public companies. The Board established an ad hoc negotiating committee consisting of Messrs. Cohen, Ozan and Wheeler. The Board also instructed Mr. Wheeler to speak to investment bankers about a possible engagement. The directors spent the balance of the August 21, 2007 meeting looking at financial models of the non-GlasCraft assets as a stand-alone business to determine if such business was viable. The Board requested that management explore the availability of debt financing for the non-GlasCraft operations on a stand alone basis, as well as prepare pro forma projections for the next several years.
     On August 30, 2007, Messrs. Wheeler, Cohen and Ozan conducted a Webex conference call with Messrs. Sheahan, McHale, Sutter and Graner. The Company personnel reviewed several valuation methodologies, including discounted cash flow and EBITDA multiples, after making adjustments for certain add-backs and anticipated efficiencies, they concluded that the value of GlasCraft in Graco’s hands would be $38 million or more, substantially in excess of $24 million offer. Finally, the presentation reviewed a method for spinning off the non-GlasCraft assets into a new entity to allow Graco to acquire the GlasCraft operations through a purchase of all outstanding Cohesant shares.
     On September 7, 2007, Mr. Sheahan called Mr. Wheeler and advised him that Graco was prepared to raise its offer to $30 million “all-in.” The foregoing $30 million bid included an estimated $3.45 million in transaction expenses, including the expense of completing the divestiture of the non-GlasCraft assets before the Graco purchase, change of control payments and other deal related costs. Mr. Wheeler indicated he would take the proposal to the Board.

     Mr. Wheeler reported on Graco’s increased $30 million offer to the Board at a special meeting held on September 21, 2007. The Board reviewed Graco’s offer and again looked at financials of GlasCraft. After an extensive discussion, the Board determined that while the Graco offer was improved over its initial offer, it still believed the offer was inadequate. The Board authorized Messrs. Wheeler, Ozan and Cohen to go to Minneapolis to conduct negotiations. The Board noted that it felt $38 million to be an appropriate number to commence negotiations. The Board instructed the committee to again remind Graco that the Company was not looking to sell GlasCraft and that such a sale would create greater operational risk to the remaining entity. The Board then spent additional time discussing a spin-off scenario involving the non-GlasCraft assets and how the Company might effect such a spin-off.
     On September 27, 2007, Messrs. Cohen, Ozan, and Wheeler flew to Minneapolis and met with Messrs. McHale, Sheahan, Graner, and Sutter. The Company personnel again expressed their belief as to GlasCraft’s worth at $38 million, while Graco reiterated its valuation at $30 million. Following a discussion of GlasCraft’s strong FRP and Composites focus and its international strength, as well as its current growth rate, Graco increased its offer to $34 million all-in. At this point in the meeting, Mr. Cohen indicated that as a stockholder, and not a director, he would not accept a price for GlasCraft less than $36 million “all in”. After further discussion, the meeting adjourned and Mr. Sheahan advised the Company personnel that he would discuss the Company’s proposal with other GlasCraft personnel and would respond the following week to Mr. Wheeler.
     On October 1, 2007, Mr. Sheahan called Mr. Wheeler and indicated that Graco was prepared to raise its offer to $35 million “all-in”. Mr. Wheeler indicated that a Board meeting was scheduled for October 3, 2007, and he would take Graco’s proposal to the Board and advise Mr. Sheahan of the results.
     At the October 3, 2007 Board meeting, Mr. Wheeler summarized recent developments relating to the Graco proposal, including its increase in its offer to $35 million. Mr. Wheeler noted that the per share price would be dependent on the transaction expenses included in the $35 million offer, as well as the number of actual shares outstanding. He noted that if the Company did spin off the non-GlasCraft assets that he would anticipate many, if not most, option holders would elect to exercise their options to receive the benefit of the spin-off. Depending on these factors, he anticipated that the offer would translate to between $9.00 and $9.50 per share. Mr. Wheeler also noted that Graco had raised at the October 1 meeting, its request for a break-up fee if the deal did not occur, as well as non-competes from various members of management. After discussion and consideration, the Board gave Mr. Wheeler the authority to enter into discussions to negotiate an acceptable agreement that would implement the proposed $35 million sale price. In reaching its preliminary conclusion, the Board estimated transactional costs and debt at closing at approximately 10% of the purchase price. Mr. Wheeler proposed retention bonuses for key GlasCraft executives as well as establishment of a bonus pool designed specifically to recognize the role played by GlasCraft personnel. The Bonus Pool would also incentivize personnel to stay with the Company through closing. The retention bonuses and the bonus pool were included in the estimated transaction costs. The Board approved Mr. Wheeler’s proposals. Following the Board meeting, Mr. Wheeler called Mr. Sheahan and communicated the Board’s positive response to Graco’s $35 million offer.
     During the month of October, the Company responded to the due diligence requests of Graco and provided its materials relating to the Company. The Company staggered its delivery of due diligence materials, with the more competitive and sensitive materials scheduled for delivery later in the process as merger discussions proceeded.
     At a special Board meeting of the Directors held on October 25, 2007, the Board (i) formalized the appointment of Messrs. Cohen, Ozan and Wheeler as a special, negotiating committee, with Mr. Ozan being the chairman and (ii) authorized the engagement of Western Reserve Partners LLC to provide a fairness opinion on the merger consideration and a valuation opinion, to be used for tax purposes, on the non-GlasCraft assets to be spun-off. Mr. Wheeler noted that under the timeline provided by Graco, the initial draft of the Merger Agreement would be forwarded on or about November 1, 2007. Graco had expressed an interest in completing the transaction in early 2008.
     The initial draft of the Merger Agreement was delivered to the Company on Friday, November 2, 2007. A meeting of the special negotiating committee was held on November 6, 2007. At the meeting, the committee determined, after receiving the advice and opinion of its financial and legal advisors, that the initial draft contained numerous issues to be negotiated, but also contained two terms that were unacceptable to the committee members. The first issue was Graco’s insistence that the spun-off entity containing the non-GlasCraft assets indemnify Graco for breaches of representations and warranties relating to GlasCraft. The second issue was the failure of the draft to provide a minimum per share merger consideration. The Board concluded that, as a public company, GlasCraft’s representations and warranties, as a general rule, should not survive the closing and that there should be no indemnity obligations relating to the GlasCraft business. Second, the absence of a minimum per share amount made it impossible for the stockholders of the Company to vote on the proposal and know what they could receive. The Board instructed Mr. Wheeler to advise Graco that unless these issues were resolved satisfactorily to the Company, discussions would cease. Mr. Wheeler spoke to Mr. Sheahan later that afternoon.
     The special negotiating committee met again on November 8, 2007. At such meeting, Mr. Wheeler reported that Graco had removed the provision on indemnification. Mr. Wheeler also noted that Company counsel had prepared, and he had forwarded to Graco, language that addressed the per share merger consideration issue, and that Mr. Graner had given preliminary approval to the revised language. The balance of the meeting was spent reviewing other terms contained in the initial merger draft, particularly as they pertained to the dollar amount of the termination fee, the circumstances under which the termination fee and expenses would be paid, conditions to closing, and requested provisions on the conduct of the business during the period between the signing of the agreement and closing.
     The parties spent the balance of November exchanging drafts of the Merger Agreement and negotiating definitive terms, including, among other items, (a) a termination fee of $1,330,000 if the Company accepted an alternative offer or if the stockholders voted against the Merger Agreement, (b) expenses to be included or excluded from the definition of Assumed Transaction Expenses and Debt, (c) a maximum and minimum per share amount of $9.55 and $9.05, respectively, (d) assets remaining with the Company and GlasCraft and assets that would be transferred or retained by the spun-off entities, and (e) closing conditions and procedures. In addition, Messrs. Cohen, Pawlak and Wheeler, as well as Clarion Capital Corporation, of which Mr. Cohen is a principal, must each enter into a restrictive covenant agreement with a five-year non-competition clause, and further agreed with Graco to vote in favor of the Merger agreement unless the Company’s board terminated the Merger Agreement.
     Periodic meetings of the special committee and the Board were held on November 14, 19, and 21, 2007, at which meetings management gave an update on negotiations, gave updates on the open issues, and received guidance on the special committee’s and Board’s views on negotiation of the open issues.
     On the afternoon of November 29, 2007, the Company Board of Directors met with financial and legal advisors to review the proposed merger. Mr. Wheeler provided an update on the status of discussions. He noted that while certain terms of the agreement and related agreements, including the transition services agreement, the tax matters agreement, and separation agreement were still being negotiated, the material terms of each agreement had been resolved. Legal counsel reviewed with the Board the material terms of the proposed Merger Agreement and the terms of the proposed spin-off. Legal counsel concurred with management’s assessment that the principal terms of each of the agreements had been agreed to and that the open terms should be finalized shortly. Western Reserve, the Company’s financial advisor, gave its financial presentation and orally delivered its opinion as to the fairness of the merger consideration, from a financial point of view, to Cohesant stockholders, subject to the assumptions, qualifications and limitations, set forth in its opinion. In issuing its opinion, Western Reserve assumed the minimum $9.05 per share merger consideration as the merger consideration to be paid to stockholders. Western Reserve also gave a financial presentation and orally delivered its opinion as to the tax valuation of the entity to be spun off. After discussion and consideration of the factors described under “The Merger — Reasons for the Merger” beginning on page 24, the Company’s board unanimously approved the Merger Agreement, the Voting and Support Agreements, the spin-off and the transactions contemplated thereby.
     On the evening of November 29, 2007, the Company released the final due diligence materials to Graco.
     The parties and their counsel spent Friday, November 30th through Sunday, December 2, 2007, negotiating the final terms of the various agreements.
     On December 3, 2007, the parties executed the Merger Agreement and related documents and publicly announced that they had entered into a definitive Merger Agreement.
Reasons for the Merger
     Our Board of Directors reviewed and discussed the Graco proposal with our management and its financial and legal advisor in determining that the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair and in the best interests of our Company and our stockholders. In reaching their conclusion to approve and adopt the Merger Agreement and to seek the approval of the stockholders for the proposals described in this proxy statement/information statement, our Board of Directors considered a number of factors, including the following positive factors that supported the decision to approve and adopt the Merger Agreement:
•	the value of the consideration to be received by the Company’s stockholders in the Merger, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to the stockholders;

•	the belief that the Merger and the related spin-off of CIPAR to the Company’s stockholders is, in the aggregate, more favorable to the Company’s stockholders than any other alternative reasonably available to us and the stockholders, including the alternatives of remaining a stand-alone, independent company as well as the risks of uncertainty associated with these alternatives;

•	the financial presentation (including the assumptions and methodologies underlying the analyses in connection therewith) and the fairness opinion orally given on November 29, 2007 that the minimum Per Share Merger Consideration of $9.05 in cash to be received in the Merger is fair to the stockholders, from a financial point of view;

•	the minimum Per Share Merger Consideration of $9.05 in cash to be received in the Merger represents a premium of approximately 46.0% to the closing price on November 29, 2007, and a premium of 41.8% to the volume weighted average price for the 30 trading days ended November 29, 2007;

•	the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remain a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the Merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company having limited scale and resources;

•	the increased regulation and costs associated with being a public company, including the burdens imposed by the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act, and the fact that those burdens would be eliminated following consummation of the Merger;

•	the financial and other terms of the Merger Agreement, including without limitation the fact that they were the product of arm’s-length negotiations between the parties;

•	the Board of Directors received advice from Western Reserve, as financial advisor, and Porter Wright Morris & Arthur LLP, as legal advisor, each of which has extensive experience in transactions similar to the Merger; and
•	the terms of the Merger Agreement, including without limitation:
•	the limited number and nature of the conditions to Graco and Merger Sub’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions (including, in particular, the absence of any financing condition);

•	the provisions of the Merger Agreement that allow the Board of Directors, under certain limited circumstances if required to comply with its fiduciary duties under applicable law, to change its recommendation that our stockholders vote in favor of the approval and adoption of the Merger Agreement;

•	the provisions of the Merger Agreement that allow the Company, under certain limited circumstances, if required by the Board of Directors to comply with its fiduciary duties under applicable law, to furnish information to and enter into discussions with third parties;

•	the provisions of the Merger Agreement that provide the Board of Directors the ability to terminate the Merger Agreement in order to accept a financially superior proposal (subject to certain conditions contained in the Merger Agreement, including the payment to Graco of a $1,330,000 termination fee);

•	the conclusion of the Board of Directors that the $1,330,000 termination fee due Graco (and the circumstances when such fee is payable), in the event the Merger Agreement is terminated under certain circumstances, were reasonable in light of the benefits of the Merger;

•	the fact that the completion of the Merger requires the approval and adoption of the holders of a majority of our common stock outstanding on the record date; and

•	the availability of appraisal rights to the Company’s stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.
     Our Board of Directors also considered potential risks relating to the transactions contemplated by the Merger Agreement or the failure by us to consummate such transactions, including the following:
•	the risk that the Merger might not be completed in a timely manner or at all;

•	the fact that upon completion of the Merger, with the exception of the business of CIPAR that will have been spun-off to the Company’s stockholders immediately prior to closing of the Merger, the Company will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of GlasCraft’s future earnings or growth and will not benefit from any appreciation in the value of GlasCraft;

•	the fact that gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that the special dividend will be a taxable dividend to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the Merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the interests of our officers and directors in the Merger;

•	the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that the Company pay Graco a $1,330,000 termination fee in order for the Board of Directors to accept a superior proposal;

•	the risk of diverting the Company’s management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger; and

•	the possibility of customer, supplier, management and employee disruption associated with the Merger.
     The discussion of the information and factors considered by our Board of Directors is not exhaustive, but includes all material factors considered by our Board. In view of the wide variety of factors considered by our Board in connection with its evaluation of the transactions contemplated by the Merger Agreement and the complexity of these matters, our Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Our Board evaluated each of the factors described above, asked questions of our management and our legal advisor, and reached the unanimous decision that the transactions contemplated by the Merger Agreement are advisable, fair and in the best interests of our Company and our stockholders. In considering the factors described above, individual members of our Board of Directors may have given different weights to different factors. Our Board of Directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of our Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Concerning Forward-Looking Information” on page 17.
Recommendation of the Company’s Board of Directors
     After careful consideration, our Board of Directors has unanimously:
•	determined that the proposed approval and adoption of the Merger Agreement, and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal, are advisable, fair to and in the best interests of Cohesant and its stockholders;

•	approved and adopted the Merger Agreement; and

•	recommended that Cohesant’s stockholders vote “FOR” the approval and adoption of the Merger Agreement and the proposal to allow our Board of Directors to adjourn the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the proposal.
     In considering the recommendation of Cohesant’s Board of Directors with respect to the approval and adoption of the Merger Agreement, you should be aware that certain directors and executive officers of Cohesant have interests in the Merger that are different from, or are in addition to, the interests of Cohesant stockholders generally. See the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 33.
Opinion of Our Financial Advisor
     Our Board of Directors retained Western Reserve to render an opinion as to the fairness from a financial point of view of the consideration to be received in the merger. Western Reserve was retained by us on the basis of, among other things, its experience and expertise in merger and acquisition transactions and the background and experience of its investment banking professionals in rendering fairness opinions and business valuations.
     As part of its investment banking business, Western Reserve is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements of securities, and valuations for corporate and estate planning purposes. On November 29, 2007, Western Reserve delivered its oral opinion to our Board of Directors, and on December 3, 2007, Western Reserve delivered its written opinion to the board, to the effect that, as of such date, and based upon the assumptions and other matters set forth therein, the consideration to be received in the merger was fair, from a financial point of view, to our stockholders. No restrictions were imposed by us upon Western Reserve as to investigations made or procedures followed by Western Reserve in rendering its fairness opinion.
     Western Reserve’s opinion is directed to our Board of Directors and addresses only the fairness, from a financial point of view, to our stockholders, of the consideration to be received in the Merger. Western Reserve’s opinion is not a recommendation to any stockholder to vote shares in favor of the Merger, nor does it address our underlying business decision to pursue the Merger.
     We urge you to read the full text of the Western Reserve fairness opinion, which is attached hereto as Appendix B in its entirety, for assumptions made and matters considered in and the limits of Western Reserve’s review of the Merger and related matters. Western Reserve has consented to the inclusion of its opinion in this proxy statement/information statement with respect to the fairness of the consideration to be received by the holders of the Company’s common stock in the proposed Merger.
     Although Western Reserve evaluated the financial terms of the Merger, Western Reserve did not recommend the price to be paid in the transaction. The consideration to be received by our stockholders in the Merger was determined by negotiations between Graco and us. Western Reserve did not participate in those negotiations. Western Reserve was not authorized by us to solicit, nor did it solicit, third party indications of interest for the acquisition of all or any part of the Company.
     In rendering its opinion, Western Reserve, among other things, reviewed:
•	the Merger Agreement, including the exhibits and schedules thereto;

•	certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the five-year period ended November 30, 2006 and the Quarterly Reports on Form 10-Q of the Company for the first three quarters of the current fiscal year;

•	certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to Western Reserve by the Company for purposes of its analysis;

•	certain publicly available information with respect to certain other companies that it believes to be comparable to the Company and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that Western Reserve considers relevant to its inquiry.
     Western Reserve also visited our GlasCraft facilities in Indianapolis, Indiana and met with certain officers and employees of the Company to discuss its business and prospects as well as other matters Western Reserve believed relevant to its inquiry.
     In rendering its fairness opinion, Western Reserve assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and assumed and relied upon the accuracy and completeness of representations and warranties of us contained in the Agreement. Western Reserve was not engaged to, and did not independently attempt to, verify any of such information. Western Reserve also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore) provided to it and, with the Board of Directors’ consent, assumed that such projections, reflect the best currently available estimates and judgments of our management. Western Reserve was not engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and expresses no view as to such projections or assumptions. Western Reserve also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Finally, Western Reserve assumed that the minimum Per Share Merger Consideration of $9.05 will be the merger consideration paid to stockholders, which, multiplied by the 3,695,457 shares outstanding at the close (assuming exercise of all outstanding options), yields a total Equity Value of the Company of $33,443,886 (hereafter rounded to $33.4 million). Furthermore, for purposes of calculating per share Equity Values based on the valuation methodologies employed, Western Reserve assumed a cash-free and debt-free balance sheet of GlasCraft at closing such that its calculated Enterprise Values would be equal to Equity Values. As used in Western Reserve’s analyses, the term “Enterprise Value” means the total market value of the common stock outstanding plus the principal amount of total debt, preferred stock and minority interests, less cash and investments. The term “Equity Value” means the total market value of each company’s outstanding common stock (as applied to the comparable public companies) or the calculated Enterprise Value plus total cash and less total debt (as applied to GlasCraft or the spun-off business).
     The following discussion summarizes the financial analyses that Western Reserve performed in order to render its opinion. Western Reserve derived implied prices for our shares of common stock based upon its judgment about what these analyses suggested about our value. In reading this summary, please note that Western Reserve’s opinion was based on its consideration of the collective results of all of these analyses, together with other factors referred to in its opinion letter. Western Reserve did not give any individual analysis greater or lesser weight in rendering its opinion.
     Comparable Public Company Analysis
     Western Reserve compared historical and projected operating and financial performance for the Company to corresponding publicly available information for seven publicly traded companies in the industrial machinery and materials dispensing industries. The companies used in Western Reserve’s comparable public company analysis were:
•	Gardner Denver, Inc.

•	Graco Inc.

•	LS Starrett Co.

•	Nordson Corp.

•	P&F Industries

•	QEP Co. Inc.

•	Thermadyne Holdings Corp.
     Western Reserve selected these companies because, based on publicly available data, it believed that they possessed general business, operating and financial characteristics generally representative of companies in the industry in which we operate. However, you should note that each of the comparable companies is distinguishable from us in certain respects.
     For each of the comparable companies, Western Reserve examined certain publicly available financial data, including revenues; earnings before interest, taxes, depreciation and amortization, or “EBITDA”; earnings before interest and taxes, or “EBIT”; net income for the latest 12-month period (“LTM”); and projected net income for 2007 and 2008 based upon consensus FirstCall estimates. Western Reserve also examined balance sheet items and the recent trading prices of the common stock of each of the comparable companies. Western Reserve then calculated the ratio of each comparable company’s “Enterprise Value” to that company’s net sales, EBITDA and EBIT for the latest twelve months.
     Western Reserve then derived the mean and median multiples of Enterprise Value to LTM revenues, EBITDA and EBIT for the comparable companies. These are set forth in the table below.

	Comparable Company Median	Comparable Company Mean
Enterprise Value to LTM:
Revenues	0.83x	1.22x
EBITDA	6.5x	7.8x
EBIT	8.5x	10.3x
     Western Reserve then applied the mean and median multiples to our estimated 2007 EBITDA in order to determine a range of Enterprise Values for us. This analysis suggested Enterprise Values for us ranging from approximately $23.0 million to $27.9 million, as compared to the $33.4 million Equity Value at the minimum Per Share Merger Consideration implied by the terms of the Merger Agreement. This analysis suggested per share Equity Values for us ranging from $6.22 to $7.54, assuming a cash-free and debt-free balance sheet upon closing, compared to the minimum Per Share Merger Consideration of $9.05 implied by the terms of the Merger Agreement.
     Comparable Transactions Analysis
     Western Reserve reviewed information on three acquisition transactions in the industrial machinery and materials dispensing industries completed since 2005 in order to determine relevant valuation multiples for transactions that it deemed similar to the Merger. Western Reserve selected these transactions because, based on publicly available data, it believed that the acquisition targets possessed general business, operating and financial characteristics generally representative of companies in the industry in which we operate. However, you should note that each of the acquisition targets in the comparable transactions is distinguishable from us in certain respects.
     Western Reserve determined the multiples of Enterprise Value to LTM revenue, EBITDA and EBIT represented by the purchase price paid in the comparable transactions and compared those to the multiples represented by the proposed Merger based on our estimated 2007 revenues, EBITDA and EBIT. The transactions analyzed by Western Reserve that were deemed comparable to the proposed Merger were:
•	Nordson Corp.’s acquisition of Tah Industries (August 2007);

•	Gardner Denver Inc.’s acquisition of Thomas Industries, Inc. (March 2005); and

•	Thomas Equipment, Inc.’s acquisition of Pneutech Ltd. (February 2005).
     Based on the comparable transactions outlined above, Western Reserve calculated a range of multiples of Enterprise Value to EBITDA of 7.1x to 8.2x. Western Reserve applied this range to our estimated 2007 EBITDA, which implied Enterprise Values for the Company ranging from approximately $25.3 million to $29.1 million, as compared to the $33.4 million Equity Value at the minimum Per Share Merger Consideration implied by the terms of the Merger Agreement. This analysis suggested per share Equity Values for us ranging from $6.85 to $7.87, assuming a cash-free and debt-free balance sheet upon closing, compared to the minimum Per Share Merger Consideration of $9.05 implied by the terms of the Merger Agreement.
     Discounted Cash Flow Analysis.
     Western Reserve analyzed various financial projections prepared by the management of the Company for the years 2008 through 2012 and performed a discounted cash flow analysis of the Company based on these projections. A discounted cash flow analysis is a methodology used to derive a valuation of a corporate entity by discounting to the present value of its future expected cash flows. Western Reserve’s discounted cash flow analysis was conducted by estimating our weighted average cost of capital at 14.0%. Western Reserve estimated our weighted average cost of capital by performing analyses consistent with the Capital Asset Pricing Model.
     Western Reserve calculated the present value of free cash flows for each of the 2008 through 2012 years and the present value of the terminal value of the Company (the calculated value of the Company at the end of the projection period). Western Reserve calculated the terminal value in year 2012 by applying an exit multiple of 7.5x to our projected 2012 EBITDA, and using the 14% cost of capital to discount that amount to its present value.
     In addition, Western Reserve conducted a sensitivity analysis as part of its discounted cash flow analysis, using a range of estimated costs of capital (13.0% — 15.0%), and a range of EBITDA exit multiples (7.0x — 8.0x). By adding together the present values of free cash flows for each of 2008 through 2012 and the present value of the terminal value of the Company within the range of this sensitivity analysis, Western Reserve calculated implied Enterprise Values for the Company ranging from approximately $26.9 million to $31.8 million, as compared to the $33.4 million Equity Value at the minimum Per Share Merger Consideration implied by the terms of the Merger Agreement. This analysis suggested per share Equity Values for us ranging from $7.28 to $8.61, assuming a cash-free and debt-free balance sheet upon closing, compared to the minimum Per Share Merger Consideration of $9.05 implied by the terms of the Merger Agreement.
     Leveraged Buyout Analysis.
     Western Reserve performed a leveraged acquisition analysis in order to ascertain the price at which an acquisition of the Company would be attractive to a potential financial buyer. Western Reserve performed the leveraged acquisition analysis using our projections. Western Reserve assumed the following in its analyses:
•	a capital structure comprised of a total credit facility (including senior and subordinated debt) of approximately $14.2 million;

•	an equity investment that would achieve a rate of return ranging from 24.5% to 32.4%; and

•	a range of exit multiples of 7.5x to 8.5x our projected 2012 EBITDA, which range is based around the median EBITDA purchase multiple calculated by Western Reserve’s comparable transactions analysis.
     Based on these assumptions, Western Reserve calculated implied Enterprise Values for the Company ranging from approximately $24.0 million to $26.0 million, as compared to the $33.4 million Equity Value at the minimum Per Share Merger Consideration as implied by the terms of the Merger Agreement. This analysis suggested per share Equity Values for us ranging from $6.49 to $7.04, assuming a cash-free and debt-free balance sheet upon closing, compared to the minimum Per Share Merger Consideration of $9.05 implied by the terms of the Merger Agreement.
     Although the material aspects of Western Reserve’s analyses are described above, this summary does not purport to be a complete description of Western Reserve’s analyses. Preparing a fairness opinion is a complex process not necessarily susceptible to summary description. Western Reserve believes that its analysis must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all of those factors and analyses, could create a misleading view of the process underlying its analyses. Western Reserve considered the results of all of these analyses in rendering its opinion. The analyses were prepared solely for the purpose of providing its opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by our stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold.
     None of the companies used in Western Reserve’s comparable public company analysis is identical to us, and none of the transactions in the comparable transactions analysis is identical to the proposed Merger. That means that an analysis of comparable publicly traded companies and comparable acquisition transactions is not a mathematical exercise. Instead, that analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and transactions to which the Company and the Merger, respectively, are compared. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.
     As described above, Western Reserve’s opinion and presentation to our Board of Directors was one of many factors considered by the Board of Directors in making its determination to approve the Merger. The term “fair from a financial point of view” is a standard phrase contained in investment banking fairness opinions and refers to the fact that Western Reserve’s opinion is addressed solely to the financial attributes of the consideration to be paid in connection with the merger.
     Western Reserve’s opinion is not a recommendation to any stockholder to vote shares in favor of the Merger, nor does it address our underlying business decision to pursue the Merger.

     Valuation of the Spun-Off Business
     In addition to rendering the fairness opinion described above, Western Reserve was retained by our Board of Directors to render an opinion, for federal tax purposes, with respect to the “fair market value” of the various subsidiaries of the Company included in the spin-off. Our management advised Western Reserve that the entities comprising the spun-off business consist of CIPAR and its wholly-owned direct and indirect subsidiaries: CuraFlo Services, Inc., CuraFlo Spincast Services, Inc., CuraFlo of British Columbia Ltd., and CuraFlo Franchising, Inc.; Raven Lining Systems, Inc.; and Cohesant Materials, Inc.
     Western Reserve’s opinion is directed to our Board of Directors and addresses only the fair market value of the spun-off business. Neither the Company nor Western Reserve expresses an opinion as to the price at which the common stock of the spun-off business will trade at any future time.
     We urge you to read the full text of the Western Reserve fair market value opinion, which is attached hereto as Appendix C in its entirety for assumptions made and matters considered in and the limits of Western Reserve’s review of the spun-off business and related matters. Western Reserve has consented to the inclusion of its fair market value opinion in this proxy statement/information statement.
     For purposes of this valuation, the term “fair market value” means the price at which the property in question would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of relevant facts.
     In rendering its valuation opinion, Western Reserve reviewed, among other things, the materials that it reviewed in connection with the rendering of its fairness opinion, together with the following:
•	certain internal information, primarily financial in nature, including projections, concerning the business and operations of the spun-off business furnished to it by us for purposes of its analysis;

•	certain publicly available information with respect to certain other companies that Western Reserve believed to be comparable to the spun-off business and the trading markets for certain of such other companies’ securities; and

•	certain publicly available information concerning the nature and terms of certain other transactions that Western Reserve considered relevant to its inquiry.
     Western Reserve also visited the spun-off business’s facilities in Tulsa, Oklahoma and Beachwood, Ohio and met with certain officers and employees of the Company and the spun-off business to discuss its business and prospects as well as other matters Western Reserve believed relevant to its inquiry.
     Western Reserve’s valuation opinion with respect to the spun-off business is subject to the same qualifications and assumptions to which its fairness opinion is subject. In addition, Western Reserve has relied upon the management of the Company and the spun-off business as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefore) provided to it and, with the Board of Directors’ consent, it has assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and the spun-off business.
     In rendering its opinion, Western Reserve reviewed information concerning the operating metrics and trading multiples of a group of publicly traded companies deemed similar to the spun-off business. Western Reserve also reviewed information concerning valuation metrics for M&A transactions involving acquisition targets which it believed to be comparable to the spun-off business. However, Western Reserve determined that it was inappropriate to rely on its analysis of comparable public companies or comparable transactions in rendering its valuation opinion. Western Reserve concluded that the differences in size, liquidity and profitability between the spun-off business and the comparable companies and the acquisition targets of the comparable transactions that it identified were too significant to make such analyses useful in reaching a conclusion concerning the fair market value of the spun-off business. Western Reserve also considered a leveraged buyout analysis, but concluded that in light of the fact that the spun-off business generates little cash flow and does not have significant assets, this valuation analysis would also be of little utility in reaching a conclusion with respect to the fair market value of the spun-off business.
     In light of the foregoing, and because management’s projections with respect to the spun-off business indicated stable growth and positive cash flow over the next five years, Western Reserve determined that the most suitable approach to determining the fair market value of the spun-off business was a discounted cash flow analysis.

     Accordingly, Western Reserve analyzed various financial projections prepared by management of the spun-off business for the years 2008 through 2012 and performed a discounted cash flow analysis of the spun-off business based on these projections. As discussed above, a discounted cash flow analysis is a methodology used to derive a valuation of a corporate entity by discounting to the present the value of its future expected cash flows. The discounted cash flow analysis was conducted by estimating the spun-off business’s weighted average cost of capital at 20.0%. Western Reserve estimated the spun-off business’s weighted average cost of capital by performing analyses consistent with the Capital Asset Pricing Model.
     Western Reserve calculated the present value of free cash flows for each of the 2008 through 2012 years and the present value of the terminal value of spun-off business. Western Reserve calculated the terminal value in year 2012 by applying an exit multiple of 10.0x to our projected 2012 EBITDA, which was based on the purchase multiples calculated from Western Reserve’s analysis of comparable M&A transactions, and using the 20% cost of capital to discount that amount to its present value. By adding together the present values of free cash flows for each of 2008 through 2012 and the present value of the terminal value of the spun-off business, Western Reserve calculated the enterprise value of the spun-off business to be $6.632 million. Furthermore, for purposes of calculating the Equity Value of the spun-off business, based on the valuation methodology employed, Western Reserve assumed a cash-free and debt-free balance sheet of the spun-off business at closing such that Enterprise Value would be equal to Equity Value.
     In addition, Western Reserve conducted a sensitivity analysis as part of its discounted cash flow analysis. Using a range of estimated costs of capital (18.5% — 21.5%), and a range of EBITDA exit multiples (9.75x — 10.25x), Western Reserve determined the implied Enterprise Value of the spun-off business to range from $6.036 million to $7.284 million. Assuming a cash-free and debt-free balance sheet of the spun-off business at Closing, this would equate to an Equity Value range of $6.036 million to $7.284 million for the spun-off business. In light of the foregoing analysis, Western Reserve concluded that in its opinion, the fair market value of the spun-off business, for federal income tax purposes, was $6.632 million, the midpoint of Western Reserve’s calculated range.
     Although the material aspects of Western Reserve’s analyses are described above, this summary does not purport to be a complete description of Western Reserve’s analyses. Preparing a valuation is a complex process not necessarily susceptible to summary description. Western Reserve believes that its analysis must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all of those factors and analyses, could create a misleading view of the process underlying its analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Western Reserve’s analysis was prepared solely for the purpose of providing its opinion as to the fair market value of the spun-off business for federal income tax purposes only and does not necessarily reflect the prices at which businesses or securities may actually be sold. As previously noted, Neither the Company nor Western Reserve expresses an opinion concerning the price at which the common stock of the spun-off business will trade at any future date.
     Western Reserve did not conduct an appraisal of any of the assets of the spun-off business in connection with rendering its opinion, nor was it provided with any such appraisal.
     Fees Paid to Financial Advisor
     We agreed to pay Western Reserve an aggregate fee of $125,000 for its services in rendering the fairness opinion and the valuation opinion, none of which is contingent upon the closing of the Merger. We have also agreed to reimburse Western Reserve for its out-of-pocket expenses, not to exceed $30,000, and have agreed to indemnify Western Reserve under certain circumstances.
Effects on the Company if the Merger is not Completed
     In the event the Merger Agreement is not approved and adopted by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain an independent public company and its common stock will continue to be listed and traded on NASDAQ. Moreover, the special dividend of one share of CIPAR common stock for each share of Cohesant common stock will not be made. In addition, if the Merger is not completed, we expect that our management will continue to operate the business, and that the Company’s stockholders will continue to be subject to risks and opportunities that are similar to those to which they are currently subject. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, the Company’s Board of Directors will evaluate and review the business operations, properties, and capitalization of the Company, among other things, make such changes as are deemed appropriate, and continue to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. If the Merger Agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $1,330,000. See the section entitled “The Merger Agreement — Effect of Termination and Termination Fee” beginning on page 52.
Interests of the Company’s Directors and Executive Officers in the Merger
     In considering the recommendation of the Company’s Board of Directors with respect to the Merger, you should be aware that the Company’s directors, executive officers and certain employees have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger and approving and adopting the Merger Agreement.
Treatment of Stock Options
     As of February 1, 2008, there were 292,600 shares of our common stock subject to outstanding stock options, which options were granted under our 2005 Long Term Incentive Plan (or its predecessor) to our current executive officers, directors and employees. Each outstanding stock option that remains outstanding at the effective time of the Merger will terminate and thereafter represent the right to receive a cash payment, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to the option as of the effective time of the Merger, multiplied by

•	the excess, if any, of the Per Share Merger Consideration over the exercise price per share of common stock subject to such option.
     No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration, shall be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger. However, the Company anticipates that some of its directors who hold stock options with an exercise price per share greater than the Per Share Merger Consideration may elect to exercise such options so that they may receive the special dividend of one share of CIPAR common stock for each share of Company common stock owned on the record date of the dividend. At the November 29, 2007 Board of Directors meeting at which the Merger was approved, the Board also accelerated all investor stock options to purchase Company common stock as of December 21, 2007.
     The following table shows the number of shares underlying options to purchase our common stock held by our directors and officers as of December 31, 2007.

		Number of Shares	Value of All Options if	Value of All Options if
Name	Grant Price	Underlying Options (1)	Exercised at $9.05	Exercised at $9.55
Michael L. Boeckman	$10.02	15,000	—	—
Morton A. Cohen	$10.02	15,000	—	—
Richard L. Immerman	$10.02	15,000	—	—
Stuart C. McNeill	—	—	—	—
Terrence R. Ozan	$10.02	25,000
Morris H. Wheeler	$8.80	17,500	$4,375	$13,125
Robert W. Pawlak	$7.50	5,200	$8,060	$10,660
	$8.80	11,500	$2,875	$8,625
Total		104,200	$15,310	$32,410

(1)	As noted above, the vesting of each outstanding option to purchase Company common stock has been accelerated so that each such Company stock option is fully vested and exercisable.

Severance Arrangements
     Two of our current executive officers, Morris H. Wheeler and Robert W. Pawlak, have employment agreements with us. In general, these employment agreements contain specific change in control severance payment provisions. If the officer’s employment is terminated under certain circumstances following a change in control (such as the Merger), or if the officer resigns for “good reason” (including any downward adjustment in the officer’s base salary), the officer will be entitled to receive a severance payment set forth in the officer’s employment agreement. Our President and Chief Executive Officer, Morris H. Wheeler, is entitled to a lump sum severance payment equal to 2.99 times “Total Compensation,” which includes salary and bonus, if he is terminated without “Cause” within two years following a change in control. Mr. Wheeler is also entitled to receive continued medical, hospitalization, and dental insurance for 36 months following his termination unless he elects to receive the equivalent of such payments in a lump sum.
     Our Chief Financial Officer and Secretary, Mr. Pawlak, is entitled to a lump-sum severance payment equal to two-years salary and bonus if he is terminated without “Cause” within two years following a change in control, less compensation already received following the change in control, but not to decrease below a minimum payment of one year’s salary and bonus. Mr. Pawlak is also entitled to receive payment for a portion of his medical and life insurance premiums for 18 months following termination. Graco has indicated to us that the services of Messrs. Wheeler and Pawlak will not be required after the effective date of the Merger, with the exception of a possible short transition period. Accordingly, Messrs. Wheeler and Pawlak will be entitled to a maximum of $1,131,000 and $350,000 respectively, as a result of their terminations following the Merger.
     Additionally, certain key personnel of GlasCraft were provided retention bonuses, payable upon the effective date of the Merger, to ensure that the business and operations of GlasCraft continued, without material disruption, during the period from the date the Merger was announced until the effective date. The aggregate amount of such bonuses is $177,000. Finally, the Company has established a “retention bonus pool” of $250,000 payable, in the aggregate, to all other GlasCraft employees who remain with GlasCraft through the effective date of the Merger. The amount of each person’s bonus is dependent on their seniority with the Company, their job description, and current salary.
Indemnification and Insurance
     The Merger Agreement provides that for a period of six years after the effective time of the Merger, the indemnification and exculpation provisions in Merger Sub’s certificate of incorporation and bylaws will continue in full force and effect. Consequently, the Company, and after the effective time of the Merger, the surviving corporation, will indemnify and hold harmless each person who is (as of the execution of the Merger Agreement) or has been at any time prior to the execution of the Merger Agreement, or who becomes prior to the effective time of the Merger, a director, officer or employee of the Company or any of its subsidiaries or who acts as a fiduciary or agent of the Company or its subsidiaries against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, amounts paid in settlement or judgments incurred in connection with any claim arising out of or pertaining to the fact that he or she is or was an officer, employee, fiduciary or agent of the Company or any of our subsidiaries (or was serving at the request of the Company or any subsidiary in such position of another entity or a joint venture, trust or other enterprise) or any actions arising out of or pertaining to the negotiation, execution or performance of the Merger Agreement or any of the transactions or agreements contemplated by or delivered in connection therewith. The foregoing indemnification obligations are subject to the obligations of CIPAR under the Separation Agreement.
     In addition, the Merger Agreement provides that prior to the effective time of the Merger, the Company will obtain and fully pay for an endorsement to our existing directors’ and officers’ liability insurance policy providing “tail” coverage with a period of six years from the effective time of the Merger.
Compensation to Non-employee Directors serving on the Special Negotiating Committee
     Terrence Ozan and Morton A Cohen, each of whom is a non-employee director, currently receive $750 and reimbursement for expenses for each meeting of the Special Negotiating Committee attended. Additionally, Mr. Ozan receives an additional $5,000 for services performed as Chairman of the Committee. The foregoing amounts are at the same level as payments made to directors who serve on the Audit and Compensation Committees.
Voting and Support Agreements
     In connection with the Merger Agreement, Morton A. Cohen, our Chairman, his affiliate Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer, who, in

the aggregate, own approximately 45% of our common stock, have each entered into a Voting and Support Agreement under which they have each agreed to vote FOR the adoption of the Merger Agreement. A form of the Voting and Support Agreement is attached hereto as Appendix D.
Material United States Federal Income Tax Consequences
     The following is a general discussion of the material U.S. federal income tax consequences of the Merger and special dividend. We base this discussion on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations promulgated thereunder, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, and subject to differing interpretations.
     For purposes of this discussion, we use the term “U.S. holder” to mean:
•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
     This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).
     This discussion does not address all aspects of U.S. federal income tax law that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including but not limited to, stockholders who are not “United States persons” as defined in Code Section 7701(a)(30), insurance companies, dealers in securities or foreign currency, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, personal holding companies, financial institutions, banks, thrifts, mutual funds, common trusts, entities treated as partnerships for U.S. federal income tax purposes and other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, foreign persons and certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, corporations subject to anti-inversion rules, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders of options or other derivative securities, or stockholders who acquired our shares of common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations of the Merger or special dividend under state, local, or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. This discussion does not address any alternative minimum tax consequences of the Merger or special dividend.
     If a holder of our common stock is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership, and such partner should consult its own tax advisor.
     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger or special dividend, and there is no guarantee that the analysis provided herein would be sustained by a court of competent jurisdiction if contested by the Internal Revenue Service. In addition, this discussion does not address U.S. federal income tax law with respect to non-U.S. holders. Accordingly, each holder of Cohesant common stock should consult its tax advisor with respect to the particular tax consequences of the Merger and the special dividend to such holder.

Merger
     The receipt of cash in the Merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received in exchange for such common stock pursuant to the Merger; and

•	the U.S. holder’s adjusted tax basis in such common stock.
     Note that your adjusted tax basis in your Cohesant shares could be reduced because of a tax-free return of tax basis referenced below describing the special dividend.
     If the holding period in our common stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. If an individual stockholder’s holding period in our common stock surrendered in the Merger is one year or less as of the effective time of the Merger, any gain will be subject to U.S. federal income tax at the same rate as for ordinary income. The deductibility of a capital loss recognized in the Merger will be subject to limitations under the Code. Generally, for corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not deductible. Corporations generally may carry back capital losses up to three taxable years and carry forward capital losses up to five taxable years.
     Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the Merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct tax identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under applicable withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Special Dividend
     Each holder that receives CIPAR common stock from Cohesant will be treated as receiving a taxable distribution of property for U.S. federal income tax purposes equal to the fair market value of the CIPAR common stock on the date of distribution. In general, for U.S. federal income tax purposes:
•	the special dividend should be treated as dividend income to the extent of Cohesant’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles); and

•	to the extent, if any, that the amount of the special dividend exceeds Cohesant’s current and accumulated earnings and profits, the excess should be treated as a tax-free return of the stockholder’s tax basis in its shares of Cohesant common stock until such basis is reduced to zero; and thereafter should be treated as gain from the sale of such stock.
     If the special dividend exceeds Cohesant’s current or accumulated earnings and profits, the special dividend will reduce the stockholder’s tax basis in its Cohesant common stock for purposes of computing the stockholder’s gain or loss from the receipt of cash pursuant to the Merger.
     For individual U.S. holders, dividends that are “qualifying dividends” are generally subject to federal income taxation at lower capital gain rates. For the special dividend to be a qualifying dividend to you, you must hold our stock at least 60 days immediately prior to the ex-dividend date and on the ex-dividend date, which we anticipate will be the day immediately preceding the closing of the Merger. Non-qualifying dividends received by individual U.S. holders generally will be subject to federal income taxation at ordinary income rates.
     The basis of the CIPAR common stock received as a special dividend will be equal to the fair market value of such stock on the distribution date, and the stockholder’s holding period with respect to such stock will begin on the day following the distribution.
     Corporate holders may be entitled to a dividend-received deduction with respect to the distribution for U.S. federal income tax purposes, subject to numerous limitations and requirements. Corporate holders should be aware that under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in Section 1059 of the Code) is required to (i) reduce its tax basis (but not below zero) by the portion of such dividend that is not taxed because of the dividend received deduction and (ii) treat the non-taxed portion of such dividend as gain from the sale or exchange of Cohesant common stock for the taxable year in which the dividend is received (to the extent the non-taxed portion of such dividend exceeds such holder’s tax basis). Under Section 1059 of the Code, a dividend paid on common stock is generally deemed to be “extraordinary” if the amount of such dividend equals or exceeds ten percent of the holder’s adjusted basis in such share of stock.
     Non-corporate holders who receive “extraordinary dividends” would be required to treat any losses from the sale of Cohesant common stock as long-term capital losses to the extent such dividends are “qualifying dividends” that qualify for taxation at capital gains rates. Holders should consult their tax advisors with respect to the potential application of the extraordinary dividend rules to the distribution of CIPAR common stock.
     Although Cohesant intends to use the value of CIPAR common stock determined by Western Reserve to report the tax consequences of the special dividend, the Internal Revenue Service is not bound by such valuation, and no assurances exist that the Internal Revenue Service will concur with the determination of Western Reserve regarding the value of CIPAR common stock or other matters discussed herein. Specifically, it is possible that the Internal Revenue Service may assert that a higher fair market value existed for the CIPAR common stock on the date of distribution.
     If the Internal Revenue Service were to successfully assert that a higher value should be placed on the CIPAR common stock, the taxation of the distribution of CIPAR common stock to the Cohesant stockholders would be based on such higher value. In such event, the amount of taxes that are owned by the stockholder with respect to the special dividend of CIPAR common stock would increase, possibly significantly.
     Following the spin-off and Merger, information with respect to the fair market value of the special dividend on a per share basis, as well as information regarding that portion of the special dividend that is treated as a taxable dividend, will be made available to the holders of Cohesant common stock.
     All stockholders, including U.S. holders and non-U.S. holders, are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local, or foreign income and other tax laws, of (i) the receipt of cash in exchange for our common stock pursuant to the Merger and (ii) the receipt of the special dividend.
Tax Consequences to the Company
          Cohesant will not recognize any gain or loss as a result of the Merger. In addition, Cohesant does not expect to recognize any gain or loss as a result of the distribution of CIPAR common stock to the holders of Cohesant common stock. In general, a corporation that distributes property to its stockholders recognizes gain (but not loss) to the extent the property’s fair market value at the time of the distribution exceeds the corporation’s tax basis in the property. Cohesant believes that its tax basis in its CIPAR common stock will exceed the fair market value of such stock, as determined by Western Reserve, at the time of the special dividend. Thus, Cohesant believes that there will be no taxable gain recognized as a result of the special dividend.
          As discussed above, the Internal Revenue Service is not bound by the valuation of CIPAR common stock determined by Western Reserve and no assurances exist that the Internal Revenue Service will concur with Western Reserve’s determination of the fair market value of CIPAR common stock. If the Internal Revenue Service were to successfully assert that a higher value should be placed on the CIPAR common stock and such value was in excess of Cohesant’s tax basis in such stock, Cohesant would recognize taxable gain in an amount equal to the difference between such higher value and Cohesant’s tax basis in its CIPAR common stock. Under the Tax Matters Agreement, CIPAR would be required to indemnify Cohesant for any taxes arising from the distribution of CIPAR common stock to the Cohesant stockholders. See RELATIONSHIP BETWEEN COHESANT AND CIPAR—Tax Matters Agreement beginning on page 62.

Regulatory Approvals
     Except for the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.
Accounting Treatment
     We expect that the Merger will be accounted for by Graco using the purchase method of accounting, in accordance with generally accepted accounting principles.
Delisting and Deregistration of Cohesant Common Stock after the Merger
     When the Merger is completed, Cohesant common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act.
Appraisal Rights
     Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the Merger Agreement, if they continuously hold their Company common stock from the date they make a demand for appraisal through the effective time of the Merger, and if they comply with the Delaware law procedures applicable to such appraisal. This amount could be more, the same or less than the value that our stockholders are entitled to receive under the terms of the Merger Agreement. See the section entitled “Dissenters’ Rights of Appraisal” beginning on page 57.
AGREEMENTS RELATED TO THE MERGER
I. The Merger Agreement
     The following is a summary description of the material terms of the Merger Agreement, not summarized elsewhere herein. Certain capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/information statement as Appendix A and is incorporated herein by reference. Stockholders are advised to read such document in its entirety prior to voting in person or by proxy on the proposals.
     The description of the Merger Agreement in this proxy statement/information statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company, Company Sub, CIPAR, Graco and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract, including qualifications set forth on the Company’, CIPAR’s, and Company Sub’s disclosure schedule to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Effective Time
     Following the satisfaction or waiver of the conditions to completion of the Merger contained in the Merger Agreement, the effective time of the Merger will occur at the time we file a certificate of merger with the Secretary of State of Delaware (or such later time as provided in the certificate of merger).

Structure
     At the effective time of the Merger, Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the Merger and will continue to exist after the Merger as a direct, wholly-owned subsidiary of Graco. GlasCraft will continue to exist as an indirect, wholly-owned subsidiary of Graco. All of the Company’s and Merger Sub’s properties, rights, privileges, powers, franchises, and all of their debts, liabilities, obligations, restrictions, disabilities and duties, will become those of the surviving corporation.
Treatment of Stock and Options
Company Common Stock
     At the effective time of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and will cease to exist and will be converted into the right to receive the Per Share Merger Consideration in cash, without interest. The minimum Per Share Merger Consideration is $9.05 and the maximum is $9.55. The exact value of the Per Share Merger Consideration will be primarily dependent on the dollar amount of the transactional expenses and borrowed indebtedness retained by the Company following its acquisition by Graco. Such indebtedness retained by the Company is defined in the Merger Agreement as “Assumed Transaction Expenses and Debt” and includes, among other things, the following expenses not paid before the effective time (to the extent not satisfied or paid on or before the effective time of the Merger and for which the Company, GlasCraft, Graco or the surviving corporation is liable following the effective time of the Merger):
•	all costs and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) incurred by the Company, GlasCraft and the Spun-Off Entities (as defined in the Merger Agreement) relating to the spin-off;

•	all costs and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) incurred by the Company, GlasCraft of the Spun-Off Entities in connection with the preparation, negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including, but not limited to:
•	certain bonuses;

•	the employer portion of all employment tax, including FICA, Medicare and any other taxes due with respect to certain Company stock options and bonuses;

•	any payments made to, or associated with, the termination of any employees of the Company or its subsidiaries at or prior to the closing;

•	the broker, fairness and other fees payable to Western Reserve Partners, LLC;

•	all costs, expenses and premiums associated with the purchase of the “tail” endorsement to our director and officer insurance policy; and

•	the amount of any lost tax benefit to the extent resulting from the inability to deduct any “excess parachute payment” under Section 280G of the Code; and
•	all Company Debt (as defined in the Merger Agreement).
     The following shares of our common stock will not be converted into the right to receive the Per Share Merger Consideration:
•	shares of Company common stock owned by Graco or Merger Sub, if any, which shares will be canceled without conversion or consideration; and

•	shares of Company common stock held by a stockholder who properly demands statutory appraisal rights.
     After the effective time of the Merger, each outstanding stock certificate representing shares of our common stock converted in the Merger will represent only the right to receive the Per Share Merger Consideration without interest. The

Per Share Merger Consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.
Company Stock Options
     The Company’s Board of Directors has taken the action necessary to accelerate the vesting of each outstanding Company stock option so that each such Company stock option is fully vested and exercisable. All outstanding Company stock options will terminate as of the effective time of the Merger, and will represent the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of:
•	the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by

•	the excess, if any, of the Per Share Merger Consideration over the exercise price per share of common stock subject to such option.
     No holder of an outstanding Company stock option that has an exercise price per share that is equal to or greater than the Per Share Merger Consideration will be entitled to any payment with respect to the terminated stock option before or after the effective time of the Merger.
Exchange and Payment Procedures
     Prior to the effective time of the Merger, Merger Sub will deposit in trust with a paying agent an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock. Promptly after the effective time of the Merger, the paying agent will mail a letter of transmittal and instructions to each of our registered stockholders (each stockholder that holds stock in its own name as of the effective time of the Merger). The letter of transmittal and instructions will tell such stockholders how to surrender their common stock certificates in exchange for the merger consideration. If your shares are held in “street name” by your broker, you will not receive a letter of transmittal and will automatically receive the merger consideration in exchange for your shares of stock through your broker, unless you have properly demanded and perfected your statutory appraisal rights.
     You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.
     Registered stockholders will not be entitled to receive the merger consideration until they surrender their stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form of transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.
     No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authority, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
     At the effective time of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the Merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.
     None of the paying agent, Graco, or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of our common stock for one year after the effective time of the Merger, will be delivered, upon demand, to the surviving corporation. Stockholders who have not received the merger consideration prior to delivery of such funds to the surviving corporation may look only to the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Graco free and clear of any claims or interest of any person previously entitled to the merger consideration.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the surviving corporation, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.
     Payment of any amounts in respect of unexercised Company stock options as of the effective time of the Merger shall not be made through the paying agent and procedures described above. Rather, payment of such amounts shall be made through Cohesant’s payroll agent.
Representations and Warranties
     The Merger Agreement contains customary representations and warranties made by the Company and Company Sub. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by us to Graco in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between us and Graco rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company and Company Sub. In addition, certain representations and warranties are qualified by the likelihood of a “Material Adverse Effect” as defined below.
     In the Merger Agreement, we have made representations and warranties with respect to, among other things:
•	incorporation, standing and power;

•	capitalization;

•	subsidiaries of Cohesant;

•	financial statements;

•	Cohesant’s reports and filings with the SEC;

•	authority to execute and deliver the Merger Agreement and consummate the Merger;

•	enforceability and binding effect of the Merger Agreement;

•	absence of any breach or conflict with material agreements, governmental authorizations, applicable law, or charter documents;

•	insurance;

•	tangible assets;

•	real estate;

•	litigation;

•	taxes;

•	compliance with charter provisions, laws and regulations, including environmental regulations;

•	employees;

•	brokers and finders;

•	contracts;

•	performance of obligations;

•	absence of certain material changes or events;

•	licenses and permits;

•	undisclosed liabilities;

•	employee benefit plans;

•	corporate records;

•	accounting records;

•	vote required;

•	disclosure documents and applications;

•	intellectual property;

•	state takeover laws;

•	receipt of a fairness opinion;

•	customers, suppliers and inventory; and

•	the absence of certain affiliate transactions.
     As used in the Merger Agreement, “Material Adverse Effect” means an event, change, effect, development, condition or occurrence (1) that is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, properties, assets, liabilities, or results of operations of the Company or the surviving corporation, taken as a whole, or (2) that materially impairs or materially delays the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (1) of this definition, in determining whether there is a Material Adverse Effect, there shall be excluded effects to the extent arising or resulting from:
•	any change in GAAP or regulatory accounting requirements applicable to the Company generally;

•	any general social, political, economic, environmental or natural condition, change, effect, event or occurrence, including changes in prevailing interest rates, currency exchange rates or general economic or market conditions, the effects of which on the Company or the surviving corporation are not materially disproportionate, compared with other companies operating in the same industry segments in which the Company operates;

•	any action or omission by the Company taken at the written request or with the prior written consent of Graco or Merger Sub; and

•	the undertaking and performance of the obligations contemplated by the Merger Agreement and the Separation Agreement or consummation of the transactions contemplated by Merger Agreement and the Separation Agreement, including the public announcement of the transactions contemplated by the Merger Agreement, with certain exceptions.

     In the Merger Agreement, Graco has also made representations and warranties, customary for a transaction such as the Merger, with respect to, among other things:
•	incorporation, standing and power;

•	authority to execute and deliver the Merger Agreement and consummate the Merger;

•	enforceability and binding effect of the Merger Agreement;

•	required consents, approvals and filings;

•	absence of any breach or conflict with material agreements, governmental authorizations, applicable law, or charter documents;

•	Graco’s formation and ownership of Merger Sub and Merger Sub’s conduct;

•	accuracy of information provided for this proxy statement/information statement; and

•	sufficient financing to pay the merger consideration to Cohesant’s stockholders and to consummate the Merger.
Conduct of Our Business Pending the Closing
     In the Merger Agreement, we and Company Sub have covenanted and agreed that, at all times up to and including the closing date, unless Graco otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, or as otherwise required or contemplated by the Merger Agreement, we and Company Sub will (and to the extent a failure by any entity that will be spun-off would adversely affect the Company or Company Sub or the transactions contemplated by the Merger Agreement, the Company and CIPAR shall cause the spun-off entities to) do the following: subsidiaries:
•	conduct Company Sub’s business (the “Business”) only in the ordinary course of business, consistent with past practice;

•	use reasonable commercial efforts to preserve intact the present business organizations (other than by virtue of the restructuring and spin off) and to maintain and preserve our and Company Sub’s relationships and goodwill with customers, employees and others having business relationships with the Business;

•	use commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Company and Company Sub and to timely pay all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of Company or Company Sub’s registered intellectual property with respect to the Business;

•	use commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which we own or lease and on our and Company Sub’s business operations;

•	perform the Company’s and Company Sub’s material contractual obligations and not become in material default on any such obligations;

•	pay all accounts payable and trade payable consistent with past practice and, in any event, as the same are due and payable, and maintain inventory consistent with past practice;

•	duly observe and conform in all material respects to all lawful requirements applicable to the Company and Company Sub’s business;

•	maintain our and Company Sub’s assets and properties in good condition and repair, normal wear and tear excepted;

•	file all tax returns and all extensions, where applicable, that are required to be filed with any tax authority in accordance with all applicable laws, timely pay all taxes due and payable and ensure that the tax returns will, as of the time of filing, be based on tax positions that have substantial support under all applicable laws; and

•	promptly notify Graco regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities or attributes of Company or Company Sub, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Company or Company Sub.
     We and Company Sub have agreed, among other things, that we and Company Sub will not (and to the extent an action by any entity that will be spun-off would adversely affect the Company or Company Sub or the transactions contemplated by the Merger Agreement, Company and CIPAR shall cause the spun-off entities not to), except as otherwise contemplated by the Merger Agreement or unless Graco gives its prior written consent,
•	issue, sell, encumber or grant:
•	any Company stock or Company Sub stock (except pursuant to the exercise of Company stock options outstanding as of the date of the Merger Agreement),

•	any other securities (including long-term debt) of Company or Company Sub, or any rights, stock appreciation rights, options or securities to acquire any Company stock or Company Sub stock, or

•	enter into any agreements to take any of the foregoing actions;
•	declare, set aside or pay any dividend (except for the semi-annual cash dividend declared prior to the date of the Merger Agreement) or make any other distribution upon any of the capital stock of Company or Company Sub;

•	split, combine or reclassify any shares of capital stock or other securities of Company or Company Sub;

•	purchase, redeem or otherwise acquire any capital stock or other securities of Company or Company Sub or any rights, options, or securities to acquire any capital stock or other securities of Company or Company Sub (other than the issuance of Company stock upon the exercise of Company stock options that are outstanding as of the date of this Merger Agreement in accordance with their present terms and except as expressly provided in the Merger Agreement);

•	except as may be required to effect the transactions contemplated in the Merger Agreement, amend our Certificate of Incorporation or Bylaws;

•	grant to any employee or employees of the Business any general or uniform increase in the rate of pay or employee benefits other than in the ordinary course of business consistent with past practice;

•	except as required by law or by the terms of any employee plan or benefit arrangements in effect on the date hereof and disclosed by the Company, grant to any employee of the Business any increase in salary, incentive compensation or employee benefits or pay any bonus to any such Person or voluntarily accelerate the vesting of any employee benefits, other than:
•	payments of bonuses consistent with past practice pursuant to plans in effect on the date hereof and disclosed by the Company, and

•	increases in salary consistent with past practice to persons eligible for such salary increases on the regularly scheduled review dates of their employment (provided that the percentage increase in salaries for all such persons shall not exceed 3.5% on average from the salaries in effect on the date of the Merger Agreement);

•	make any capital expenditure or commitments in excess of $25,000 individually or $100,000 in the aggregate, except for capital expenditures described in the capital expenditure budget as disclosed by the Company;

•	materially increase the level of shipments to the distributors of the Business except in the ordinary course of business and consistent with the organic growth of the Business;

•	compromise or otherwise settle or adjust any assertion or claim of a deficiency in respect of taxes (or related interest or penalties), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or amend any federal, foreign, state or local tax return, or make any tax election;

•	change or make any tax elections or tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a governmental entity;

•	except as may be required as a result of a change in law or GAAP, change in any material respect any accounting, financial reporting, or inventory principle, practice, method or policy used by Company;

•	grant any extension of credit or amend the terms of any such credit outstanding on the date of the Merger Agreement to any executive officer, director or beneficial owner of 5% or more of the outstanding Company stock, or any Affiliate or associate (as defined in Rule 12b-2 promulgated under the Exchange Act) of such person;

•	close or relocate any principal offices at which the Business is conducted or open any new principal offices;

•	adopt or enter into any new employment agreement with any executive-level employee of the Business or adopt or enter into any new employee benefit plan or arrangement or amend, modify or terminate any employment agreement for an employee of the Business or employee benefit plan or arrangement except as required by law;

•	grant any person a power of attorney or similar authority;

•	make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other entity, except for federal funds, obligations of the United States Treasury or an agency of the United States Government, the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, in any case, in the ordinary course of business consistent with past practices;

•	acquire on behalf of Company Sub or at the Company level (whether by merger, consolidation, acquisition of securities or assets, or otherwise) any entity or other business organization or division;

•	create any subsidiary other than a subsidiary of CIPAR or of its subsidiaries, in connection with the restructuring and spin-off;

•	terminate, amend or modify, or waive or assign any material rights or claims under, certain contracts or enter into any agreement or contract that would be required to be disclosed under the Merger Agreement; provided, that Company may renew an existing contract in the ordinary course of business on terms permitting Company to terminate upon no more than 60 days’ notice without any liability, penalty or premium and otherwise on substantially equivalent terms;

•	sell, transfer, mortgage, encumber, lease or otherwise dispose of any assets or release or waive any claim, except (i) assets and claims having an aggregate value not exceeding $100,000 and (ii) sale of inventory in the ordinary course of business and consistent with past practices; provided, however, that this restriction shall not apply to the business of the spun-off entity, but only to the extent that, by virtue of engaging in any of the foregoing conduct, the actions of the spun-off entity would not in any manner impact the Company or Company Sub;

•	take any action which would or could reasonably be expected to:

•	adversely affect the ability of Graco, Company or Company Sub to obtain any necessary approval of any governmental entity required for the transactions contemplated by the Merger Agreement;

•	adversely affect Company’s or Company Sub’s ability to perform its covenants and agreements under the Merger Agreement; or

•	result in any of the conditions to the performance of Graco’s, Company’s or Company Sub’s obligations under the Merger Agreement not being satisfied;
•	settle, on behalf of the Company or Company Sub, any claim, action or proceeding involving any liability for monetary damages in excess of $25,000 or enter into any settlement agreement containing material obligations;

•	incur or modify in any respect the terms of any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other party, except for short-term borrowings made in the ordinary course at prevailing market rates and terms consistent with prior practice;

•	enter into any hedging, swap or off-balance sheet transaction for its own account, or enter into any arrangement having the economic effect of any of the foregoing;

•	enter into any new line of business;

•	engage in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice; or

•	agree or make any commitment to take any actions prohibited by the Merger Agreement.
No Solicitation of Transactions
     The Merger Agreement provides that we will not, and will not permit or cause any of our subsidiaries or any of our officers, directors or representatives or those of our subsidiaries to, and shall direct our subsidiaries and our subsidiaries’ representatives not to, directly or indirectly:
•	initiate, or solicit or knowingly facilitate or encourage (including by way of providing information) the making, submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) by a third party or engage in any discussions or negotiations or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate or knowingly encourage any such inquiries, proposals, discussions or negotiations; or

•	approve, endorse or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any agreement relating to an Acquisition Proposal or enter into any agreement requiring the Company to fail to consummate the transactions contemplated by the Merger Agreement or breach its obligations.
     However, the Merger Agreement also provides that if at any time following the date of the Merger Agreement and prior to obtaining the required stockholder vote for approval of the Merger:
•	the Company has received a written Acquisition Proposal from a third party that the Board of Directors of the Company believes in good faith to be bona fide;

•	such Acquisition Proposal did not occur as a result of a breach of the Merger Agreement;

•	the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or may reasonably be expected to result in a Superior Proposal (as defined below); and

•	after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that the failure to take such actions or any of the actions described in the following clauses would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, then the Company may:

•	furnish information (including non-public information) with respect to the Company and Company Sub to the party making such Acquisition Proposal; and

•	participate in discussions or negotiations with the party making such Acquisition Proposal regarding such Acquisition Proposal.
     However, if the Company chooses to furnish information to, and participate in discussions or negotiations with, a third party in connection with an Acquisition Proposal, the Company:
•	must comply with all of the terms and conditions of the confidentiality agreement entered in connection with the Merger Agreement;

•	must give Graco written notice of the existence of the party and of the Company’s intention to furnish information to, or enter into discussions with, the party at least one business day prior to furnishing any such information or entering into discussions;

•	will not, and will not allow its subsidiaries or representatives to disclose any non-public information to such party without first entering or having entered into an acceptable confidentiality agreement; and

•	must contemporaneously with making available any such information to such party, provide to Graco any information concerning the Company or Company Sub provided to such other party which was not previously provided to or made available to Graco.
     The term “Acquisition Proposal” is defined in the Merger Agreement and means any inquiry, offer or proposal made by a person or group at any time relating to any direct or indirect acquisition of (i) more than 25% of the assets of Company Sub, (ii) beneficial ownership of more than 25% of the outstanding equity securities of the Company or Company Sub, (iii) a tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 25% of any class of outstanding equity securities of the Company, or (iv) any merger, consolidation or other business combination, recapitalization, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Graco merger, and the restructuring and the spin-off of CIPAR under the Separation Agreement.
     The term “Superior Proposal” is defined in the Merger Agreement and means any bona fide Acquisition Proposal (with all percentage included in the definition of “Acquisition Proposal” increased to 60% for purposes of this definition) that:
•	is on terms that the Board of Directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view than the Merger Agreement and the spin-off of CIPAR, taken as a whole, after giving effect to any modifications (if any) proposed to be made to the Merger Agreement or any other offer by Graco after Graco’s receipt of notice of the Superior Proposal; and

•	the Board of Directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor) is reasonably likely to be consummated (if accepted).
Access to Information
     From the date of the Merger Agreement until the effective time of the Merger, we will (and we will cause Company Sub to) provide to Graco and its representatives access, during normal business hours and upon reasonable notice by Graco, to our officers, employees, agents, properties, offices and other facilities and those of Company Sub and to our and its respective books and records; and we will furnish promptly to Graco such information concerning our and Company Sub’s business, properties, contracts, assets, liabilities, personnel and other aspects as Graco or its representatives may reasonably request.
     Each party to the Merger Agreement has agreed to (and to cause its affiliates and representatives to) comply with the confidentiality agreement between us and Graco as if a party to that agreement and to hold in strict confidence all nonpublic documents and information furnished or made available by one party to the other(s) and their respective affiliates and representatives.

Special Meeting
     Under the Merger Agreement, the Company has agreed:
•	to take action necessary in accordance with applicable law and its certificate of incorporation and bylaws to duly call, give notice of, and convene and hold a meeting of its stockholders to consider and vote upon the Merger Agreement and related transactions. Except in the event the Company changes its recommendation to its stockholders to approve the Merger Agreement, the Board of Directors of the Company will take all reasonable lawful action to solicit stockholder votes in favor of the Merger Agreement; and

•	to prepare and file with the SEC this proxy statement/information statement in preliminary form and to respond to any comments received from the SEC on those documents, and to provide any information requested by Graco for the preparation of any applications necessary to consummate the transactions contemplated by the Merger Agreement.
Employee Matters
     Graco has agreed to cause the surviving corporation to assume and perform all of the obligations of the Company under the terms of certain executive employment agreements and to pay certain employees within three business days of the effective time of the Merger the change of control payments due under their executive employment agreements to the extent not paid prior to the effective time of the Merger. Graco has also agreed, at the option of the applicable employees to continue the employee benefits payable under applicable employment agreements for the term specified in the agreements.
     Graco and the surviving corporation are entitled to deduct, withhold and transmit to the proper tax authorities from the consideration otherwise payable to any such employee such amounts as are required to be withheld under the internal revenue code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld and transmitted, such withheld and transmitted amounts shall be treated as having been paid to the employees in respect of which such deduction and withholding was made. In the event Section 409A(a)(1)(B) of the Internal Revenue Code requires a deferral of any payment to an employee who is a “key employee” as that term is defined in Section 409A, such payment shall be accumulated and paid in a single lump sum on the earliest date permitted by Section 409A.
     Notwithstanding the surviving corporation’s assumption of certain executive employment agreements, the non-competition provisions of such agreements will be void and of no effect and the applicable executives will be bound solely by the provisions in the restrictive covenant agreements.
     Company and Company Sub will cease to have any rights or obligations as participating employers, fiduciaries or any other capacity with respect to certain employee plans and benefit arrangements. All active employees and all employees on an approved leave of absence with a right of rehire by contract or statute of Company and Company Sub (the “Acquired Employees”), and their respective dependants, must terminate participation in each such employee plans or benefit arrangements as to any benefits that may otherwise accrue after the effective time of the Merger, but will remain as participants in such employee plans to the extent all such benefits that accrued prior to the effective time of the Merger have been paid and provided in full.
     CIPAR will retain and be solely responsible for:
•	certain liabilities related to its employee plans and benefit arrangements;

•	coverage and any benefits related thereto for each and any COBRA beneficiaries and certain other beneficiaries;

•	medical, dental and vision plan claims incurred but not paid as of the effective time of the Merger; and

•	any expense related to the full vesting of participant accounts.
     From and after the effective time of the Merger, Company and Company Sub will be solely responsible for:
•	any contributions due from the active employees of Company and Company Sub (who continue in the employ of the surviving corporation or Company Sub following the Merger) at the effective time of the Merger out of the payroll period in which the effective time of the Merger occurs;

•	amounts accrued on Company’s and Company Sub’s financial statements for unpaid wages representing vacation, sick leave or other personal time off; and

•	amounts withheld from payroll of active employees of Company and Company Sub at the effective time of the Merger representing credits under Company’s and Company Sub’s flexible benefit plan for amounts withheld from employee wages but not paid for benefits, less amounts paid for benefits under the flexible benefit plans in excess of amounts withheld from employee wages.
     With respect to Cohesant’s qualified Employee 401(k) Profit Sharing Plan, the account of each Acquired Employee will be fully (100%) vested as of the effective time of the Merger. Each Acquired Employee will be treated as incurring a severance from employment, and may elect distribution upon severance from employment in accordance with plan provisions. Each Acquired Employee may, subsequent to severance from employment, elect a direct rollover of any participant loan outstanding that has not defaulted, provided that the election must be timely made and the rollover must be timely completed prior to default, and provided further that the rollover is otherwise in accordance with the terms of the plan and federal law.
     Each Acquired Employee will be eligible for and will become a participant in each employee retirement and welfare benefit plan and benefit arrangement sponsored by Graco to its similarly situated active employees (the “Graco Benefit Plans and Arrangements”), subject to the respective terms and conditions of each such plan or arrangement. Graco will cause each time off benefit and length of service award to provide each such Acquired Employee and their dependents with credit for service with Company and Company Sub prior to the effective time of the Merger. Graco is not required to continue to offer any Parent Benefit Plan and Arrangement after the effective time of the Merger; however, Graco must maintain a group health plan that allows for immediate participation by Acquired Employees, subject to certain limitations.
Restructuring and Spin-Off
     Prior to the closing of the Merger, the Company will:
•	effect a restructuring of its current subsidiaries such that immediately following such restructuring, the following direct or indirect subsidiaries of the Company will be direct subsidiaries of the Company’s wholly-owned subsidiary, CIPAR: CuraFlo Services, Inc., a Delaware corporation, CuraFlo Spincast Services, Inc., a Delaware corporation, CuraFlo Franchising, Inc., a Delaware corporation, and CuraFlo of British Columbia Ltd., a British Columbia corporation;

•	immediately following the restructuring and prior to the closing of the Merger, the Company will spin off CIPAR, pursuant to a special dividend of CIPAR common stock, pursuant to the terms of the Separation Agreement. For more information on the spin-off, see “The CIPAR Special Dividend” beginning on page 60 below.
Directors’ and Officers’ Indemnification and Insurance
     Graco and Merger Sub have agreed that the indemnification provisions contained in the certificate of incorporation and bylaws of the surviving corporation shall not be amended, modified, or otherwise repealed for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights thereunder of any individual who at the effective time of the Merger is covered by such provisions.
     Prior to the effective time of the Merger, we shall obtain and fund an extension of (i) our and Company Sub’s existing directors’ and officers’ insurance policies, and (ii) our and Company Sub’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years form and after the effective time of the Merger to cover the Company’s existing officers and directors (each, an “Indemnified Party”).
     The rights of each Indemnified Party are in addition to any rights such individual may have under the amended and restated certificate of incorporation and bylaws (or other governing documents) of the Company or any of its subsidiaries, under Delaware Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Party.

Other Covenants and Agreements
     The Merger Agreement contains additional agreements among the Company and Company Sub and Graco and Merger Sub relating to, among other things:
•	the timely filing and compliance of the Company’s reports, proxy statements, registrations, statements and other filings with governmental entities through the effective time of the merger;

•	notices of certain events and reports;

•	Assumed Transaction Expenses and Debt pay-off letters;

•	completion of audited financial statements for the period ended November 30, 2007;

•	commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; and

•	press releases and other public announcements.
Conditions to the Closing of the Merger
     The Merger Agreement provides that the respective obligations of Graco, Merger Sub and our Company to effect the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver on or prior to the effective time of the Merger of each of the following conditions, among others:
•	the required vote of the stockholders of the Company will have been obtained;

•	no judgment, decree, injunction, investigation, order or proceeding will be outstanding by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by the Merger Agreement;

•	all the covenants, terms and conditions of the Merger Agreement to be complied with and performed by each party on or before the closing date of the Merger will have been complied with and performed in all material respects;

•	each of the representations and warranties of each party will have been true and correct in all respects on and as of the date of the Merger Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) on and as of the closing date of the Merger, subject to certain exceptions;

•	each of the Company, Graco and Merger Sub will have executed and delivered officer’s certificate certifying compliance with respect to the accuracy of the representations and warranties and performance of covenants;

•	all actions necessary to authorize the execution, delivery and performance of the Merger Agreement by the Company and Company Sub and the consummation of the transactions contemplated will have been duly and validly taken by the Boards of Directors and stockholders of Company and Company Sub;

•	the number of shares of Company stock that constitute Company dissenting shares will not exceed 10% of the Company stock issued and outstanding as of the closing date of the Merger;

•	Graco will have received executed restrictive covenant agreements from each of Morris H. Wheeler, Robert W. Pawlak, Morton A. Cohen, and Clarion Capital Corporation;

•	as of the closing date, the Company and Company Sub will have made all payments due and owing to any of CIPAR or its subsidiaries for any obligations whatsoever and CIPAR and its subsidiaries will have made all payments due and owing to either of the Company or Company Sub for any obligations whatsoever;

•	none of the parties to the Separation Agreement will have amended, supplemented or otherwise altered the terms of the Separation Agreement; none of the parties to the Separation Agreement will have waived compliance with any term or condition of the Separation Agreement; the parties to the Tax Matters Agreement and the Reciprocal Transition Services Agreement will have entered into such agreements; the parties to the Tax Matters Agreement and the Reciprocal Transition Services Agreement will not have amended, supplemented or otherwise altered the terms of the Tax Matters Agreement or the Reciprocal Transition Services Agreement; none of the parties to the Tax Matters Agreement or the Reciprocal Transition Services Agreement will have waived compliance with any term or condition of the Tax Matters Agreement or the Reciprocal Transition Services Agreement; and the restructuring and spin-off will have occurred in accordance with the terms and conditions of the Separation Agreement;

•	Ernst & Young LLP will have completed the 2007 audited financial statements of the Company and have delivered a copy of such statements to Graco;

•	the Company shall have delivered to Graco assumed transaction expenses and debt pay-off letters in respect to at least 90% of the aggregate amount of all assumed transaction expenses and debt; and

•	the total merger consideration payable to stockholders and holders of unexercised options, plus the Assumed Transaction Expenses and Debt, minus the amount paid by option holders upon exercise of their options between the date of the Merger Agreement and the closing of the Merger will not exceed $35,000,000.
Termination
     The Merger Agreement provides that it may be terminated and the contemplated transactions abandoned at any time prior to the effective time of the Merger, whether before or after stockholder approval of the Merger Agreement upon the occurrence of certain events or by the parties mutual agreement in writing to terminate.
     Either we or Graco may terminate the Merger Agreement:
•	upon written notice to the other, if the Company’s stockholders do not approve the merger, provided the right to terminate is not available to the Company where the failure to obtain stockholder approval will have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of the Merger Agreement; or

•	if certain closing conditions have not been met by September 3, 2008 (the “Termination Date”), provided that the Merger Agreement may not be terminated by a party if the relevant condition has failed due to the failure of such party to comply in all material respects with the Merger Agreement;

In addition, we may terminate the Merger Agreement if:

•	Graco or Merger Sub materially breach any representation, warranty, or covenant contained in the Merger Agreement and such breach is not cured within 30 days following notice to them of such breach or is not capable of being cured within 30 days following notice to them of such breach, provided that the Company or Company Sub is not then in material breach of any of its covenants or agreements in the Merger Agreement;

•	certain closing conditions have not been met or waived by the Termination Date, provided the relevant condition has not failed due to the failure of Company or Company Sub to comply in all material respects with the Merger Agreement; or

•	we give notice to Graco of our intention to enter into a definitive agreement to effect a Superior Proposal (as defined in the section entitled “No Solicitation of Transactions” beginning on page 46.
     Finally, Graco may terminate the Merger Agreement if:
•	the Company, Company Sub, or CIPAR materially breaches any representation, warranty, or covenant contained in the Merger Agreement and such breach is not cured within 30 days following notice to them of such breach or is not capable of being cured within 30 days following notice to us of such breach, provided that Graco is not then in material breach of any of its covenants or agreements in the Merger Agreement;

•	the Company or Company Sub has materially breached any of its obligations with respect to Acquisition Proposals, the Company’s stockholders’ meeting or the Company’s proxy statement/information statement under the Merger Agreement, provided that Graco is not then in material breach of any of its covenants or agreements in the Merger Agreement;

•	certain closing conditions have not been met by the Termination Date, provided the relevant condition shall not have failed due to the failure of Graco or Merger Sub to comply in all material respects with the Merger Agreement;

•	our Board of Directors shall have for any reason withdrawn or shall have amended or modified in a manner adverse to Graco or Merger Sub, its unanimous recommendation to the stockholders to vote in favor of the approval of the Merger Agreement;

•	our Board of Directors fails to timely affirm (publicly if so requested) its recommendation to the stockholders to vote in favor of the approval of the Merger Agreement within five business days after Graco requests in writing that such recommendation be affirmed (unless the notice is delivered to the Company less than five business days prior to the Company stockholder meeting, in which case the company must reaffirm such recommendation at least one business day prior to the stockholder meeting);

•	our Board of Directors or any committee thereof approves, adopts or recommends any Superior Proposal or Acquisition Proposal (as such terms are defined in the section entitled “No Solicitation of Transactions” beginning on page 46).

•	our Board of Directors enters into any letter of intent, memorandum of understanding or similar agreement relating to any Superior Proposal or Acquisition Proposal;

•	we approve or recommend that our stockholders tender their shares in any tender or exchange offer or we fail to send to our stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement that we recommend rejection of such tender or exchange offer;

•	we publicly announce our intention to take any of the actions listed in the previous five bullet points;

•	with our Board of Director’s consent, any person or group acquires beneficial ownership of more than 25% of our outstanding common stock; or

•	our Board of Directors fails to comply, or the Company, its subsidiaries or its representatives fail to comply, with certain of the Company’s obligations to duly call, give notice of, convene and hold the special meeting.
Effect of Termination and Termination Fee
     If the Merger Agreement is validly terminated, it will become void and neither Company nor Company Sub nor Graco nor Merger Sub will have any further obligation or liability to the other party except under the terms of the Merger Agreement that survive termination.
     We will pay a Termination Fee of $1,330,000 to Graco, by wire transfer of immediately available funds, at such time as is provided in the Merger Agreement, if:
•	Graco terminates the Merger Agreement due to:
•	a change of the Company’s recommendation to its stockholders to vote in favor of the Merger Agreement;

•	the Company’s failure to reaffirm, if properly requested, the Company’s recommendation to its stockholders to vote in favor of the Merger Agreement;

•	the Company’s recommendation of a Superior Proposal or Acquisition Proposal;

•	the Company’s execution of any letter of intent, memorandum of understanding, or similar agreement relating to any Superior Proposal or Acquisition Proposal;

•	the Company’s approval or recommendation that its stockholders tender their shares in any tender or exchange offer or the Company’s failure to send to its stockholders, within 10 business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer;

•	the Company’s public announcement of an intent to take the foregoing actions;

•	the Company’s consent to a third party acquiring more than 25% of the Company’s outstanding common stock; or

•	the Company’s breach of its obligation to duly call, give notice of, convene and hold the special meeting;
•	the Company terminates the Merger Agreement at any time prior to the vote of the Company’s stockholders regarding the Merger Agreement, in accordance with, and subject to the provisions of the Merger Agreement concerning a Superior Proposal or an Acquisition Proposal;

•	either the Company or Graco terminates the Merger Agreement if the Company’s stockholders do not approve the merger, and
•	at any time after date of the Merger Agreement and prior to the special meeting, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to the Company’s Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Proposal, and

•	the Company enters into an agreement for, or consummates an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement;
•	Graco terminates the Merger Agreement upon the material breach by Company, Company Sub, or CIPAR of any representation, warranty, or covenant contained in the Merger Agreement and such breach is not capable of being cured within 30 days following notice to us of such breach, and
•	at any time after date of the Merger Agreement and prior to such breach, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to the Company’s Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Transaction, and

•	the Company enters into an agreement for, or consummates an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement;
•	Graco terminates the Merger Agreement because certain closing conditions have not been met by the Termination Date, and
•	at any time after date of the Merger Agreement and prior to the termination, an offer or proposal for an Acquisition Proposal was made directly to the stockholders or to the Company’s Board of Directors, or became publicly known, or any person (other than Graco and its affiliates) announced an intention to make an offer or proposal for an Acquisition Proposal, and

•	the Company enters into an agreement for, or consummates an Acquisition Proposal with, any person within 12 months after termination of the Merger Agreement;

Expenses
     Except as otherwise provided in the Merger Agreement, Graco will pay all Expenses (as defined below) incurred by Graco or Merger Sub in connection with or related to the authorization, preparation and execution of the Merger Agreement and all other matters related to the closing of the transactions contemplated by the Merger Agreement, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by Graco, Merger Sub or their affiliates, including the exchange agent.
     CIPAR will pay all Expenses (as defined below) incurred by Company and Company Sub in connection with or related to the authorization, preparation and execution of the Merger Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated, including, all fees and expenses of agents, representatives, counsel and accountants employed by Company, Company Sub or their affiliates.
     “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by the Merger Agreement.
Amendment
     The Merger Agreement may be amended by the parties prior to the effective time of the Merger by action of the boards of directors of Graco, Merger Sub, Company, CIPAR and Company Sub without action by their respective stockholders.
II. Voting and Support Agreements
     In connection with the Merger Agreement, Morton A. Cohen, our Chairman, his affiliate Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer have each entered into a Voting and Support Agreement, dated December 3, 2007, with Graco in their capacities as stockholders of Cohesant. The following summary describes the material provisions of the Voting and Support Agreement. This summary is qualified in its entirety by reference to the form of Voting and Support Agreement attached to this proxy statement/information statement as Appendix D and is incorporated in this proxy statement/information statement by reference. Provisions of the Voting and Support Agreements are complicated and are not easily summarized. You are encouraged to read the forms of voting agreements in their entirety for a more complete understanding.
     Pursuant to these Voting and Support Agreements, each stockholder agreed:
•	subject to certain limited exceptions, not to cause or permit the transfer of any of the shares of Cohesant common stock or options to purchase shares of Cohesant common stock that they beneficially own or enter into any agreements relating to their shares or options to purchase shares of Cohesant common stock, subject to a two percent exception for certain gifts to family and charity;

•	not to deposit, or permit the deposit of, any of their shares of Cohesant common stock in a voting trust or grant any proxy or enter into any Voting and Support Agreement or similar agreement in contravention of their obligations under the voting agreement;

•	at every meeting of the stockholders of Cohesant or every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Cohesant, to vote their shares as follows:
•	in favor of the adoption of the Merger Agreement and each of the other transactions contemplated therein;

•	in favor of the restructuring and spin-off (to the extent to be voted upon by the Company’s stockholders);

•	against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transaction contemplated by the Merger Agreement; and

•	against any action that is intended to, or could reasonably be expected to materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or by the Voting and Support Agreement or to deprive Graco of any material portion of the benefits anticipated by Graco to be received from the consummation of the transactions contemplated by the Merger Agreement or the Voting and Support Agreement, or change in any manner the voting rights of the Company’s stock.
•	not to enter into any inconsistent voting agreement or understanding;

•	not to solicit proxies or become a participant in a solicitation with respect to a competing transaction or a frustrating transaction or otherwise encourage or assist any person in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement;

•	not to directly or indirectly solicit, initiate, participate in, knowingly encourage or otherwise facilitate, directly or indirectly, any inquiries relating to, or the making of, any offer or proposal for a competing transaction; or engage in any negotiations concerning, or provide any information or data to, or have any discussions with, any person relating to any offer or proposal for a competing transaction that may reasonably be expected to lead to an offer or proposal for a competing transaction; and

•	not to exercise their dissenter’s rights or to demand appraisal of any of their shares of Cohesant.
     Notwithstanding any provision of the Voting and Support Agreements, nothing therein will limit or restrict a stockholder who is a director or officer of Cohesant from acting in such capacity or voting in his or her capacity as a director or officer of Cohesant.
     The Voting and Support Agreements terminate on the earlier to occur of (i) such date and time as the Merger Agreement has been terminated according to its terms, (ii) such date and time as the Merger shall become effective, or (iii) the mutual agreement of the parties.
III. Restrictive Covenant Agreements
     As a closing condition to the Merger Agreement, Morton A. Cohen, our Chairman, Clarion Capital Corporation, Morris H. Wheeler, our Chief Executive Officer, and Robert W. Pawlak, our Chief Financial Officer must each enter into a Restrictive Covenant Agreement with Graco, Cohesant, and GlasCraft in their capacities as stockholders of Cohesant. The following summary describes the material provisions of the Restrictive Covenant Agreements that will be executed.
     Pursuant to the Restrictive Covenant Agreements, each stockholder will agree not to:
•	divulge any confidential or proprietary information of Cohesant or GlasCraft, with the exception of such knowledge or information that is publicly known;

•	compete in any manner with the business of GlasCraft for five years following the date of the Restrictive Covenant Agreement;

•	solicit employees of Cohesant or GlasCraft for other employment for five years following the date of the Restrictive Covenant Agreement;

•	solicit customers of Cohesant or GlasCraft for the purposes of engaging in any competitive business or changing its relationship with Cohesant or GlasCraft;

•	disparage Cohesant or GlasCraft; or

•	use the name “GlasCraft” or any other trade name used by GlasCraft or any confusingly similar name in any business of which the stockholder is associated.
IV. Reciprocal Transition Services Agreement
     In connection with the Merger Agreement and the Separation Agreement, Cohesant and CIPAR have agreed to enter into a Reciprocal Transition Services Agreement upon consummation of the transaction contemplated by the Separation Agreement. The Reciprocal Transition Services Agreement sets forth the terms and conditions under which

CIPAR and its subsidiaries (the “CIPAR Group”) and the Cohesant and its wholly owned subsidiary, GlasCraft (the “Cohesant Group”), will provide services to each other during the 12-month period following the separation.
     Among the services that the CIPAR Group will provide to the Cohesant Group are the following:
•	information technology services, including computer and telephone applications support, for a monthly fee of $4,986 subject to adjustment;

•	the physical move of information technology equipment to a new data center;

•	the migration of various networks such that the CIPAR Group will no longer be within the network of the Cohesant Group;

•	access to Internet and fax services;

•	the migration of e-mail databases to a server of the Cohesant Group;

•	website links;

•	payroll processing services; and

•	employee benefits information regarding employees of the Cohesant Group.
     Among the services that the Cohesant Group will provide to the CIPAR Group are the following:
•	information technology services for a monthly fee of $1,934 subject to adjustment;

•	network access to computer applications, data sources, e-mails, and other applications;

•	the physical move of information technology equipment to a new data center;

•	the migration of various networks such that the CIPAR Group will no longer be within the network of the Cohesant Group;

•	accounting support services for a monthly fee of $1,964 subject to adjustment; and

•	use of office space for certain employees for a monthly fee of $154 subject to adjustment;
     The Reciprocal Transition Services Agreement may be terminated by the mutual written consent of CIPAR and Cohesant or by either party if the other party ceases to function as a going concern or commences bankruptcy proceedings. If either party no longer desires to receive a specific service, notice may be provided to the other party and it will no longer be required to provide the specific service.

MARKET PRICE OF THE COMPANY’S STOCK
     Our common stock is quoted on NASDAQ under the symbol “COHT.” The following table sets forth the high and low closing sales prices per share of our common stock on NASDAQ for the periods indicated.
Market Information

	High	Low
Fiscal Year Ended November 30, 2006
Quarter ended February 28, 2006	$10.00	$7.04
Quarter ended May 31, 2006	$12.50	$9.75
Quarter ended August 31, 2006	$12.03	$9.13
Quarter ended November 30, 2006	$10.45	$8.14

Fiscal Year Ended November 30, 2007
Quarter ended February 28, 2007	$10.50	$8.29
Quarter ended May 31, 2007	$9.00	$6.74
Quarter ended August 31, 2007	$8.49	$6.75
Quarter ended November 30, 2007	$8.37	$5.97

Fiscal Year Ended November 30, 2008
First Quarter Through February 1, 2008	$9.87	$7.50
     Our common stock is quoted on the NASDAQ Capital Market under the symbol “COHT.” On November 30, 2007, which was the last trading day before we announced the Merger, the Company’s common stock closed at $5.98 per share, compared to which the minimum Per Share Merger Consideration of $9.05 represents a premium of 51.3%. The volume weighted average price for the 30-day period ending November 30, 2007 was $6.36, compared to which the minimum Per Share Merger Consideration represents a premium of 42.3%.
     On January 31, 2008, the last trading day before the date of this proxy statement/information statement, the closing price for the Company’s common stock on NASDAQ was $9.35 per share. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.
     As of November 30, 2007, there were 64 registered holders of the Company’s common stock, although we believe that the number of beneficial owners of our common stock is in excess of 1,000.
DISSENTERS’ RIGHTS OF APPRAISAL
     All of the shares of our common stock outstanding immediately prior to the effective time of the Merger and that are held by our stockholders who have neither voted in favor of the Merger Agreement nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of our common stock in accordance with Section 262 of the Delaware General Corporation Law will not be converted into, or represent the right to receive, the merger consideration. Strict compliance with the various technical requirements will be required. Failure to follow precisely any of the statutory requirements may result in the loss of a stockholder’s appraisal rights. A copy of Section 262 is attached hereto as Appendix E and is incorporated herein by reference.
     This description is only a brief summary of the material provisions of the Delaware statutory procedures a stockholder must follow in order to seek and perfect appraisal rights. If you wish to consider exercising your appraisal rights, you should carefully review the accompanying text of Section 262, because failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
     Section 262 requires each stockholder electing to demand the appraisal of such stockholder’s shares of our common stock to deliver to the Company, before the special meeting, a written demand for appraisal of such shares. Such demand must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock. A proxy or vote against the proposal to adopt and approve the Merger Agreement and the Merger will not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand.
     If a stockholder fails to properly and timely demand appraisal and the Merger is consummated, then such stockholder will be entitled to receive payment for such stockholder’s shares of our common stock as provided in the Merger

Agreement, and such stockholder will have no appraisal rights with respect to such stockholder’s shares of our common stock.
     All demands for appraisal should be delivered in writing by the Secretary of the Company at 5845 West 82nd Street, Suite 102, Indianapolis, Indiana 46278, before the taking of the vote on the Merger Agreement and the Merger at the special meeting. To be effective, a demand for appraisal by a stockholder must be made and executed by and on behalf of, and in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in some cases, have the registered owner submit the required demand in respect of those shares.
     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee of others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners while not exercising the right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
     If a stockholder holds shares of our common stock in a brokerage account or in other nominee form and the stockholder wishes to exercise appraisal rights, the stockholder should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
     Within 10 days after the effective time of the Merger, the surviving corporation will send a notice to each stockholder who has demanded appraisal of such holder’s shares of our common stock (so long as such holder is entitled to appraisal rights) informing such holder of the effective time of the Merger. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration set forth in the Merger Agreement for that stockholder’s shares of our common stock. Within 120 days after the effective time of the Merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation has no obligation to file such a petition if there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.
     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us as the surviving corporation, we will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and have therefore become entitled to appraisal under Section 262. The Court of Chancery may require stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.
     After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When that fair value is determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares. The Court of Chancery may determine to direct the surviving corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to stockholders who exercised their appraisal rights.
     In determining fair value, the Court of Chancery is required to take into account all relevant factors. A stockholder should be aware that the fair value of such stockholder’s shares as determined under Section 262 could be more or less than, or the same as, the value that the stockholder is entitled to receive under the Merger Agreement (without appraisal).

     Costs of the appraisal proceeding may be imposed on the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.
     Any stockholder who has demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the Merger. If the stockholder delivers a written withdrawal of that stockholder’s demand for appraisal within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of our common stock pursuant to the Merger Agreement (without interest), subject to the terms and conditions of the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the Merger.
     In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.
STOCKHOLDER PROPOSALS
     We intend to hold an annual meeting in 2008 only if the Merger is not completed. Any stockholder proposal to be considered by us for inclusion in the proxy statement/information statement and form of proxy for the 2008 Annual Meeting of Stockholders, if such meeting is held, must have been received by our Secretary at our corporate headquarters, 5845 West 82nd Street, Suite 102, Indianapolis, Indiana 46278, no later than February 4, 2008.
OTHER BUSINESS
     We do not expect other business to be transacted at the special meeting.

PART II — INFORMATION STATEMENT REGARDING THE SPIN-OFF
THE CIPAR SPECIAL DIVIDEND
Overview
     Immediately prior to the closing of the Merger, we will spin off our CIPAR subsidiary to our stockholders by means of a special taxable dividend of one share of CIPAR common stock for each share of Cohesant common stock. The CIPAR special dividend will only be paid immediately prior to the closing of the Merger to stockholders of record as of date immediately preceding the effective date of the Merger. If the Merger is not consummated for any reason, the CIPAR special dividend will not be paid and CIPAR will continue to be a wholly-owned subsidiary of Cohesant.
Background to, and Reasons for, the Spin-Off
     As discussed earlier in this proxy statement/information statement, during the early discussions between Graco and Cohesant, Graco made it clear, despite repeated attempts by Cohesant to convince it otherwise, that Graco was not interested in acquiring the business of CIPAR and would not provide any additional value to the Cohesant stockholders if CIPAR remained as part of Cohesant at the time of the Merger. Accordingly, the Board of Directors began an examination of the options available to the Company that would permit the Company to (1) engage in a merger transaction with Graco and (2) achieve a result beneficial to the Company’s stockholders relating to the business of CIPAR. The Company and its advisors explored the viability of a tax-free spin-off of CIPAR from Cohesant, but it was subsequently determined that the combination of the spin-off occurring at the same time as the Merger would make a tax-free spin-off impossible. The Board of Directors also considered exploring a sale of CIPAR, but believed that such option:
•	could delay any possible transaction with Graco, as the Company searched for potential purchasers;

•	would complicate a sale to Graco, since such a sale of CIPAR would have to occur immediately after the sale to Graco in order to achieve the maximum tax efficiencies to the Cohesant stockholders; and

•	may not result in a fair valuation for CIPAR, since the Board believed that, given the current business operations of CIPAR, including the restructuring and refocus of its operations, the long-term value of CIPAR to its stockholders would exceed the value of the Company in the short-term.
     While certain members of management of CIPAR discussed the potential of a management buy-out occurring simultaneously with the Merger, the Board determined that, in the exercise of its fiduciary duties, a sale to management could only occur if the Company explored a sale to other bidders. Such an exploration could delay the sale to Graco, as noted above, as well as deprive the existing stockholders of Cohesant with the potential long-term value of CIPAR.
     As a result of its analysis, including obtaining the advice and opinion of its legal, accounting, and other advisors, the Board determined that a taxable special dividend of CIPAR common stock was in the best interest of the Cohesant stockholders. Based on a valuation performed by an independent investment banker, the fair market value of the CIPAR spin-off, for federal income tax purposes, is $6,632,000. Thus, the fair market value of each share of CIPAR common stock issuable in the taxable spin-off will depend on the number of shares of CIPAR common stock that are spun off on the distribution date, which in turn depends on the number of shares of our common stock outstanding on the distribution date. As of the date of this proxy statement/information statement, there are 3,402,857 shares of our common stock outstanding and exercisable options to purchase 292,600 shares of our common stock. Neither the Company nor Western Reserve expresses an opinion as to the price at which the common stock of the spun-off business will trade at any future time. The prices at which the CIPAR shares may trade will depend upon various factors, including the liquidity of the market for such shares, the willingness of securities firms to make a market in such shares and other factors, and such trading prices may bear no relationship to the fair market value of the CIPAR spin-off as determined by Western Reserve.
     The value of the CIPAR shares will be determined by the public market following the spin-off. Prices at which trading of CIPAR shares may occur may fluctuate significantly. These prices may be influenced by many factors, including the small size of CIPAR, the small size of the public float of CIPAR, and quarter-to-quarter variations in CIPAR actual or anticipated financial results.

Description of the Spin-Off
     The Separation Agreement between Cohesant Technologies and CIPAR provides the general terms and conditions relating to the spin-off. See “Relationship Between Cohesant and CIPAR — Separation Agreement” beginning on page 62.
     We will effect the spin-off immediately prior to the effective time of the Merger, by providing for the distribution of the shares of CIPAR common stock to Continental Stock Transfer and Trust Company, CIPAR’s transfer agent. Continental Stock Transfer and Trust Company will then distribute these shares to each holder of record of our common stock. The shares of CIPAR common stock will be validly granted, fully paid and non-assessable, and the holders of these shares will not be entitled to preemptive rights. See “Description of Capital Stock of CIPAR” beginning on page 86.
     In the spin-off, we will distribute 100% of the outstanding shares of CIPAR common stock to our stockholders. Each eligible recipient of CIPAR shares will receive one share of CIPAR common stock for every share of Cohesant common stock that the recipient holds at the close of business on the record date for the spin-off. The actual total number of shares of CIPAR common stock to be distributed will depend on the number of shares of our common stock that are outstanding on the record date, which in turn depends on the number of options to purchase our common stock that are exercised in anticipation of the CIPAR dividend. As of the date of this proxy statement/information statement, there are 3,402,857 shares of our common stock outstanding and exercisable options to purchase 292,600 shares of our common stock. Based on these totals, we estimate that we will distribute between 3,402,857 and 3,695,457 shares of CIPAR common stock to our stockholders, depending on the number of our options that are exercised prior the distribution. Outside of shares issued upon the exercise of these outstanding options, we do not anticipate issuing any new shares of Cohesant common stock prior to the spin-off. Assuming that CIPAR will have the same number of stockholders of record as Cohesant, we estimate that there will be approximately 65 stockholders of record who will hold shares of CIPAR common stock, although some of the shares may be registered in the name of a single stockholder who represents a number of stockholders.
     As part of the spin-off, CIPAR will be adopting a book-entry share transfer and registration system for its common stock. For registered holders of our common stock, instead of sending physical share certificates, Continental Stock and Transfer and Trust Company will credit the shares of CIPAR common stock distributed on the date of the spin-off to book-entry accounts established for all registered holders of CIPAR common stock. Continental Stock and Transfer and Trust Company will then mail an account statement to each of those registered holders stating the maximum number of whole shares of CIPAR common stock to which that holder is entitled in connection with the spin-off.
     For those holders of our common stock who hold their shares through a broker, bank or other nominee, Continental Stock and Transfer and Trust Company will transfer the shares of CIPAR common stock to the registered holders of record who will make arrangements to credit their customers’ accounts with CIPAR common stock. CIPAR and Cohesant anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with CIPAR common stock on or about the same time as such customers’ accounts are credited with their respective portion of the merger consideration.
Opinion of our Financial Advisor
     For a complete discussion of Western Reserve’s opinion see “The Merger — Opinion of our Financial Advisor” beginning on page 27.
Material United States Federal Income Tax Consequences
     For a complete discussion of the material United Stated federal income tax consequences of the special dividend see “The Merger — Material United States Federal Income Tax Consequences” beginning on page 35.
No Stockholder Approval Required
     No vote of Cohesant stockholders is required or being sought with respect to the spin-off; however, the spin-off is conditioned on the closing of the Merger, and we must obtain the approval of our stockholders to approve the Merger.
No Appraisal Rights
     Cohesant stockholders do not have dissenters’ rights under Delaware law in connection with the spin-off.

RELATIONSHIP BETWEEN COHESANT AND CIPAR
     The following agreements control the relationship between us and CIPAR before and after the spin-off.
I. Separation Agreement
     The following is a summary of the material provisions of the Separation Agreement. The rights and obligations of the Company and CIPAR are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this proxy statement/information statement.
Overview of the Separation
     Prior to the Merger of the Company with and into Graco Indiana Inc., pursuant to the terms of the Merger Agreement, the Company will undergo an internal restructuring to separate and consolidate the GlasCraft business under GlasCraft and the CIPAR Business under CIPAR, pursuant to the terms of the Separation Agreement. Specifically, we will effect a restructuring of our current subsidiaries such that immediately following such restructuring, the following direct or indirect subsidiaries of the Company will be direct subsidiaries of the Company’s wholly-owned subsidiary, CIPAR: CuraFlo Services, Inc., a Delaware corporation, CuraFlo Spincast Services, Inc., a Delaware corporation, CuraFlo Franchising, Inc., a Delaware corporation, and CuraFlo of British Columbia Ltd., a British Columbia corporation. After the internal restructuring, the Company will “spin-off” CIPAR by distributing pro rata to the Company’s stockholders all of the issued and outstanding shares of CIPAR’s common stock. Following the spin-off and at the effective time of the Merger, GlasCraft will be Cohesant’s sole subsidiary. See “The CIPAR Special Dividend—Overview” on page 60 and “The CIPAR Special Dividend—Description of the Spin-Off” beginning on page 61 above.
Timing of the Transactions Contemplated by the Separation
     The internal restructuring will occur before the spin-off, which will occur immediately before the closing of the Merger on the distribution date. See “Agreements Related to the Merger — The Merger Agreement — Effective Time” on page 38.
The Separation
     Transfer of Assets
     Under the terms of the Separation Agreement, on or before the closing date of the Merger, but before the spin-off and before the filing of the certificate of merger, with certain exceptions, the Company and its subsidiaries (the “Cohesant Group”) will convey, assign, transfer and deliver to CIPAR and its subsidiaries (the “CIPAR Group”) all of Cohesant Group’s right, title and interest in the assets of the CIPAR business, including with certain exceptions:
•	assets reflected on the CIPAR balance sheet, as of August 31, 2007, unless disposed of to third parties after the date thereof in the ordinary course of business (and, in the case of any such assets disposed of after the date hereof, the proceeds from such disposal);

•	any assets acquired after the date of the CIPAR balance sheet;

•	any CIPAR contracts any benefits thereunder;

•	any capital stock or other ownership interest in all of the subsidiaries of Cohesant, except for GlasCraft;

•	any real property primarily used in CIPAR’s business;

•	any licenses or governmental approvals held in the name of Cohesant or any of its subsidiaries (to the extent they would be required to be transferred pursuant to the Separation Agreement);

•	any rights and liabilities under any benefit plan and any funding arrangement in connection therewith; and

•	any cash, other than cash comprising the Option Shares Exercise Cash Amount (as defined in the Merger Agreement) that Cohesant is entitled to retain in accordance with the terms of the Merger Agreement.

     The Separation Agreement also identifies specific assets that will not be transferred by Cohesant to CIPAR as part of the separation, including:
•	assets listed on certain schedules to the Separation Agreement, consisting, in principle, of the assets of GlasCraft and certain assets of Cohesant;

•	any cash comprising the Option Shares Exercise Cash Amount that Cohesant is entitled to retain in accordance with the terms of the Merger Agreement; and

•	all assets, other than certain scheduled assets, that are located at GlasCraft’s Indianapolis, Indiana facility.
     Assumption of Liabilities
     At the same time as the transfer of assets to CIPAR, with certain exceptions, CIPAR will assume certain liabilities of the CIPAR business described below and certain other liabilities described in the schedules to the Separation Agreement. The CIPAR business liabilities that CIPAR will assume include, without limitation:
•	liabilities reflected on the CIPAR balance sheet, as of August 31, 2007, subject to discharge of such liabilities subsequent to the date of the CIPAR balance sheet;

•	liabilities that are expressly set forth in the Separation Agreement or any other transaction agreement as liabilities to be assumed or retained by the CIPAR Group, subject to discharge of such liabilities subsequent to the date of the CIPAR balance sheet, and all agreements, obligations and liabilities of the CIPAR Group under the Separation Agreement or any other transaction agreement;

•	liabilities relating to, arising out of, or resulting from any CIPAR contract;

•	liabilities incurred after the date of the CIPAR balance sheet by the CIPAR Group;

•	liabilities relating to, arising our of, or resulting from any actions (excluding any actions related to taxes) related to, arising out of or resulting from the CIPAR business;

•	liabilities relating to, arising out of or resulting from:
•	the operation of the CIPAR business, as conducted at any time prior to, on or after the distribution date;

•	the operation of any business conducted by CIPAR Group entity at any time after the distribution date;

•	assets of the CIPAR business; and

•	the restructuring and distribution of CIPAR and CIPAR shares;
•	liabilities relating to, arising out of or arising from any benefit plan or contract with any CIPAR business employee;

•	liabilities relating to arising out of or resulting from the operation of any of the Company’s former or current subsidiaries (other than GlasCraft) on or prior to the distribution date; and

•	liabilities relating to the indemnification claims by officers, directors or employees of Cohesant or its subsidiaries (other than claims by officers, director or employees of GlasCraft, except as set forth in schedules to the Separation Agreement) under any contract, bylaw or other governing document or statutory provision.
     Delayed Transfer Assets and Liabilities; Subsequent Transfers
     Cohesant will not be obligated to transfer any assets, and CIPAR will not be obligated to assume any liabilities, that at the time of the separation are not capable of being transferred or assumed because a consent or government approval has not been obtained or some other legal impediment to the transfer or assumption has not been removed. Cohesant will hold any asset or liability, the transfer of which is delayed for these reasons, for the use and benefit, insofar as reasonably practicable, of CIPAR, at the expense of CIPAR. The transfer of each of these assets or assumption of each of these liabilities will occur promptly after the respective consent or government approval causing the delay is obtained or the legal impediment is removed.
     If at any time after the spin-off, either Cohesant or CIPAR becomes aware that it possesses an asset or liability that is allocated to the other party pursuant to the separation agreement or any other transfer document, such party will transfer the asset or liability to the party who was supposed to receive such asset or assume such liability.
     Termination of Intercompany Agreements
     Before the spin-off, Cohesant and CIPAR will terminate all contracts between the Cohesant Group, on the one hand, and the CIPAR Group, on the other hand (except as contemplated by the other agreements executed in connection with the Merger Agreement and Separation Agreement). All loans between the Cohesant Group, on the one hand, and the CIPAR Group, on the other hand, likewise will be paid in full and settled before the spin-off.
     Novation and Liabilities
     Cohesant and CIPAR agreed to use their reasonable efforts to obtain any release, consent, substitution, approval or amendment required to novate the other party from all obligations or liabilities under any contracts, licenses or other agreements that such party retains or assumes in connection with the separation.
The Spin-Off
     After the separation, and immediately prior to the Merger, Cohesant will spin off CIPAR by distributing all of the outstanding shares of CIPAR pro rata to all Cohesant stockholders as of the record date, which is expected to be the date immediately preceding the Merger closing date.
     Distribution Ratio
     As a result of the spin-off, Cohesant stockholders will receive one share of CIPAR common stock for each share of Cohesant common stock that they own. No fractional shares of CIPAR common stock shall be issued.
     Distribution Process
     Prior to the distribution date, we will deliver to Continental Stock and Transfer and Trust Company, CIPAR’s transfer agent, who will act as distribution agent, for the benefit of holders of record of Cohesant common stock on the record date, book entry transfer authorizations for such number of shares of CIPAR common stock equal to the number of shares to be distributed to Cohesant stockholders on the distribution date. As part of the spin-off, CIPAR will be adopting a book-entry share transfer and registration system for its common stock. See The CIPAR Dividend—Description of the Spin-Off” beginning on page 61 above.
Conditions to the Spin-Off
     The Separation Agreement provides that the following conditions must be satisfied or waived before or as of the date of the spin-off for the spin-off to occur:
•	the SEC must have declared effective the Form 10-SB filed with it under the Securities Exchange Act of 1934;

•	Cohesant’s Board of Directors must have approved the spin-off and must not have abandoned, deferred or modified the spin-off at any time before the spin-off occurs;

•	each of the Tax Matters Agreement and the Reciprocal Transition Services Agreement must have been duly executed and delivered by the parties thereto;

•	all of the closing conditions of the Merger Agreement shall have been met or waived and the transactions contemplated by the Merger Agreement are set to close immediately following the distribution of the CIPAR common stock;

•	Cohesant shall have established the record date and shall have given FINRA not less than 10 days advance notice of the record date in compliance with the Securities and Exchange Act of 1934;

•	all consents or governmental approvals required in connection with the transactions shall have been received and be in full force and effect;

•	the restructuring shall have been consummated in accordance with the terms of the Separation Agreement;

•	the inter-company indebtedness shall have been paid in full and allocations in respect of liability novation contemplated shall have occurred; and

•	each of the Separation Agreement, the Tax Matters Agreement and the Reciprocal Transition Services Agreement shall be in full force an effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained therein and as required to be performed or complied with prior to the effective time of the spin-off.
Additional Covenants
     Each of Cohesant and CIPAR have undertaken certain covenants in the Separation Agreement restricting the conduct of their respective businesses and committing them to take certain actions. Some of these covenants are not easily summarized. You are urged to read carefully the section of the Separation Agreement entitled “Covenants.” The more significant of these covenants include, but are not limited to, covenants regarding:
•	confidentiality with respect to and access by each party to certain information in the possession or control of the other party;

•	record retention;

•	production of witnesses;

•	employee matters and employee benefits plans;

•	non-competition and non-solicitation agreements by the CIPAR Group for a period of five years following the distribution date; and

•	intellectual property.
Cross Indemnification
     CIPAR and Cohesant have agreed to release one another against specified liabilities. The Cohesant Group and the CIPAR Group have agreed to release and forever discharge one another from any and all liabilities owing to the other, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date that CIPAR stock is distributed, whether or not known as of such date, including in connection with the transactions and all other activities to implement the distribution.
     However, neither the Cohesant Group nor the CIPAR Group releases the other from, among other things, the following:
•	any liability provided in or resulting from any contract between any party of the Cohesant Group, on the one hand, and any party of the CIPAR Group, on the other hand, that does not terminate as of the date CIPAR stock is distributed; and

•	any liability, contingent or otherwise, assumed, transferred, assigned or allocated to the CIPAR Group or the Cohesant Group, as the case may be, in accordance with, or any other liability of the CIPAR Group or of the Cohesant Group under the Separation Agreement or any other agreement contemplated in connection with the distribution of CIPAR stock.

     The Cohesant Group and the CIPAR Group agree not to make any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against the other with respect to any liabilities released pursuant to the Separation Agreement.
     CIPAR and Cohesant have also agreed to indemnify one another against specified liabilities. The CIPAR Group and the Cohesant Group agree to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the other party and its directors, officers, and affiliates (collectively, the “Cohesant Indemnitees” and the “CIPAR Indemnities,” respectively) from, against and in respect of losses, claims, liabilities, damages, costs and expenses relating to (a) certain liabilities associated with each parties’ businesses and (b) certain liabilities (including certain third-party claims) imposed on, sustained, incurred or suffered by any of Cohesant Indemnitees or CIPAR Indemnitees that relate to, arise out of or result from the business or business assets of the CIPAR Group or the Cohesant Group or the failure of either party to pay, perform or otherwise promptly discharge certain liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the date CIPAR stock is distributed.
     In addition, CIPAR and Cohesant have generally agreed to indemnify each other and the other’s affiliates and controlling persons from specified liabilities under the securities laws relating to the Form 10-SB and this proxy statement/information statement or to contribute under specified circumstances to the amount paid or payable by the other in respect of the liabilities.
     The Separation Agreement also includes procedures for notice and payment of indemnification claims and generally provides that the indemnifying party may assume the defense of a claim or suit brought by a third party. Any indemnification amount paid under the indemnities will be paid net of the amount of any insurance or other amounts that would be payable by any third party to the indemnified party in the absence of the indemnity and net of any tax benefit to the indemnified party that is attributable to the relevant payment or liability. The indemnification amount will be increased so that the indemnified party receives 100% of the after-tax amount of any payment or liability and decreased so that the indemnified party does not receive a tax benefit from paying or incurring any loss.
Insurance
     Following the separation, CIPAR will be responsible for obtaining and maintaining its own insurance coverage and will no longer be an insured party under Cohesant insurance policies. CIPAR, however, will have the right to assert claims for any liability arising out of certain insured incidents to the extent they relate to the CIPAR Business and occurred from the date of coverage until the completion of the separation. CIPAR also will have the right to acquire all rights, privileges and proceeds of such insurance policies related to the claims described in the previous sentence.
Transaction Expenses
     Except as expressly set forth in the Separation Agreement, all costs and expenses incurred in connection with the distribution of CIPAR stock shall be paid by the party incurring such cost and expenses.
Termination
     The Separation Agreement may be terminated by Cohesant and the separation of CIPAR from Cohesant may be abandoned prior to the date CIPAR stock is distributed at any time following termination of the Merger Agreement in accordance with its terms. In the event of any termination of the Separation Agreement prior to the date CIPAR stock is to be distributed, neither the Cohesant Group nor the CIPAR Group shall have any liability or further obligation to any other party or third party with respect to the separation agreement.
II. Tax Matters Agreement
     The following is a summary of the material provisions of the Tax Matters Agreement.
Overview
     After the spin-off, CIPAR will no longer be included in Cohesant’s consolidated group for United States federal income tax purposes. CIPAR and Cohesant will enter into a Tax Matters Agreement to reflect CIPAR’s separation from us with respect to tax matters. The primary purpose of the Tax Matters Agreement is to reflect each party’s rights and obligations relating to payments and refunds of taxes that are attributable to periods beginning before and including the date of the spin-off and any taxes resulting from transactions effected in connection with the spin-off.

Preparation and Filing of Tax Returns
     We are responsible for the preparation and filing of all consolidated returns and combined returns for any taxable period not filed before the spin-off for Cohesant, CIPAR or any affiliate. After the spin-off, CIPAR is responsible for the preparation and filing of all tax returns (other than consolidated returns and combined returns) with respect to CIPAR or any affiliate of CIPAR. During the period before the spin-off, we will continue to be the sole and exclusive agent and attorney-in-fact for CIPAR in all matters relating to the returns that we are responsible for filing before the spin-off. All returns will be filed and prepared consistent with past practices, and we and CIPAR agree to exchange drafts of returns and cooperate in the drafting and filing of such returns.
Liability for Taxes
     With respect to the period before the spin-off, we will allocate any taxes imposed on a consolidated or a combined return as appropriate to Cohesant and GlasCraft as separate from any portion that should be allocated to CIPAR. Certain taxes for which GlasCraft has primary liability to the relevant taxing authority will be borne by Cohesant. All other taxes other than those imposed on a consolidated return or a combined return will be allocable solely to CIPAR. We will provide CIPAR with a written calculation of such liabilities.
     After the spin-off, Cohesant and its affiliates and CIPAR and its affiliates will be liable for their respective taxes, except as otherwise provided in the Tax Matters Agreement. If one party is liable for taxes on a return which another party is responsible for preparing, the liable party will pay the taxes to the preparing party.
Distribution Taxes
     CIPAR is solely liable for, and will indemnify Cohesant from, any and all Distribution Taxes, which is defined in the Tax Matters Agreement to include certain taxes attributable to the transactions contemplated by the Separation Agreement. Tax items incurred by CIPAR after the spin-off that have been recognized for tax purposes but not yet realized during the taxable period, such as a net operating loss or foreign tax credit (each an example of a “Tax Asset”), may not be carried back to a pre-spin-off period. In addition, we and CIPAR agree:
•	not to take any action reasonably expected to result in an increased tax liability to the other party, a reduction in certain tax benefits of the other party, or an increased liability to the other under the Tax Matters Agreement;

•	to take any action reasonably requested by the other party that would reasonably be expected to result in a tax benefit or avoid a tax detriment, assuming no additional cost or adverse effect;

•	to cooperate fully in the execution of any necessary or reasonably helpful documents in connection with the transactions contemplated by the Tax Matters Agreement; and

•	to cooperate fully in determining the allocation of any Tax Assets in accordance with applicable tax laws, except that where there is no controlling legal authority, tax assets will be allocated to the legal entity by which they were created.
Indemnification
     We and CIPAR each agree to indemnify the other and their directors, officers, and employees against all taxes for which the other is liable under the Tax Matters Agreement and any loss attributable to the failure of the other or its directors, officers, or employees to make any required payment or provide complete and accurate information in connection with the preparation of any tax return.
     If we or CIPAR are aware of a tax issue that is reasonably expected to give rise to an indemnification obligation, we or CIPAR as appropriate must notify the other party. If a failure to notify results in a material economic detriment to the other party, the non-notifying party will be responsible for the amount of such detriment.

Payments
     After determining the net obligations of Cohesant and CIPAR for all pre-spin-off periods, the appropriate party will pay any amounts owing for such obligations to the other party prior to the spin-off. Within 30 days of filing a consolidated or combined tax return, the appropriate party will pay any amounts still owing to the other party. Should any refund or credit result from taxes paid, we and CIPAR will determine any appropriate settlement or compromise with any taxing authority. If one party receives a refund or credit to which the other is entitle, the party receiving the refund or credit will pay the appropriate amount to the other party. All payments owed under the Tax Matters Agreement must be paid according to the instructions included in the Tax Matters Agreement. Payments not made within the prescribed period will bear interest at a annual rate equal to the prime rate plus two percent or the maximum legal rate, whichever is lower.
Tax Proceedings
     Except as otherwise provided in the Tax Matters Agreement, the party responsible for preparing and filing a tax return has the exclusive right to represent itself in any tax proceeding, including an audit, and will pay any costs incurred. The non-filing party may request to be reasonably informed on the status of the tax proceeding. No party will settle any contested tax item in excess of $25,000 where the non-filing party has the entire economic liability under the Tax Matters Agreement without the prior written consent of the non-filing party, which will not be unreasonably withheld.
Retention of Records
     We and CIPAR each agree to retain certain tax records of the other for seven years following the spin-off or until the expiration of any applicable statute of limitations, whichever is longer. Notice of any destruction of documents thereafter must be given to the other party 60 days in advance. The parties agree to cooperate fully with all reasonable requests for materials in connection with the preparation and filing of tax returns.
Disputes
     If we and CIPAR cannot agree on any calculation of liability or interpretation under the Tax Matters Agreement, we and CIPAR will retain a “big four” accounting firm to resolve the dispute. The decision of the independent firm is binding, except where the disagreement relates to an amount at issue greater than $250,000.
Termination
     The Tax Matters Agreement may be terminated and abandoned at any time before the spin-off at the sole discretion of Cohesant without the approval CIPAR or our stockholders. In the event of such termination, no party will have any liability to any other party. After the spin-off, the Tax Matters Agreement may not be terminated except by the written agreement of us and CIPAR.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On December 3, 2007, we announced that we had entered into definitive documentation pursuant to which Graco would acquire GlasCraft. This disposition will be accomplished through a merger of Cohesant with Merger Sub, and a spin off of CIPAR effective by declaring a taxable dividend of one share of CIPAR for each share of Cohesant common stock. Also as part of the disposition and pursuant to the Separation Agreement entered into as part of the acquisition, and simultaneously with the spin off, certain Corporate personnel, assets and liabilities and other assets and liabilities of the Company’s non-GlasCraft businesses will be transferred from the Company to the spin-off entity.
     The unaudited pro forma condensed combined financial information presented below has been derived from Cohesant’s audited statement of operations for the year ended November 30, 2006 and the unaudited balance sheet and statement of operations as of and for the nine months ended August 31, 2007. The unaudited pro forma condensed combined balance sheet as of August 31, 2007, assumes the disposition occurred on August 31, 2007, and the unaudited pro forma condensed combined statements of operations for the year ended November 30, 2006 and the nine months ended August 31, 2007, assumes the disposition occurred at December 1, 2005. This pro forma financial information is presented for informational purposes only and does not necessarily reflect what our financial position and results of operations would have been if CIPAR had operated as a separate stand-alone entity during the period shown.
     The pro forma adjustments give effect to the following transactions:
•	Corporate expenses including personnel that will become CIPAR employees and costs related to being a public company, which are currently part of Cohesant. The costs are as follows:

	For the nine	For the
	months ended	twelve months ended
	August 31, 2007	November 30, 2006
Personnel	$859,548	$710,687
Accounting, legal and other professional fees and expenses associated with being a public reporting company	394,017	455,655
Office	131,814	123,863
Other	118,312	127,621

Total	$1,503,691	$1,417,826

•	Income tax effects of the pro forma adjustments at the applicable statutory income tax rates.
     The disposition consists of GlasCraft and Corporate and excludes certain Corporate assets that are transferred to CIPAR per the separation agreement. These assets are as follows:

As of August 31, 2007
Cash	$266,261
Pre-paids and other	32,322
Computer other property and equipment, net	1,066,049

Total	$1,364,632

     The unaudited pro forma combined financial information should be read in conjunction with the financial statements and related notes.
     The acquisition by Graco, which is expected to be completed in the first quarter of 2008, is conditioned upon customary closing conditions for a transaction of this nature, including the approval of Cohesant’s shareholders. If the Merger is not consummated for any reason, the spin-off will not occur.

UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET
AS OF AUGUST 31, 2007

	Historical	Disposition	Pro Forma	Pro Forma
	Cohesant	(1)	Adjustments	Adjusted

ASSETS:
Cash and cash equivalents	$465,658	$—		$465,658
Trade and note receivable, net	6,325,530	3,339,763		2,985,767
Inventories	4,331,225	3,351,884		979,341
Prepaid expenses and other	476,273	265,821		210,452
Deferred tax assets	397,748	298,311		99,437

Total Current Assets	11,996,434	7,255,779		4,740,655

Property and equipment, net	2,821,832	698,440		2,123,392
Goodwill and other intangibles	9,833,520	147,331		9,686,189
Other noncurrent assets	7,965	571		7,394

Total Assets	$24,659,751	$8,102,121		$16,557,630

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable	$2,498,225	$1,667,580		$830,645
Revolving credit facility	867,276	867,276		—
Current portion of long-term note payable	127,410	—		127,410
Accrued liabilities	1,061,370	569,824		491,546
Other current liabilities	670,176	251,757		418,419

Total Current Liabilities	5,224,457	3,356,437		1,868,020

Long-term note payable, net of current portion	168,729	—		168,729
Deferred tax liabilities	735,556	147,111		588,445

Total Liabilities	6,128,742	3,503,548		2,625,194

Shareholders’ Equity	18,531,009	4,598,573		13,932,436

Total Liabilities and Shareholders’ Equity	$24,659,751	$8,102,121		$16,557,630

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED AUGUST 31, 2007

	Historical		Pro Forma		Pro Forma
	Cohesant	Disposition	Adjustments		Adjusted

NET SALES	$21,881,265	$13,530,491			$8,350,774
COST OF SALES	12,232,419	7,802,425			4,429,994

Gross profit	9,648,846	5,728,066			3,920,780

RESEARCH AND DEVELOPMENT	1,005,664	819,280			186,384
EXPENSES SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,839,640	4,025,714	1,503,691	(2)	5,317,617

TOTAL OPERATING EXPENSES	8,845,304	4,844,994	1,503,691		5,504,001

Income (loss) from operations	803,542	883,072	(1,503,691)		(1,583,221)

OTHER INCOME (EXPENSE):
Interest expense	(40,153)	(27,504)		(3)	(12,649)
Interest income	756	756			—
Other income, net	8,969	(1,000)			9,969

INCOME (LOSS) BEFORE TAXES	773,114	855,324	(1,503,691)		(1,585,901)

INCOME TAX PROVISION (BENEFIT)	316,977	337,820	(662,681)	(4)	(683,524)

NET INCOME (LOSS)	$456,137	$517,504	($841,010)		($902,377)

LOSS PER SHARE BASIC AND DILUTED					($0.27)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING					3,285,419

CASH DIVIDENDS PER SHARE	$0.14

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR END NOVEMBER 30, 2006

	Historical		Pro Forma		Pro Forma
	Cohesant	Disposition	Adjustments		Adjusted

NET SALES	$26,543,175	$14,872,684			$11,670,491
COST OF SALES	14,342,050	8,137,515			6,204,535

Gross profit	12,201,125	6,735,169			5,465,956

RESEARCH AND DEVELOPMENT	1,164,229	1,002,134			162,095
EXPENSES SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,523,554	4,828,065	1,417,826	(2)	5,113,315

TOTAL OPERATING EXPENSES	9,687,783	5,830,199	1,417,826		5,275,410

Income (loss) from operations	2,513,342	904,970	(1,417,826)		190,546

OTHER INCOME (EXPENSE):
Interest expense	(4,999)				(4,999)
Interest income	16,301	16,301			—
Other income, net	20,892	(227)			21,119

INCOME (LOSS) BEFORE TAXES	2,545,536	921,044	(1,417,826)		206,666

INCOME TAX PROVISION (BENEFIT)	968,379	350,212	(529,094)	(4)	89,073

NET INCOME (LOSS)	$1,577,157	$570,832	($888,732)		$117,593

EARNINGS PER SHARE BASIC AND DILUTED					$0.04

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic					3,148,986

Diluted					3,268,543

CASH DIVIDENDS PER SHARE	$0.28

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF OPERATIONS
(1)	The disposition consists of GlasCraft and Corporate and excludes certain Corporate assets that are transferred to CIPAR per the separation agreement. These assets are as follows:

As of August 31, 2007
Cash	$266,261
Pre-paids and other	32,322
Computer other property and equipment, net	1,066,049

Total	$1,364,632

(2)	This adjustment reflects certain Cohesant expenses including personnel that will become CIPAR employees and costs related to being a public company. The costs are as follows:

	For the nine	For the
	months ended	twelve months ended
	August 31, 2007	November 30, 2006
Personnel	$859,548	$710,687
Accounting, legal and other professional fees and expenses associated with being a public reporting company	394,017	455,655
Office	131,814	123,863
Other	118,312	127,621

Total	$1,503,691	$1,417,826

(3)	Funds generated from the disposed operations were used in part to offset the operating loss at CIPAR and were deemed capital contributions. In future periods CIPAR may need to borrow such funds for working capital purposes.
(4)	Adjusted to reflect income tax effects of the pro forma adjustments at the applicable statutory income tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS
     In 2006 and 2007, CIPAR reported its operations in three segments — CIPAR Franchising and Licensing, CIPAR Rehabilitation, and Cohesant Materials Inc. (CMI).
     The CIPAR Franchising and Licensing segment represent the combined financial results of our Raven Lining System (RLS) business, CuraFlo Dealer Network, and CuraFlo Franchising businesses. Prior to its acquisition by Cohesant in August 2005, CuraFlo Technologies distributed its products through a network of Licensed Dealers. Following such acquisition, Cohesant began an in depth assessment of the CuraFlo Dealership business model. After consulting with existing dealers, industry experts and legal experts, CIPAR concluded that a franchise business model was more advantageous for both Cohesant and the prospective CuraFlo business owners. Accordingly, CIPAR formed CuraFlo Franchising to house its franchising operations and filed a Uniform Franchise Offering Circular in order to enable it to legally sell franchises. In addition to CuraFlo Franchising, CIPAR also continues to support a network of CuraFlo Licensed Dealers recruited under the previous business model. CIPAR Franchising and Licensing franchises and licenses proprietary technology and sells epoxy coatings (supplied by CMI) and equipment used to apply its technology to its Franchisees and CuraFlo Licensed Dealers. RLS promotes similar, products, services and technology to the municipal water and wastewater markets through a network of Certified Applicators. In this way, CIPAR Franchising and Licensing revenues include franchise and license fees, royalty revenues, as well as income from other value added services.
     CIPAR Rehabilitation, comprised of CuraFlo of British Columbia, CuraFlo Spincast Services and CuraFlo Services, performs protection, renewal and replacement of drinking water distribution and wastewater collection systems (“Rehabilitation” revenue) and, in part, operates as CIPAR franchisees in three North American territories: Western Canada, the U.S. Pacific Northwest and the U.S. Midwest.
     CMI sells corrosion protection and other specialty coatings used in the protection and renewal of infrastructure. CMI’s sales and marketing focus is on developing new markets for its AquataPoxy products. Currently, substantially all of its sales currently are internal sales to the CIPAR Franchising and Licensing segment.
     As of December 1, 2007, Cohesant management reconfigured the corporate structure (collectively referred to in the Financial Statements as the “Carved-Out Subsidiaries” and elsewhere in this document referred to as the “CIPAR Business”) in the manner described below in the section “Description of CIPAR Business”. We maintain a strategy for growth through steady organic expansion supported by select acquisitions. Our long-term strategic plan is to be a global leader providing technologies for infrastructure rehabilitation and protection in the water distribution and wastewater collection systems markets.
Results of Operations
Fiscal Year Ended November 30, 2007 as compared to Fiscal Year Ended November 30, 2006
     On a combined basis, the CIPAR Business had net sales for the fiscal year ended November 30, 2007 of $11,549,410 compared to $11,966,139 for the same period in fiscal 2006, a decrease of $416,729, or 3.5%. Equipment and Parts sales decreased $415,294, or 42.3%; Rehabilitation revenue decreased $164,406, or 3.8%; and Coatings sales decreased $14,730, or less than 1%. These decreases were partially offset by an increase in Franchisee and Licensee revenue of $177,701, a 64.4% increase. On a combined basis, the CIPAR Business had a loss in the current period of ($679,921) compared to net income of $472,948 in 2006.
     The CIPAR Business’ Franchising and Licensing segment had revenues of $6,843,605, a decrease of $268,784, or 3.8% from comparable fiscal 2006 revenue. This decline, illustrated in the table below, was principally due to a decline in equipment sales, offset, in part, by the increase in Franchise and Licensee revenue resulting from the third quarter sale of Franchises to two entities that were formerly CuraFlo Licensed Dealers.

	2007	2006
Coatings	$5,823,248	$5,854,439
Equipment and Parts	566,517	981,811
Franchisee & Licensee	453,840	276,139

Total	$6,843,605	$7,112,389

     Franchising and Licensing sells equipment either as the result of the sale of a new franchise or if an existing franchisee or licensed dealer expands its operations. Several of CuraFlo Licensed Dealers expanded operations in 2006 and had no need for additional equipment in 2007. Additionally, although Franchising and Licensing began offering Franchises in 2007, and sold franchises to two of its existing licensed dealers who already had equipment, it did not begin to market franchises outside of the CuraFlo Dealer Network to the general public until late 2007. Similarly, Raven’s Certified Applicators purchased replacement components rather than purchasing new or additional equipment packages. Also, to a lesser extent, a weakness in Raven product sales contributed to the sales decrease. The increased costs (primarily additional personnel, advertising and promotion and legal) relating to the launch and support of the franchise program resulted in a net loss of ($319,249) at Franchising and Licensing compared to net income of $271,211 in 2006.
     Revenues at the CIPAR Business’ Rehabilitation segment were $4,115,453, a decrease of $164,406, or 3.8% from the prior year period. For 2007, Rehabilitation focused its marketing on its core business of pipe lining services in Western Canada and in the Midwest and shifted resources away from other regions and from selling pipe replacement services. Management determined that focusing on its proprietary pipe lining technologies was a preferable long run strategy than promoting a generic pipe replacement methodology. In addition, management believed that given the age of infrastructure systems in the U.S. Midwest and its proximity to CIPAR Business’ franchising headquarters, the U.S. Midwest presented a prime expansion market for CIPAR Business’ Rehabilitation segment. As a result of this strategic shift, Rehabilitation enjoyed a 95.4% increase in revenues from pipe lining services in Western Canada, realized substantial revenues for the first time in the new Midwest region, and saw its first revenues from CuraFlo Spincast Services. Unfortunately, these revenue gains were more than offset by a 32.1% decline in revenues for pipe replacement services in Western Canada and a decline in pipe lining revenues in the U.S. Pacific Northwest region (Washington and Oregon). The decline in revenues at Rehabilitation, combined with overhead costs added to support both the first quarter 2007 opening of the CIPAR Business’ CuraFlo operations in Cleveland, Ohio (Midwest region) and the launch of CuraFlo Spincast Services, resulted in a loss at the Rehabilitation segment of ($371,377) for the period.
     Primarily all of CMI sales are internal sales to the CIPAR Businesses. In fiscal 2007 external sales at CMI were $590,352 compared to $573,891 for the comparable period in the prior year.
     Despite the 4% decrease in revenues, the CIPAR Business’ gross margin remained substantially unchanged at $5,496,016, or 47.6% of net sales, in the 2007 period compared to $5,507,850, or 46.0% of net sales, in the 2006 period. This result was achieved due to Rehabilitation’s focus on pipe lining services and an increase in high margin Franchisee and Licensee revenues.
     Research and development expenses were $266,941 and $162,095 for the fiscal years ended November 30, 2007 and 2006, respectively. This increase of $104,846, or 64.7% was primarily attributable to increased personnel costs resulting from the hiring of a Vice-President of Research and Development for the CIPAR Businesses.
     Selling, general and administrative expenses in fiscal 2007 were $6,122,143 compared to $4,538,126 for the fiscal 2006, an increase of $1,584,017, or 34.9%. This increase was primarily due to increased sales and increased overhead costs at the Franchise and Licensing and Rehabilitation segments resulting from the launch of CuraFlo Franchising, CuraFlo Midwest, and CuraFlo Spincast Services. These increased costs consist primarily of the following:

		CuraFlo Spincast
	CuraFlo Franchising	Services	CuraFlo Midwest
Personnel	$263,363	$362,590	$78,672
Advertising and Promotion	113,132	24,779	75,994
Legal	80,544	—	3,397

Total	$457,039	$387,369	$158,063

     In addition to the above, in 2007, the CIPAR Business added a new facility in Beachwood, OH to house these three businesses and certain Cohesant administrative functions. As a result of this new facility, these three businesses incurred additional facility expenses of $290,905. With the exception of the legal fees at CuraFlo Franchising, which pertained primarily to the filing of a preliminary Uniform Franchise Offering Circular, management anticipates these costs to continue in future periods with little change. Management believes that this investment in its future is both prudent and necessary to support and grow these important new businesses. Although these new business produced only 5.7% of the total revenues of the CIPAR Business, virtually all such revenue occurred in the second half of the year, and we expect the upward trend in revenues from these entities to continue in 2008. All of the new business units are expected to generate significant revenues in fiscal 2008 but such revenues may not be sufficient to offset the previously discussed investment in overhead. At the time of the spin off of the CIPAR Business from Cohesant, the CIPAR Business will become a stand-alone, public, SEC reporting company. As a result, certain costs that were previously shared with GlasCraft, will be borne completely by the CIPAR Business. These additional costs, consisting of personnel and administrative costs, as well as the costs associated with being a public SEC reporting company such as accounting, legal and professional fees, are estimated at $750,000 to $1,000,000.
     Other income (expense) was ($23,657) compared to $23,287 in the 2006 period. This decrease was primarily attributable to increased interest expense (borrowings under the Cohesant line of credit), a loss from foreign currency exchange at the CIPAR Business’ Canadian division, and decreased interest earned on lower cash balances.
     The effective tax rate for the years ended November 30, 2007 and 2006 was (25.8%) and 43.1%, respectively.
Liquidity and Capital Resources
     The CIPAR Business’ primary sources of liquidity have been operations, cash reserves, and Cohesant’s credit facility. Income from GlasCraft substantially funded the CIPAR Business’ negative cash flow in fiscal 2007. This source of liquidity will cease immediately following the merger resulting in the sale of GlasCraft to Graco—although the CIPAR Business may have a cash balance available at the time of the spin-off. The Cohesant credit facility will also terminate immediately following GlasCraft’s sale to Graco; however, the CIPAR Business has received a commitment letter from its bank for a new $2,500,000 secured credit facility which it expects to have documented by the effective date of the sale. At November 30, 2007, the CIPAR Business has cash and cash equivalents of $191,486 and net working capital of $2,427,559.
     For the fiscal year ended November 30, 2007 cash used in operations was $826,299 compared to cash from operations of $829,971 in the prior year. This decrease was primarily due to the net loss and to a lesser extent increased inventory levels at the Franchising and Licensing segment in fiscal 2007. The increased inventory is primarily due to the purchase of components used in the assembly of start-up equipment packages for CuraFlo franchisees that have long delivery times. Management has determined to inventory several of these start-up equipment packages to allow for quick delivery to new franchisees. Cash used in investing activities increased to $546,299 in the current period from $475,546 in the prior period. The CIPAR Business purchased $535,519 of capital equipment in the current year period (principally equipment, furnishing and leasehold improvements for its new Cleveland facility). Cash provided by financing activities was $955,402 in the current period compared to $50,785 in the prior year period. This increase was primarily due to increased contributions from Cohesant.
     The CIPAR Business does not have any significant commitments or guarantees, except for rental commitments.
     The CIPAR Business believes that its existing cash resources, working capital, and the anticipated credit facility will be adequate to meet its capital needs for the foreseeable future.
Acquisitions
CuraFlo.
     On August 12, 2005, Cohesant, through its CIPAR subsidiary, acquired substantially all of the assets and assumed certain liabilities of 4279 Investments Ltd., a British Columbia corporation, and its subsidiaries, CuraFlo Technologies Inc., a Canadian federal company, Curalease Ltd., a British Columbia corporation, CuraFlo Technologies (Canada) Inc., a British Columbia corporation, CuraFlo of BC Inc. (dba West Coast Pipe Restoration Ltd.), a British Columbia corporation, CuraFlo Technologies (USA) Inc., a Nevada corporation, and CuraFlo of the Silicon Valley, Inc., a California corporation (collectively “CuraFlo”). CuraFlo licenses technology for the protection and renewal of small diameter water pipes. The process is used to rehabilitate aging water pipes in apartment buildings, private homes and other commercial, industrial and residential buildings. This process is an alternative to the process of tearing out and replacing the old pipes. CuraFlo also provides equipment, epoxy (supplied by CMI) and other supplies to its Franchisees and Licensees. In addition CuraFlo performs protection, renewal and replacement of plumbing lines in Western Canada and the United States.
Triton.
     On September 5, 2006, CIPAR completed the purchase of the operations and substantially all of the assets of Triton Insitutech, LLC, of Orlando Florida. The assets were transferred by CIPAR to CuraFlo Spincast Services, Inc., (CuraFlo Spincast) a wholly owned subsidiary of CuraFlo Services Inc. The CuraFlo Spincast System utilizes epoxy and other polymer linings to rehabilitate aging medium and large diameter water, wastewater and other pipelines, including public and private water mains. For the twelve months ended November 30, 2007, CuraFlo Spincast had revenues of $124,117 and a net loss of ($309,473). For the three months ended November 30, 2006, CuraFlo Spincast had no revenues and a net loss of ($69,224).

Critical Accounting Policies and Estimates
     The CIPAR Business has disclosed those accounting policies that it considers to be significant in determining the amounts to be utilized for communicating its combined financial position, results of operations and cash flows in the notes to its combined financial statements.
     The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Management continually evaluates the information used to make such estimates as its business and economic environment changes and has discussed these estimates with the Audit Committee of the Cohesant Board of Directors. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect the CIPAR Business’ financial position or results of operations.
     The following accounting policies represent the most critical based on management’s analysis due the impact on the CIPAR Business’ results of operations.
     Revenue Recognition. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.
     For equipment, coatings, and replacement and spare part revenue, the criteria of SAB 104 are generally met upon shipment at which time title and risks of ownership are transferred to these customers. Therefore, revenue is recognized at the time of shipment. There are no rights of return, customer acceptance, installation or other post-shipment obligations with any of these products. Pricing is fixed at the time of shipment.
     The CIPAR Rehabilitation segment performs protection, renewal and replacement of drinking water distribution systems and wastewater collection systems in accordance with the specifications set forth in the binding contracts with our customers. Performance under these contracts generally extends over periods of time ranging from a few months to over a year. Rehabilitation revenues are recognized on the percentage of completion method in the ratio that total incurred costs bear to total estimated costs. Excess materials are held in inventory and are not recorded as contract costs until utilized. The estimated total cost of a contract is based on management’s best estimate of the remaining costs that will be required to complete a project.
     Franchise fee and license fee revenue from an individual franchise or license sale is recognized when all material services or conditions relating to the sale, consisting predominantly of training, have been substantially performed and collectibility is assured. Revenue is deferred for franchise and license fees when there are obligations to provide training and other services to Franchisees and Licensed Dealers. Continuing franchise and license fee revenue, including royalty revenue, is recognized as the fees are earned and become receivable from the Franchisees and Licensees.
     Allocation Policies. The combined financial statements of the CIPAR Business give effect to accounting and allocation policies established by management for purposes of these combined financial statements and are in accordance with the guidelines provided by Staff Accounting Bulletin 55, “Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions, and Lesser Business Components of Another Entity” of the Securities and Exchange Commission.
     Cohesant allocates the cost of certain corporate general and administrative services and shared services, including shared personnel, to each location. These shared services include executive compensation, legal, and accounting costs. These costs have been allocated to the CIPAR Business based on their relative percentage to consolidated Cohesant revenues. Cohesant believes the financial size of each of Cohesant’s operating units best reflects the level corporate service provided to each.
     The combined financial statements of the CIPAR Business have been prepared on a basis that management believes to be reasonable to reflect the combined financial position, results of operations and cash flows of the businesses that comprise the CIPAR Business, including allocated portions of Cohesant’s overhead and administrative shared services. We believe the allocation of the various operating expenses discussed above to be an appropriate means of allocation; however determination of the allocation methodology involves significant judgments and alternative methodologies may produce differing results. It is not practicable to estimate the costs that would have been incurred by the CIPAR Business if it had operated on a stand-alone basis.

     Accounts receivable. The CIPAR Business evaluates the allowance for doubtful accounts on a periodic basis and reviews any significant customers with delinquent balances to determine future collectibility. The determination includes a review of legal issues (such as bankruptcy status), past payment history, current financial information and credit reports, and the CIPAR Business’ experience. Allowances are established in the period in which the account is deemed uncollectible or when collection becomes uncertain.
     Inventories. Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method. Inventory costs include raw material, labor (including material handling) and overhead costs. An inventory reserve is provided for obsolete and slow-moving inventory to reduce the carrying amount to its estimated net realizable value.
     Goodwill. In accordance with SFAS No. 142, the CIPAR Business tests goodwill for impairment on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The CIPAR Business estimates fair value based upon the present value of future cash flows. In estimating the future cash flows, the CIPAR Business takes into consideration the overall and industry economic conditions and trends, market risk of the CIPAR Business and historical information.
     Based on a critical assessment of its accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that the CIPAR Business’ combined financial statements provide a meaningful and fair perspective of the CIPAR Business. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, and others could not adversely impact the CIPAR Business’ combined financial position, results of operations and cash flows in future periods.
New Accounting Standards
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the recognition threshold and measurement principles for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 (fiscal year 2008). The CIPAR Business is currently evaluating the provisions of FIN 48.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”. The Statement provides guidance for using fair value to measure assets and liabilities and only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not expand the use of fair value measurement. This Statement is effective for fiscal years beginning after November 15, 2007. The FASB is currently proposing to delay the effective date of the Statement to fiscal years beginning after November 15, 2008, for all nonfinancial assets and nonfinancial liabilities except those that are recognized or disclosed at fair value in the financial statements on a reoccurring basis (that is, at least annually). The CIPAR Business is evaluating the impact that this Statement will have on its financial position, results of operations, and cash flows.
DESCRIPTION OF CIPAR BUSINESS
     At the time of the spin-off, CIPAR will be renamed Cohesant Inc. and “new” Cohesant’s web address will be www.cohesant.com. After the closing, “new” Cohesant will be comprised of Cohesant’s four infrastructure protection and renewal businesses, RLS Inc. (“RLS”), CuraFlo Franchising Inc (“CFI”), CuraFlo Services Inc. (“CSI”) and Cohesant Materials Inc. (“CMI”). These four businesses report their results in three segments — Franchising and Licensing, Rehabilitation Services and Materials.
     Together RLS and CuraFlo Franchising make up “new” Cohesant’s Franchising and Licensing segment. RLS focuses on providing rehabilitation solutions to the municipal markets. RLS inherits the former Raven Lining Systems division’s Raven products and its Raven Certified Applicator network. In addition, RLS adds to its sales repertoire the AquataPoxy and CuraFlo Spincast brands in the municipal market. CFI supports CuraFlo’s franchisees and licensed dealers in their independent efforts to protect and renew drinking water pipes in single and multi-family residences, apartment buildings and commercial buildings.
     The businesses making up “New” Cohesant’s Rehabilitation Services segment have recently been consolidated into CSI. CSI operates company owned CuraFlo franchises in Vancouver, BC and in Cleveland, OH and owns and operates CuraFlo Spincast Services (“CSS”). CSS operates as a subcontractor installing the CuraFlo Spincast System in water mains, process pipes, and other medium diameter pipes for municipal, industrial and commercial clients. CSS often works in connection with RLS and also with CuraFlo licensees and franchisees.
     Finally, CMI manufactures CuraPoxy, Raven AquataPoxy and other materials sold by RLS and CuraFlo Franchising. CMI also sells products, including certain non-exclusive Aquatapoxy products, into markets not served by RLS and CuraFlo, as well as private labels epoxies and coatings. Accordingly, in addition to the Franchising and Licensing and Rehabilitation segment, “new” Cohesant includes a small amount of revenues from CMI’s external sales to these other markets.
History of CIPAR
     CIPAR was organized in December 2005 following Cohesant’s acquisition in August 2005 of the business assets of CuraFlo Technologies Inc. (“CuraFlo”). At that time, Cohesant combined CuraFlo’s network of licensed dealers with its subsidiary Raven Lining Systems’ network of Certified Applicators to form the Franchising and Licensing segment of CIPAR’s business. During Fiscal 2006, CIPAR determined that CuraFlo would be best served by transition to a franchising business model. Accordingly, CIPAR froze its licensed CuraFlo dealer network at 12 licensed dealers and instead began development of a franchising program. In early 2007, CuraFlo completed work on a Uniform Franchise Offering Circular (“UFOC”) and by July 30, 2007, CuraFlo was approved to sell franchises in all 50 states. In December 2007, CIPAR combined the Municipal sales channels for its various products and services into a single business unit — RLS. Because of the Certified Applicator’s focus on the Municipal market, RLS assumed responsibility for the management and support of the Raven Certified Applicator network.
     At the time of CIPAR’s formation in December 2005, CuraFlo British Columbia became the core of CIPAR’s Rehabilitation Services segment. In September 2006, Cohesant acquired the assets of Triton Insitutech LLC. The resulting entity, CuraFlo Spincast Services, also became part of the Rehabilitation Services segment. Finally, in February 2007, CuraFlo MidWest commenced operations as a company-owned franchise.
     After transferring Raven’s Certified Applicator Network to CIPAR in 2005, Raven Lining Systems changed its name to Cohesant Materials Inc. and focused on manufacturing the specialty epoxy blends used by the Franchising and Licensing networks. CMI also sold a small volume of products into markets not served by the CuraFlo and Raven networks. CMI became part of CIPAR on December 1, 2007 as part of the consolidation designed to allow the spin-off contemplated by the agreements.
Franchising and Licensing
     Franchising and Licensing operates under its two primary trade names: Raven and CuraFlo.
     Raven
     Raven high performance sprayable epoxies are formulated for ultra high-build (20-250 mils per coat) application on concrete, masonry and steel surfaces providing protection from atmospheric and chemical corrosion. Raven coatings are solvent-free, nontoxic, 100% solids epoxy products, emitting no volatile organic chemicals (“VOC’s”). The high physical strengths of some Raven formulations permit the epoxy to enhance the structural integrity of damaged structures. Raven products can be quickly applied under harsh environmental conditions providing quick return to service and substantial savings for industrial facilities by lessening downtime. The life span of the infrastructure exposed to these conditions can increase dramatically with the use of Raven high performance protective coatings and linings.
     Raven products are sold through a network of Certified Applicators who are trained, managed and supported by RLS to use the Raven Engineered system consisting of Raven epoxies, specially designed application equipment and proven methods for applying these epoxies to wastewater collection systems and other concrete infrastructure.

     CuraFlo
     CuraFlo is a provider of epoxy lining solutions for failing plumbing systems. CuraFlo and its predecessors have been providing solutions for pipe problems in homes, apartment buildings, and commercial structures in North America since 1996. Plumbing systems in residential and commercial buildings inevitably deteriorate. Pinhole leaks form, rust and other contaminants accumulate, and interior services degrade with time. These conditions can contaminate drinking water, impede water flow, or cause mold to develop in unseen damp areas. Uncorrected, they could render a building uninhabitable. Conventional methods for addressing these troubles involve tearing out or digging up and replacing the old pipes. CuraFlo businesses solve pipe problems such as these with less cost and disruption because they use techniques that do not require destruction of walls or digging to replace the pipes. CuraFlo has developed a distinctive set of specifications and operating procedures for CuraFlo businesses the distinguishing characteristics of which include the use of the CuraFlo Engineered Flow Lining System™ (“CEFLS”) consisting of proprietary equipment and processes to clean potable water, waste and vent pipes that are between one half inch and four inches in diameter and then to line those pipes with our proprietary epoxy and extensive training of our certified technicians. We support the CuraFlo businesses with a rigorous brand image and customer service standards, a strong marketing program, our web site, and the accumulated experience reflected in our training program and operating procedures.
     Prior to its acquisition by Cohesant, CuraFlo entered into license agreements giving a select group of commercial plumbers access to its earlier version of CEFLS. Cohesant stopped selling new licenses when it acquired CuraFlo in 2005, but CuraFlo Franchising Inc. continues to manage and support 12 CuraFlo licensed dealers located in North America. A typical license agreement contained a 10-year term and provides the licensee with the right to utilize the Company’s propriety pipe lining and restoration system within a specified geographical territory. Under the related exclusive supply agreement, the licensed dealer agreed to purchase CuraPoxy and equipment for use in the pipe lining and restoration system exclusively from CuraFlo. The arrangement also provides the licensed dealer with fee-based access to technical assistance from CuraFlo.
     Starting in February 2007, CuraFlo began offering a new Franchise program to replace the former licensing program. The CuraFlo franchising program allows qualified applicants to offer CEFLS to commercial and multi-tenant residential clients within protected geographic territories. A successful applicant will pay a population based sum for a geographic territory (typically $67,500 for an initial territory with a population of 1 million). In addition, each new franchisee will incur an initial investment of between $250,000 and $410,000, the majority of which relates to the purchase of equipment and start-up supplies from CuraFlo. On an ongoing basis, CuraFlo will receive a royalty on the gross sales of each franchisee. Franchisees will also pay 2% of sales to a Marketing and Brand Fund managed by Curaflo and designed to build and promote the CuraFlo brand. CuraFlo franchisees purchase many of the products necessary to install CEFLS from CuraFlo, including most importantly, CuraPoxy, a proprietary epoxy approved for use with potable water, manufactured for CuraFlo by CMI, and specialized dispense and application equipment.
     Rehabilitation Services
     The Rehabilitation Services segment of the companies business involves the renewal of small diameter plumbing lines using CFLS through company owned CuraFlo franchises based in Vancouver, British Columbia and Beachwood, Ohio. Rehabilitation Services revenues are also generated by the subcontracting activities of CuraFlo Spincast Services, which rehabilitates larger diameter pipes, including water mains and other types of pipes, using the CuraFlo Spincast System. CSS’s subcontracting services are sold by RLS to the municipal market, and by CuraFlo franchisees and dealers to the commercial and industrial markets. In addition to CFLS revenues, the Company’s Vancouver franchisee generates revenues from an alternative to CFLS which involves removal and replacement of older pipes (“repiping”) rather than cleaning and lining of such pipes. CSI has made a strategic decision to focus on obtaining lining jobs and, as a result, repiping revenues have fallen since the CuraFlo acquisition.
     Although the Rehabilitation Services segment of the business is run as a profit making segment, the primary purpose of this segment is to allow CuraFlo to continually refine its business and technical processes, provide hands on training to its licensees and develop markets for future franchisee prospects. CuraFlo Franchising relies upon the expertise developed by Rehabilitation Services to train and support its franchisees.
Marketing
     RLS markets its services primarily through its network of independent Certified Applicators. RLS presently has 42 active Raven Certified Applicators with annual revenues of more than $10,000. For the fiscal years ended November 30,

2007 and 2006, RLS’ top ten Certified Applicators accounted for 67% and 70% of their revenues, respectively. In addition, RLS directly sells a small amount of Raven and AquataPoxy products to Municipal customers.
     CFI markets its services exclusively through its licensed dealers and franchisees, including its Company owned franchises. CFI’s network currently consists of 5 CuraFlo franchisees and 12 independent Licensed Dealers. For the fiscal years ended November 30, 2007 and 2006, CuraFlo’s ten largest dealers and franchisees accounted for 81% and 62%, respectively, of CFI revenues. CuraFlo franchisees are required to spend a minimum of 3% of their annual revenues on local marketing. In addition, CuraFlo franchisees pay 2% of their revenues into the Marketing and Brand Fund which engages in national and regional marketing and activities designed to promote the CuraFlo brand. These activities included preparation, for use by franchisees in their local markets, of brochures, direct mailing pieces, and several advertising templates for various media. In addition, Company personnel, representatives and distributors attend national and regional trade shows in the United States that are attended by potential end-users of CEFLS. These shows afford CFI the opportunity to keep abreast of its competitors’ products and developments in the industry.
     In addition to its support of the end-user marketing efforts of its franchisees, CFI also markets franchises to commercial plumbing contracts and others in markets throughout the United States. CFI prepares media promotion kits and product demonstration kits for use in the franchise sales process. Company personnel, representatives and distributors attend trade shows in the United States and overseas. Typically, potential franchisees attend these shows. In addition, these shows afford CFI the opportunity to keep abreast of competitive franchisors.
Manufacturing and Raw Materials Supply
     “New” Cohesant is not dependent upon any single vendor for the conduct of its business, and generally has alternative sources for all necessary raw materials and equipment vendors. CMI has maintained good working relationships with its major resin suppliers. CMI does not believe the loss of any one supplier would have a material adverse impact.
Competition
     The markets for all of “new” Cohesant’s products and services are highly competitive. Licensing and rehabilitation competitors include ACE DuraFlo on a national level and various regional players. Raven products compete with products from the Carboline Company, Tnemec Company, and Saurereisen. All of CIPAR’s business units compete by increasing customer awareness of its technology and quality products, by offering its products at a competitive price, and through product line extensions.
     The markets for “new” Cohesant’s products and services are characterized by changing technology and industry standards. Accordingly, the ability of Cohesant to compete is dependent upon its ability to complete development and effectively market its technology and state-of-the-art equipment and coating products.
Research and Development
     CIPAR has a research and development program to continually improve its existing products, to develop new products and to custom engineer equipment and products to meet specific customer requests. Research and development expenses for the fiscal years ended November 30, 2007 and 2006 were $266,941 and $162,095, respectively, or 2.4% and 1.4%, respectively, of net sales. We expect this level of research and development expense to continue or slightly increase in the future.
Government Regulation
     “New” Cohesant is subject to regulations administered by the EPA, OSHA, various state agencies, county and local authorities acting in cooperation with Federal, state and Canadian authorities and international governmental regulatory agencies. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The extensive regulatory framework imposes significant compliance burdens and risks on our operating subsidiaries. Governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose civil and criminal fines in the case of violations.
     Many states require certification of products used in drinking water applications, such as CuraPoxy, to be certified to ANSI/NSF Standard 61. Several of “new” Cohesant’s products currently are certified to this standard. Certified products are retested on a regular basis to confirm their continued eligibility for the certification.

     “New” Cohesant has in place programs to achieve and maintain substantial compliance with the currently existing environmental and worker exposure laws and regulations, which materially affect our continuing businesses. Based on its experience and consultations with environmental consultants, management believes that we are taking or have taken all necessary measures to comply with applicable Federal, state and local environmental laws and regulations and worker exposure regulations.
     As a product exporter, “new” Cohesant is subject to import and other regulations by international governments. While we currently do not experience any significant difficulties with exports, future changes to international laws and regulations could impact international sales.
Patents, Trademarks and Proprietary Information
     CIPAR believes that product recognition is an important competitive factor in the chemical and pipe replacement industries. Accordingly, we hold a United States trademark registration for AquataPoxy, CuraFlo, CuraPoxy, Raven and others and has several trademark applications pending. We promote these trade names in connection with our marketing activities. We also rely on proprietary know-how and confidential information and employ various methods to protect the processes, concepts, ideas and documentation associated with our products. CIPAR holds no patents, but has applied for certain patents relating to the purity and suitability for use in drinking water applications of its epoxy products.
Employees
     As of December 31, 2007, CIPAR employed 64 full time persons. We believe CIPAR’s relations with its employees are good.
DESCRIPTION OF CIPAR PROPERTY
     CIPAR’s executive offices are located in approximately 15,000 sq. ft of leased office and warehouse space in Beachwood, Ohio. This lease expires in 2012. CIPAR has a leased specialty coatings manufacturing facility of approximately 15,000 sq. ft. near Tulsa, Oklahoma; the lease expires in March 2011. CIPAR’s Vancouver operation leases approximately 4,100 square feet of combined office and warehouse space through August 2009.
MANAGEMENT AND DIRECTORS OF CIPAR
     The following table sets forth certain information regarding the directors and executive officers of CIPAR as of December 31, 2007 and after the spin-off. Prior to the spin-off, the directors of CIPAR are Messrs. Pawlak, Wheeler, and LeMaire, none of whom are independent. Following the spin-off, it is expected that the directors of Cohesant will become the directors of CIPAR. CIPAR will not request to list its stock on any securities exchange but will evaluate the independence of its directors according to the definition of independence that is required by the NASDAQ Capital Market, which is the exchange on which shares of Cohesant common stock trade prior to the spin-off and Merger. After the spin-off and Merger, none of the officers or directors will hold any position with the existing Cohesant or GlasCraft.

Name	Principal Occupation and Age
Morris H. Wheeler	Chairman and CEO; age 46
Robert W. Pawlak	EVP, Finance and Chief Financial Officer; age 39
Brian LeMaire	VP, CuraFlo and President, CuraFlo Services Inc.; age 45
Steven Goden	VP, Administration; age 47
Michael L. Boeckman	Chief Financial Officer and Administrative Partner of Cohen & Co.; age 60
Morton A. Cohen	Chairman and Chief Executive Officer of Clarion Capital Corp.; age 72
Richard L. Immerman	President of BleachTech LLC; age 56
Terrence R. Ozan	Director of Capgemini; age 60
Stuart C. McNeill	CEO of Lions Bay Media; age 43
     Morris H. Wheeler has been the Chief Executive Officer of CIPAR since its formation in 2005. Until the spin-off, his primary position has been and will continue to be as Chief Executive Officer and President of Cohesant, a position held for over five years. Mr. Wheeler is the son-in-law of Morton A. Cohen.

     Robert W. Pawlak serves as Executive Vice President of Finance and Accounting for CIPAR and as its CFO. Mr Pawlak also has served as Chief Financial Officer of Cohesant since June 1998 and has been the Chief Financial Officer of CIPAR since its formation in 2005.
     Brian LeMaire has been the President of CuraFlo Services Inc since December 2005 and also serves as CIPAR’s Vice President, CuraFlo. In this latter position, Mr. LeMaire has dotted line responsibility for all CuraFlo branded products and services. Mr. LeMaire joined the Company through the CuraFlo acquisition in August 2005. Prior to joining the Company, Mr. LeMaire served as president of CuraFlo and also served as General Manager of West Coast Pipe Restoration in Vancouver, Canada.
     Steven Goden has served as our Vice President of Systems & Planning since September 2006. He also has held the same position with Cohesant since March 2005. He served as Director of Planning of Cole Vision Corporation (“CVC”), the owner of the Pearle Vision System, in Cleveland, Ohio from September 2003 to March 2005 and Director of Information Technology Control for CVC from April 2002 to August 2003. Mr. Goden was Division Controller for Contact Lens Supply Inc. in Cleveland, Ohio From March 2001 to March 2002.
     Michael L. Boeckman has been a Director of Cohesant since 1994. Mr. Boeckman has been Administrative Partner and Chief Financial Officer of Cohen & Co., a Northeast Ohio regional based accounting firm (no relation to Morton A. Cohen) for more than five years.
     Morton A. Cohen has been a Director of Cohesant since 1994. Mr. Cohen has been Chairman of the Board of Directors and Chief Executive Officer of Clarion Capital Corporation (“Clarion”), a private, small business investment company, for more than five years. Mr. Cohen is the father-in-law of Morris H. Wheeler.
     Richard L. Immerman has been a Director of Cohesant since 1998. Mr. Immerman has been President of BleachTech LLC, a manufacturer of sodium hypochlorite, since its inception in January 2002. Mr. Immerman is a partner of Chemical Ventures (marketer of magnesium chloride), a position he has held for over five years.
     Terrence R. Ozan has been a Director of Cohesant since March 2006. Mr. Ozan was a member of the Global Management Committee, CEO of North American operations and the Managing Director of world wide consulting services of Capgemini from May 2000 until his retirement in June 2003. Prior to that, Mr. Ozan held various executive positions at Ernst & Young including CEO of Worldwide Consulting and Director of US Manufacturing Services. Mr. Ozan currently serves on the Board of Directors of Capgemini.
     Stuart C. McNeill has been a Director of Cohesant since June 2007. Mr. McNeill is currently the CEO of Lions Bay Media Inc., an online media company. He was President of CIPAR from the time of its acquisition by Cohesant in August 2005 until March 2007. Prior to that, he was Chief Financial Officer of CuraFlo from November 2003 until the acquisition. Mr. McNeill is the founder and President of McNeill & Associates, a venture capital firm.
     The Board of Directors will meet immediately following the completion of the spin-off. At such time, the CIPAR Board will establish two committees of independent directors: an audit committee and a compensation committee. Each of the committees will be governed by a written charter, which will be approved by the Board. CIPAR intends to compensate each non-employee director for service on its board of Directors as follows: an annual retainer of $8,000 plus $750 and reimbursement for expenses for each meeting attended.
EXECUTIVE COMPENSATION OF CIPAR
     The following table sets forth information relating to the annual and long-term compensation for the fiscal years ended November 30, 2007 and 2006 for the Chief Executive Officer and the next three most highly compensated executive officers of CIPAR and its subsidiaries. In the case of Messrs. Wheeler and Pawlak, their compensation was paid by Cohesant and they will not be paid by CIPAR until after the spin-off is completed.

SUMMARY COMPENSATION TABLE

				All Other
Name and		Salary	Bonus	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)
Morris H. Wheeler, Chief Executive Officer	2007	220,000	129,500	7,745	357,245
	2006	201,000	118,147	7,584	326,731

Robert W. Pawlak, Chief Financial Officer	2007	118,800	46,000	5,015	169,815
	2006	108,000	35,699	5,279	148,978

Brian LeMaire, Vice President, CuraFlo	2007	131,500	17,000	5,920	154,420
	2006	120,000	40,745	3,095	163,840

Steve Goden, Vice President, Administration	2007	102,850	28,413	4,141	135,404
	2006	93,500	25,389	3,677	122,566

(1)	Includes corporate contributions to the Company’s 401(K) Plan and the dollar value of additional life insurance paid by the Company for fiscal 2007 and 2006.

SECURITY OWNERSHIP OF COHESANT TECHNOLOGIES, INC. AND CIPAR INC.
     Cohesant beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of CIPAR’s common stock. Upon completion of the special dividend, Cohesant will not own any shares of CIPAR common stock. The following table provides information as of December 31, 2007, concerning stock ownership by (i) the beneficial owners of more than five percent of any class of Cohesant’s voting securities and (ii) directors and executive officers of Cohesant and CIPAR. The table also provides the number of shares of CIPAR common stock that each such person or entity would own immediately after the spin-off on a pro forma basis. To our knowledge, unless we state otherwise, each person or entity has sole voting and investment power with respect to the shares set forth opposite the person’s name.

	Cohesant Technologies			CIPAR
Name and address of	Amount and nature		Percent of	Amount and nature of		Percent of
beneficial owner	of beneficial owner		class	beneficial owner(1)		class(1)
Morton A. Cohen
3690 Orange Place
Suite 400
Beachwood, OH 44122	1,273,480	(2)(3)	37.3%	1,273,480	(2)(3)	34.3%

Clarion Capital Corporation
3690 Orange Place
Suite 400
Beachwood, OH 44122	1,175,980		34.6%	1,175,980		31.8%

Brian LeMaire 23400 Commerce Park Road Beachwood, OH 44122	176,434	(4)	5.2%	176,434	(4)	4.8%

Morris H. Wheeler 23400 Commerce Park Road Beachwood, OH 44122	176,214	(3)(4)	5.1%	175,850	(3)(4)	4.7%

Michael L. Boeckman	25,783	(3)	*	25,783	(3)	*

Richard L. Immerman	67,000	(3)	2.0%	67,000	(3)	1.8%

Terrence R. Ozan	25,000	(3)	*	25,000	(3)	*

Stuart C. McNeil	147,357		4.3%	147,357		4.0%

Robert W. Pawlak	74,973	(3)(4)	2.2%	74,973	(3)(4)	2.0%

Steve Goden	32,856	(3)(4)	1.0%	32,856	(3)(4)	*

All directors and executive officers as a group (9 persons)	1,999,097	(3)(4)(5)	56.7%	1,998,733	(3)(4)(5)	52.3%

*	Represents less than 1%

(1)	Assumes all option holders with options exercisable within 60 days of the date hereof exercise such options before the distribution of CIPAR stock.

(2)	Includes 1,175,980 shares owned of record by Clarion Capital Corporation, an entity of which Mr. Cohen is a principal.

(3)	Includes shares issuable upon exercise of options exercisable within 60 days of the date hereof as follows: Messrs. Cohen, Boeckman and Immerman 15,000 shares each, Mr. Ozan 25,000 shares, Mr. Pawlak 16,700 shares, Mr. Wheeler 17,500 shares, and Mr. Goden 25,000 shares.

(4)	Includes shares owned in the Cohesant sponsored 401(k) Plan as of December 31, 2007 as follows: Mr. Pawlak 4,605 shares, Mr. Wheeler 6,092 shares, Mr. LeMaire 3,926 shares, and Mr. Goden 406 shares.

(5)	Includes 129,200 shares issuable upon exercise of options exercisable within 60 days of the date hereof. Includes 15,029 shares owned in the Cohesant sponsored 401(k) Plan as of December 31, 2007.
     On December 3, 2007, in connection with the execution of the Merger Agreement, each of Messrs. Cohen, Pawlak and Wheeler, together with Clarion Capital Corporation, who, in the aggregate, own approximately 45% of the outstanding shares of the Company, entered into the Voting and Support Agreement under which they have each agreed to vote “FOR” the adoption of the Merger Agreement. As part of such Agreement, they furnished Graco a proxy to vote their shares in favor of the proposal to approve the Merger Agreement.
     There has been no public market for CIPAR common stock. We have not requested, and therefore have not been approved, to list our common stock on any securities exchange. We anticipate that the shares of CIPAR common stock will be quoted in the over-the-counter markets. Immediately prior to the spin-out, CIPAR is expected to change its name to Cohesant, Inc. Initially, the CIPAR common stock will be registered under the Securities Exchange Act; however, the Board of Directors of CIPAR may examine such registration, from time to time, and elect to deregister the CIPAR Common Stock if such de-registration is permitted under federal law and the Board determines such action is in the best interest of CIPAR and its stockholders.
     We cannot predict the prices at which our common stock may trade before the spin-off on a “when issued” basis or after the spin-off. These prices will be determined by the marketplace and may be significantly below either the valuation ascribed by Western Reserve or the book value per share of CIPAR common stock. Prices at which trading in shares of CIPAR common stock occurs may fluctuate significantly. These prices may be influenced by many factors, including, the small size of CIPAR, the small size of the public float of CIPAR shares, and quarter-to-quarter variations in CIPAR actual or anticipated financial results or those of other companies in CIPAR’s industry or the markets that CIPAR serves.
     Shares of CIPAR common stock that you will receive in the spin-off will be freely transferable, except if you are considered an “affiliate” of CIPAR under Rule 144 under the Securities Act of 1933. Persons who can be considered CIPAR affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, CIPAR. CIPAR affiliates may only sell common stock received in the spin-off:
•	under a registration statement that the SEC has declared effective under the Securities Act of 1933; or

•	under an exemption from registration under the Securities Act of 1933, such as the exemption afforded by Rule 144.
     CIPAR has not entered into any agreement or otherwise committed to register any shares of its common stock under the Securities Act of 1933 for sale by security holders. None of CIPAR’s common equity is being, or has been publicly proposed to be, publicly registered or offered by CIPAR, except for the shares registered in connection with the spin-off on the Form 10-SB of which this proxy statement/information statement will form a part.
DESCRIPTION OF CAPITAL STOCK OF CIPAR
     CIPAR’s authorized capital stock will consist of:
•	Seven million shares of common stock, par value $0.01 per share; and

•	One million shares of preferred stock,
of which 100 shares are outstanding as of the date of this proxy statement/information statement.
     Below, you will find a description of the material provisions of CIPAR’s certificate of incorporation affecting the relative rights of CIPAR’s common and preferred stock. Because this description is a summary, it does not contain all of the information that may be important to you. You should read CIPAR’s certificate of incorporation, which we will file as an exhibit to the Form 10-SB of which this proxy statement/information statement will form a part.

Common Stock
     Voting Rights
     The holders of CIPAR common stock will be entitled to one vote per share on all matters to be voted on by stockholders. Holders of CIPAR common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters on which stockholders will vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.
     Dividends
     CIPAR anticipates that future earnings will be used principally to support operations and finance the growth of the business. Thus, CIPAR does not intend to pay cash dividends on its common stock in the foreseeable future. If CIPAR declares dividends, the dividend amounts, if any, will be determined by the Board of Directors. CIPAR’s board will consider a number of factors, including its financial condition, capital requirements, funds generated from operations, future business prospects, applicable contractual restrictions and any other factors the board may deem relevant.
     Other Rights
     If CIPAR is liquidated, dissolved or wound up, it will pay the full amounts required to be paid to holders of shares of any outstanding preferred stock before it makes any payments to holders of shares of common stock. All holders of shares of CIPAR common stock are entitled to share ratably in any assets available for distribution to these holders, after all of CIPAR’s other creditors have been satisfied.
     No shares of CIPAR common stock may be redeemed. Holders of shares of CIPAR common stock do not have any preemptive rights to purchase additional shares of common stock. Immediately after the spin-off, all of the outstanding shares of CIPAR common stock will be validly issued, fully paid and non-assessable.
Preferred Stock
     CIPAR may issue preferred stock from time to time in one or more series and with the terms of each series stated in the resolutions providing for the designation and issue of the series that the CIPAR board adopts. CIPAR’s certificate of incorporation authorizes the board to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that CIPAR issues. Without seeking any stockholder approval, the CIPAR board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of CIPAR common stock and could have anti-takeover effects.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Delaware General Corporation Law, CIPAR’s certificate of incorporation and its bylaws contain provisions relating to the limitation of liability and indemnification of its directors and officers. We describe these provisions below.
     CIPAR’s certificate of incorporation provides that its directors are not personally liable to CIPAR or its stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Existing Delaware law permits the elimination or limitation of directors’ personal liability to CIPAR or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:
•	any breach of a director’s duty of loyalty to CIPAR or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	any transaction from which a director derived improper personal benefit;

•	the unlawful payment of dividends; and

•	unlawful stock repurchases or redemptions.

     Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director’s conduct.
     CIPAR’s bylaws also provide that CIPAR will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that the person:
•	is or was one of CIPAR’s directors or officers; or

•	is or was serving at CIPAR’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body, to the fullest extent permitted by Delaware Law. CIPAR will also pay the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. This right to indemnification will be a contract right. CIPAR may, by action of its board, provide indemnification to its employees and agents to the extent and to the effect that CIPAR’s board determines to be appropriate and authorized by Delaware law.
     CIPAR intends to purchase and maintain insurance on behalf of any person who:
•	is or was one of CIPAR’s directors, officers, employees or agents; or

•	is or was serving at CIPAR’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not CIPAR would have the power or obligation to indemnify the person against such liability under its bylaws.

ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Cohesant and CIPAR from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Cohesant Technologies Inc., Attn: Secretary, 5845 West 82nd Street, Suite 102, Indianapolis, Indiana 46278, telephone: (317) 871-7611.

      You will not be charged for any of these documents that you request. If you wish to request documents, you should do so by February 20, 2008, in order to receive them before the special meeting. See “Where You Can Find More Information” on page 89.
WHERE YOU CAN FIND MORE INFORMATION
     The SEC allows us to “incorporate by reference” information into this proxy statement/information statement, which means that important business and financial information about us can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/information statement, except for any information superseded by information contained directly in this proxy statement/information statement or in any document that we later file with the SEC.
     This proxy statement/information statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us.

Cohesant SEC Filings	Period and Date Filed
Annual Report on Form 10-KSB	Year ended November 30, 2006 (filed February 26, 2007)

Quarterly Reports on Form 10-QSB	Quarters ended February 28, 2007 (filed April 12, 2007); May 31, 2007 (filed June 29, 2007); and August 31, 2007 (filed October 10, 2007)
CIPAR SEC Filings
Form 10-SB	Filed on January 4, 2008, as amended
     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC, or the SEC’s Internet web site as set forth below. You may obtain documents we incorporate by reference from us without charge, other than exhibits, except for those that we have specifically incorporated by reference in this proxy statement/information statement. Stockholders may obtain documents incorporated by reference in this proxy statement/information statement by requesting them in writing or by telephone from us at the following address:
Cohesant Technologies Inc.
Attn: Robert W. Pawlak, Chief Financial Officer
5845 West 82nd Street, Suite 102
Indianapolis, Indiana 46278
(317) 871-7611
     If you would like to request documents, please do so by February 20, 2008, to receive the documents before the special meeting. We will send you any of these documents within one business day of your request by first class mail.
     You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Cohesant, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement/information statement, information on the Securities and Exchange Commission’s web site is not part of this proxy statement/information statement.

Information on the Cohesant Website
     Information on any Cohesant Internet website is not part of this document and you should not rely on that information in deciding whether to approve the Merger Agreement and the Merger, unless that information is also included in this document or in a document that is incorporated by reference in this document.
     THIS PROXY STATEMENT/INFORMATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT/INFORMATION STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/INFORMATION STATEMENT BY REFERENCE OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT/INFORMATION STATEMENT.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)

Report of Independent Registered Public Accounting Firm
The Board of Directors
Cohesant Technologies Inc.
     We have audited the accompanying combined balance sheets of CIPAR Inc., CuraFlo of British Columbia Ltd., and Cohesant Materials Inc., all of which are direct subsidiaries of Cohesant Technologies Inc., (collectively the “Carved-Out Subsidiaries” or the “CIPAR Business”) as of November 30, 2007 and 2006, and the related combined statements of operations, changes in combined equity, and cash flows for each of the two years in the period ended November 30, 2007. These financial statements are the responsibility of the management of Cohesant Technologies Inc., of which the Carved-Out Subsidiaries are a part. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Carved-Out Subsidiaries’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Carved-Out Subsidiaries’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Carved-Out Subsidiaries at November 30, 2007 and 2006, and the combined results of their operations and their cash flows for each of the two years in the period ended November 30, 2007, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the Combined Financial Statements, the Carved-Out Subsidiaries adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in 2007.
/s/ ERNST & YOUNG LLP
Indianapolis, Indiana
January 4, 2008

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
COMBINED BALANCE SHEETS
AS OF NOVEMBER 30, 2007 AND 2006

	2007	2006
ASSETS:
Cash and cash equivalents	$191,486	$608,682
Accounts receivable, net of allowance for doubtful accounts of $130,797 and $114,682, respectively	2,029,601	1,919,646
Income tax receivable	19,148	41,195
Current portion of long-term note receivable	21,935	—
Inventories, net of allowance for obsolete and slow moving inventories of $11,000 and $25,809, respectively.	1,270,573	699,300
Costs in excess of billings and estimated earnings	6,005	52,805
Prepaid expenses and other	190,908	232,409
Deferred tax assets	159,298	111,454

Total current assets	3,888,954	3,665,491

Property, plant and equipment, net	1,078,172	671,866
License agreements and other intangibles, net of accumulated amortization of $349,035 and $230,886, respectively	875,120	976,469
Goodwill	8,767,563	8,767,563
Long-term note receivable, net of current portion	104,070	—
Other noncurrent assets	7,394	7,394

Total assets	$14,721,273	$14,088,783

The accompanying notes are an integral part of these combined financial statements.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
COMBINED BALANCE SHEETS
AS OF NOVEMBER 30, 2007 AND 2006

	2007	2006
LIABILITIES:
Accounts payable	$758,108	$753,196
Current portion of long-term note payable	129,054	122,604
Accrued salaries, benefits and commissions	322,733	332,784
Accrued taxes	26,207	192,280
Billings in excess of costs and estimated earnings	86,328	49,224
Other current liabilities	138,965	172,179

Total current liabilities	1,461,395	1,622,267

Long-term note payable, net of current portion	135,843	264,896
Deferred tax liabilities	650,207	413,048

Total liabilities	2,247,445	2,300,211

COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)

COMBINED EQUITY (Note 4)	12,473,828	11,788,572

Total liabilities and combined equity	$14,721,273	$14,088,783

The accompanying notes are an integral part of these combined financial statements.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED NOVEMBER 30, 2007 AND 2006

	2007	2006

NET SALES	$11,549,410	$11,966,139
COST OF SALES	6,053,394	6,458,289

Gross profit	5,496,016	5,507,850

RESEARCH AND DEVELOPMENT EXPENSES	266,941	162,095
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,122,143	4,538,126

TOTAL OPERATING EXPENSES	6,389,084	4,700,221

(Loss) income from operations	(893,068)	807,629

OTHER INCOME (EXPENSE):
Interest income	361	7,167
Interest expense	(28,544)	(4,999)
Foreign exchange loss, net	(12,787)	—
Other income, net	17,313	21,119

(LOSS) INCOME BEFORE TAXES	(916,725)	830,916

INCOME TAX BENEFIT (PROVISION)	236,804	(357,968)

NET (LOSS) INCOME	$(679,921)	$472,948

COMPREHENSIVE (LOSS) INCOME
Net (loss) income	$(679,921)	$472,948
Foreign currency translation adjustment	99,408	12,918

COMPREHENSIVE (LOSS) INCOME	$(580,513)	$485,866

The accompanying notes are an integral part of these combined financial statements.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
COMBINED STATEMENTS OF CHANGES IN COMBINED EQUITY
FOR THE YEARS ENDED NOVEMBER 30, 2007 AND 2006

Total
Combined
Equity
BALANCE, November 30, 2005	$10,839,815

Allocated charges funded by Cohesant Technologies Inc.	729,576

Net distributions to Cohesant Technologies Inc.	(678,791)

Stock-based compensation funded by Cohesant Technologies Inc.	55,906

Triton acquisition	430,825

Stock returned in connection with the CuraFlo acquisition	(74,625)

Foreign currency translation	12,918

Net income	472,948

BALANCE, November 30, 2006	$11,788,572

Allocated charges funded by Cohesant Technologies Inc.	781,695

Net contributions from Cohesant Technologies Inc.	296,310

Stock-based compensation funded by Cohesant Technologies Inc.	187,764

Foreign currency translation	99,408

Net loss	(679,921)

BALANCE, November 30, 2007	$12,473,828

The accompanying notes are an integral part of these combined financial statements.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED NOVEMBER 30, 2007 AND 2006

	2007	2006
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net (loss) income	$(679,921)	$472,948
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	349,892	243,967
Stock-based compensation	187,764	55,906
Loss on asset disposal	—	242
Deferred tax provision	214,929	202,732
Provision for doubtful accounts	61,067	20,344
Net change in assets and liabilities-
Accounts receivable	(148,975)	(64,282)
Note receivable	(126,005)	—
Inventories	(660,575)	(186,584)
Costs in excess of billings and estimated earnings	46,800	(52,805)
Prepaid expenses and other	41,501	(140,343)
Accounts payable	4,912	230,280
Billings in excess of costs and estimated earnings	37,104	(84,620)
Other current liabilities	(234,952)	127,213
Other noncurrent assets	80,160	4,973

Net cash (used in) provided by operating activities	(826,299)	829,971

CASH FLOWS USED IN INVESTING ACTIVITIES:
Patent and trademark additions	(10,780)	—
Property and equipment additions	(535,519)	(212,160)
Proceeds from sales of property and equipment	—	1,500
Return of cash paid for acquisition of CuraFlo	—	77,250
Payment to former owners of acquired CuraFlo business	—	(342,136)

Net cash used in investing activities	(546,299)	(475,546)

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
Net contributions (distributions) from/to Cohesant Technologies Inc.	296,310	(678,791)
Funding of allocated charges by Cohesant Technologies Inc.	781,695	729,576
Payments on Triton note payable	(122,603)	—

Net cash provided by financing activities	955,402	50,785

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(417,196)	405,210
CASH AND CASH EQUIVALENTS, beginning of year	608,682	203,472

CASH AND CASH EQUIVALENTS, end of year	$191,486	$608,682

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for-
Interest	$28,544	$4,999

Income taxes	$325,000	$138,795

The accompanying notes are an integral part of these combined financial statements.

THE CIPAR BUSINESS
(CIPAR INC., CURAFLO OF BRITISH COLUMBIA LTD. AND COHESANT MATERIALS INC. —
CARVED–OUT SUBSIDIARIES OF COHESANT TECHNOLOGIES INC.)
NOTES TO COMBINED FINANCIAL STATEMENTS
NOVEMBER 30, 2007 AND 2006
1. NATURE OF BUSINESS
          Cohesant Technologies Inc. and its subsidiaries (the “Company” or “Cohesant”) are engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure; the design, development, manufacture and sale of specialized dispense equipment systems, replacement parts and supplies used in the operation of the equipment; and the design, development, manufacture and sale of specialty coatings. Included within the Company are the net assets and operations of CIPAR Inc., CuraFlo of British Columbia Ltd., and Cohesant Materials Inc. (“CMI”) (collectively the “Carved-Out Subsidiaries” or the “CIPAR Business”). CIPAR Inc. itself is comprised of three subsidiaries; CuraFlo Services Inc., CuraFlo Spincast Services Inc., and CuraFlo Franchising Inc. The CIPAR Business has four revenue categories – Equipment and Parts, Coatings, Franchisee and Licensee, and Protection and Renewal Services (Rehabilitation).
          Cohesant reports results for four segments; CIPAR Franchising and Licensing, CIPAR Rehabilitation, Cohesant Materials Inc., and GlasCraft Inc. As defined here, the CIPAR Business consists only of the CIPAR Franchising and Licensing, CIPAR Rehabilitation, and Cohesant Materials segments. CIPAR Franchising and Licensing (i) franchises and licenses systems for the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure; (ii) exclusively sells its Raven and CuraPoxy branded coatings (manufactured by CMI) as well as other products to its Certified Applicators, Franchisees and Licensed Dealers and (iii) sells equipment to its Certified Applicators, Franchisees and Licensed Dealers used for the application of its Raven and CuraPoxy coatings. In 2007 and 2006, CIPAR Rehabilitation operated (i) three “company-owned” franchises and (ii) CuraFlo Spincast Services (CIPAR added CuraFlo Spincast Services to its offerings through the acquisition of the assets of Triton Insitutech LLC in September 2006) which perform protection, renewal and replacement of drinking water distribution systems and wastewater collection systems in Western Canada and the United States.
          CMI manufactures, markets and sells corrosion protection and other specialty coatings used in the protection and renewal of infrastructure. Currently, substantially all of CMI’s Coating sales are to CIPAR.
          The CIPAR Business’ executive offices are located in Cleveland, Ohio with its principal manufacturing, warehouse and distribution facilities located in Cleveland, Ohio, Tulsa, Oklahoma, and Vancouver, Canada.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     a. Basis of Presentation
          The combined financial statements include the accounts of Carved-Out Subsidiaries and their direct, wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.
          The combined financial statements of the Carved-Out Subsidiaries give effect to accounting and allocation policies established by Cohesant’s management for purposes of these combined financial statements and are in accordance with the guidelines provided by Staff Accounting Bulletin 55, “Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions, and Lesser Business Components of Another Entity” of the Securities and Exchange Commission. Allocations include corporate overhead, taxes, and other expenses. The combined financial statements of the Carved-Out Subsidiaries have been prepared on a basis that management believes to be reasonable to reflect the combined financial position, results of operations and cash flows of the businesses that comprise the Carved-Out Subsidiaries, including allocated portions of Cohesant’s overhead and administrative shared services.
     b. Allocation Policies
          The following allocation policies have been established by management of Cohesant. Unless otherwise noted, these policies have been consistently applied in the historical financial statements. In the opinion of management, the methods for allocating these costs are reasonable. It is not practicable to estimate the costs that would have been incurred by the Carved-Out Subsidiaries if they had been operated on a stand-alone basis.
          (i) Specifically Identifiable Operating Expenses
          Costs which relate solely to the operations of the Carved-Out Subsidiaries are allocated entirely to the Carved-Out Subsidiaries. These expenses consist of costs of personnel who are 100% dedicated to the operations of the Carved-Out Subsidiaries, all costs associated with locations that conduct only the business of the Carved-Out Subsidiaries and amounts paid to third parties for services rendered to the Carved-Out Subsidiaries. In addition, any costs incurred by Cohesant, which are specifically identifiable to the operations of the Carved-Out Subsidiaries, are allocated to the Carved-Out Subsidiaries.
          (ii) Shared Operating Expenses
          Cohesant allocates the cost of certain corporate general and administrative services and shared services, including shared personnel, to each location. These shared services include executive compensation, legal, and accounting costs. These costs have been allocated to the Carved-Out Subsidiaries based on their relative percentage to consolidated Cohesant revenues. Cohesant believes the financial size of each of Cohesant’s operating units best reflects the level of corporate service provided to each.
          (iii) Allocated Expenses
          Allocations of Cohesant’s expenses as described in (i) and (ii) above have been included in the combined statements of operations of the Carved-Out Subsidiaries as follows:

	2007	2006
Corporate administrative expenses	$769,578	$736,743
Investment income	(361)	(7,167)
Interest expense	12,478	—

Allocated charges from Cohesant	$781,695	$729,576

          (iv) Taxes
          The Carved-Out Subsidiaries’ allocated share of the consolidated Cohesant Federal and state tax provision is determined using the stand-alone method. Under the stand-alone method, tax expense or benefit is calculated as if the Carved-Out Subsidiaries were subject to their own tax returns. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities of the Carved-Out Subsidiaries and are measured using the enacted tax rates that are expected to be in effect in the period in which these differences are expected to reverse.
     c. Foreign Currency Accounting
          The financial statements of the Carved-Out Subsidiaries’ Canadian location have been translated into U.S. dollars in accordance with Financial Accounting Standards Board (FASB) Statement No. 52, “Foreign Currency Translation.” Assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. Sales and expenses have been translated using a weighted-average exchange rate for the period. The resulting translation adjustments are recorded in combined equity. Gains or losses resulting from foreign currency transactions are included in Foreign Exchange Loss, net on the combined statements of operations.
     d. Revenue Recognition
          Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.
          For equipment, coatings, and replacement and spare part revenue, the criteria of SAB 104 are generally met upon shipment at which time title and risks of ownership are transferred to these customers. Therefore, revenue is recognized at the time of shipment. There are no rights of return, customer acceptance, installation or other post-shipment obligations with any of these products. Pricing is fixed at the time of shipment.

          The CIPAR Rehabilitation segment performs protection, renewal and replacement of drinking water distribution systems and wastewater collection systems in accordance with the specifications set forth in the binding contracts with our customers. Performance under these contracts generally extends over periods of time ranging from a few months to over a year. Rehabilitation revenues are recognized on the percentage of completion method in the ratio that total incurred costs bear to total estimated costs. Excess materials are held in inventory and are not recorded as contract costs until utilized. The estimated total cost of a contract is based on management’s best estimate of the remaining costs that will be required to complete a project.
          Franchise fee and license fee revenue from an individual franchise or license sale is recognized when all material services or conditions relating to the sale, consisting predominantly of training, have been substantially performed and collectibility is assured. Revenue is deferred for franchise and license fees when there are obligations to provide training and other services to Franchisees and Licensed Dealers. Continuing franchise and license fee revenue, including royalty revenue, is recognized as the fees are earned and become receivable from the Franchisees and Licensees.
     e. Statements of Cash Flows
          Certain noncash investing activities are described below:
          During 2007 and 2006, the Carved-Out Subsidiaries transferred $89,302 and $54,585 of inventory to property and equipment, respectively.
     f. Advertising Costs
          Advertising costs are expensed in the period incurred. Advertising costs in the amounts of $498,275 and $316,854 were included in selling, general and administrative expenses for 2007 and 2006, respectively.
     g. Cash and Cash Equivalents
          The Carved-Out Subsidiaries consider all highly liquid investments purchased with a maturity of three months or less to be cash. Cash equivalents are stated at cost, which approximates market value.
     h. Allowance for Doubtful Accounts
          The Carved-Out Subsidiaries evaluate the allowance for doubtful accounts on a periodic basis and review any significant customers with delinquent balances to determine future collectibility. The determination includes a review of legal issues (such as bankruptcy status), past payment history, current financial information and credit reports, and the Carved-Out Subsidiaries’ experience. Allowances are established in the period in which the account is deemed uncollectable or when collection becomes uncertain.
     i. Inventories
          Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out method. Inventory costs include raw material, labor (including material handling) and overhead costs. An inventory reserve is provided for obsolete and slow-moving inventory to reduce the carrying amount to its estimated net realizable value. Inventories consist of the following:

	November 30,
	2007	2006
Raw materials	$233,587	$215,104
Finished goods	209,599	145,452
Equipment, parts and supplies	672,618	273,475
Rehabilitation materials	154,769	65,269

	$1,270,573	$699,300

j. Costs and Estimated Earnings on Uncompleted Contracts
     Costs and estimated earnings on uncompleted contracts consisted of the following at November 30:

	2007	2006
Costs incurred on uncompleted contracts	$547,380	$719,209
Estimated earnings to date	250,751	386,199

Subtotal	798,131	1,105,408
Less – Billings to date	(878,454)	(1,101,827)

Total	$(80,323)	$3,581

Included in the accompanying balance sheets under the following caption:
Costs and estimated earnings in excess of billings	$6,005	$52,805
Billings in excess of costs and estimated earnings	(86,328)	(49,224)

Total	$(80,323)	$3,581

All unbilled amounts are expected to be billed and collected within one year.
k. Property, Plant and Equipment
     Property, plant and equipment are carried at cost. Maintenance and repairs are expensed as incurred. Depreciation of property, plant and equipment is provided by use of the straight-line method over the estimated useful lives of the assets, or the lease term, if shorter, for leasehold improvements, as follows:

Leasehold improvements	1-5 years
Machinery and equipment	3-10 years
Property, plant and equipment consist of the following:

	2007	2006
Leasehold improvements	$119,943	$61,765
Machinery and equipment	1,574,793	976,970

	1,694,736	1,038,735
Less accumulated deprecation	(616,564)	(366,869)

	$1,078,172	$671,866

Depreciation expense for the fiscal years ended November 30, 2007 and 2006 was $237,763 and $127,391, respectively.
l. Goodwill and Intangible Assets
Goodwill
The changes in the carrying amount of goodwill in each of the fiscal years ended November 30, 2007 and 2006 are as follows:

		CIPAR	CIPAR
	CMI	Licensing	Rehabilitation	Total
Balance as of November 30, 2005	420,127	6,243,028	1,560,758	8,223,913
CuraFlo acquisition	—	(59,058)	(14,765)	(73,823)
Triton acquisition (Note 3)	—	—	617,473	617,473

Balance as of November 30, 2006 and 2007	$420,127	$6,183,970	$2,163,466	$8,767,563

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” the Carved-Out Subsidiaries test goodwill for impairment on an annual basis or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of a reporting unit below its carrying amount. The Carved-Out Subsidiaries estimate fair value based upon the present value of future cash flows. In estimating the future cash flows, the Carved-Out Subsidiaries take into consideration the overall and industry economic conditions and trends, market risk of the Carved-Out Subsidiaries and historical information. The Carved-Out Subsidiaries have conducted annual impairment tests as of September 1, 2007 and 2006 and determined that no impairment of goodwill existed.
Intangible Assets
     License agreements had a gross balance of $1,121,303 ($864,340 net of amortization) and $1,121,303 ($976,469 net of amortization) at November 30, 2007 and 2006, respectively, and are being amortized over 10 years. The Carved-Out Subsidiaries have other intangible assets including contracting agreements and patents with a net balance of $10,780 and $0 at November 30, 2007 and 2006, respectively. Amortization expense for 2007 and 2006 was $112,129 and $116,576, respectively, and is estimated to be $112,128 in fiscal 2008 through 2012.
m. Research and Development
     The costs associated with research and development programs for new products and significant improvements, which totaled $266,941, and $162,095 in 2007 and 2006, respectively, are expensed as incurred.
n. Impairment of Long-Lived Assets
     The Carved-Out Subsidiaries evaluate the carrying value of long-lived assets and long-lived assets to be disposed of in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Under the provisions of the statement, the Carved-Out Subsidiaries continually evaluate their long-lived assets in light of events and circumstances that may indicate that the remaining estimated useful life may warrant revision or that the remaining carrying value may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Carved-Out Subsidiaries use an estimate of the related undiscounted cash flows over the remaining life of the asset in measuring whether that asset is recoverable. To the extent an impairment has occurred, the excess of the carrying value of the long-lived assets over their estimated fair value will be charged to operations.
o. Stock-based Compensation
     Cohesant has a long-term incentive plan to provide employees with stock options and restricted stock. Stock-based compensation includes compensation expense associated with the issuance of stock options to purchase Cohesant common stock and for the issuance of restricted stock of Cohesant.
     The Carved-Out Subsidiaries adopted SFAS No. 123 (revised 2004), “Share-Based Payment” on December 1, 2006 (SFAS No. 123R). SFAS No. 123R, which revised SFAS No. 123 (SFAS 123), “Accounting for Stock-Based Compensation”, superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based upon their fair value. The Carved-Out Subsidiaries had previously followed APB No. 25 in accounting for its stock options and accordingly, no stock-based compensation cost had been previously expensed other than for restricted stock.
     The Carved-Out Subsidiaries have adopted SFAS No. 123R using the modified prospective method. Under this transition method, compensation cost has been recognized for all share-based payments in the combined financial statements in fiscal 2007 based upon the fair value of the stock or option grant. Prior period results have not been restated. The Carved-Out Subsidiaries use the Black-Scholes valuation model. The Carved-Out Subsidiaries’ policy is to recognize expense for awards subject to graded vesting using the straight-line attribution method. The amount of after-tax compensation cost related to nonvested stock options and restricted stock not yet recognized was $159,023 at November 30, 2007, for which the expense will be recognized through 2011.
     As a result of adopting SFAS No. 123R on December 1, 2006, the Carved-Out Subsidiaries have incurred additional stock-based compensation expense of $166,626 ($106,509 after tax) for the year ended November 30, 2007.
     SFAS No. 123, as amended, required pro forma presentation as if compensation costs had been expensed under the fair value method. For purpose of pro forma disclosure, the estimated fair value of stock options at the grant date is amortized to expense over the vesting period. The following table illustrates the effect on net income if compensation expense had been recognized in the year ended November 30, 2006:

Twelve Months
Ended
November 30, 2006
Net income, as reported	$472,948
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	34,662
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(154,461)

Pro forma net income	$353,149

     In accordance with FAS 123R, awards granted to employees of the Carved-out Subsidiaries are reflected in these combined financial statements even though the stock compensation was granted in the common stock of Cohesant. Additionally, stock-based compensation costs for corporate employees have been allocated to these combined financial statements as discussed herein.
p. Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. These estimates also include the allocation of costs from Cohesant to the Carved-Out Subsidiaries. Actual results could differ from those estimates.
q. New Accounting Standards
     In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the recognition threshold and measurement principles for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006 (fiscal year 2008). The Carved-Out Subsidiaries are currently evaluating the provisions of FIN 48.
     In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements”. The Statement provides guidance for using fair value to measure assets and liabilities and only applies when other standards require or permit the fair value measurement of assets and liabilities. It does not expand the use of fair value measurement. This Statement is effective for fiscal years beginning after November 15, 2007. The FASB is currently proposing to delay the effective date of the Statement to fiscal years beginning after November 15, 2008, for all nonfinancial assets and nonfinancial liabilities except those that are recognized or disclosed at fair value in the financial statements on a reoccurring basis (that is, at least annually). The Carved-Out Subsidiaries are evaluating the impact that this Statement will have on the Carved-Out Subsidiaries’ financial position, results of operations, and cash flows.
3. ACQUISITIONS
CURAFLO
     On August 12, 2005, Cohesant acquired substantially all of the assets and assumed certain liabilities of 4279 Investments Ltd., a British Columbia corporation, and its subsidiaries, CuraFlo Technologies Inc., a Canadian federal company, Curalease Ltd., a British Columbia corporation, CuraFlo Technologies (Canada) Inc., a British Columbia corporation, CuraFlo of BC Inc. (dba West Coast Pipe Restoration Ltd.), a British Columbia corporation, CuraFlo Technologies (USA) Inc., a Nevada corporation, and CuraFlo of the Silicon Valley, Inc., a California corporation (collectively “CuraFlo”). CuraFlo, formerly based in Vancouver, Canada, and now part of the operations of the CIPAR Subsidiary, licenses technology for the protection and renewal of small diameter water pipes. The process is used to rehabilitate aging water pipes in apartment buildings, private homes and other commercial, industrial and residential buildings. This process is an alternative to the process of tearing out and replacing the old pipes. CuraFlo also provides equipment, epoxy (supplied by CMI) and other supplies to its Franchisees and Licensees. In addition CuraFlo performs protection, renewal and replacement of plumbing lines in Western Canada and the United States.
TRITON
     On September 5, 2006, Cohesant completed the purchase of the operations and substantially all of the assets of Triton Insitutech, LLC, of Orlando Florida; such assets were then contributed to CuraFlo Spincast Services Inc., the results of which are included with those of the Carved-Out Subsidiaries. The CuraFlo Spincast System utilizes epoxy and other polymer linings to rehabilitate aging medium and large diameter water, wastewater and other pipelines, including public and private water mains. The purchase price included an initial cash payment of $400,000, direct legal costs related to the acquisition of $30,285, and an unsecured, $387,500 three-year promissory note, bearing interest at 5.16% per annum and payable in quarterly installments, for a total purchase price of $817,785. Further, up to $387,500 of additional consideration is contingent on certain performance achievements occurring on or before September 30, 2009, and is payable as each performance measure is attained and each contingency is resolved. The contingent consideration has not been included as part of the purchase price. The contingent consideration will be recorded and the amount included as part of the purchase price if and when the contingency is resolved. No contingent consideration was earned in the period ending November 30, 2007.
4. COMBINED EQUITY
     Combined equity includes Cohesant’s historical investment in the Carved-Out Subsidiaries, retained earnings of the Carved-Out Subsidiaries, the funding of allocated expenses from Cohesant, the U.S. Federal tax benefit recognized using the stand-alone method, and the intercompany accounts between the Carved-Out Subsidiaries and Cohesant.
5. RETIREMENT PLANS
     Cohesant has a defined contribution profit sharing and savings plan for all United States employees meeting minimum eligibility requirements. It is Cohesant’s policy to contribute up to 3% of total wages for each employee who makes certain minimum contributions. The amounts contributed for the Carved-Out Subsidiaries’ employees during 2007 and 2006 were $36,880 and $32,652, respectively.
6. INCOME TAXES
The provision for income taxes consists of the following at November 30:

	2007	2006
CURRENT
U.S. Federal	$(555,843)	$(126,199)
State	(6,244)	30,588
Canadian	110,354	250,847

Total current	(451,733)	155,236

Deferred	214,929	202,732

INCOME TAX (BENEFIT) PROVISION	$(236,804)	$357,968

A reconciliation of the statutory U.S. Federal income tax rate to the Company’s effective income tax rate is as follows:

	2007	2006
Federal statutory rate	(34.0)%	34.0%
State taxes, net of federal benefit	(5.9)	5.3
State valuation allowance	13.0	3.1
Other	1.1	0 .7

Effective tax rate	(25.8)%	43.1%

Temporary differences which give rise to the net deferred tax liability at November 30 are as follows:

	2007	2006
Deferred tax assets:
State net operating loss	127,667	18,237
Financial reporting reserves not yet deductible	100,370	118,907
Stock based compensation	76,101	—

	304,138	137,144

Deferred tax liabilities:
Goodwill	(600,598)	(391,459)
Property, plant and equipment	(27,301)	(14,937)
Other	(22,308)	(6,652)

	(650,207)	(413,048)

Valuation allowance	(144,840)	(25,690)

NET DEFERRED TAX LIABILITY	$(490,909)	$(301,594)

     The Carved-Out Subsidiaries have a state tax net operating loss carryforward of approximately $2.1 million, which will expire beginning in 2028, if unused, and which may be subject to other limitations under IRS rules. Under SFAS No. 109, “Accounting for Income Taxes,” deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Carved-Out Subsidiaries have determined that a valuation allowance is necessary and, accordingly, has recorded a valuation allowance for certain deferred tax assets as of November 30, 2007 and 2006. In future periods, the Carved-Out Subsidiaries will evaluate the deferred income tax asset valuation allowance and adjust the allowance when management has determined that impairment to future realizability of the related deferred tax assets, or a portion thereof, has been removed as provided in the criteria set forth in SFAS No. 109.
     The Carved-Out Subsidiaries’ allocated share of the consolidated Cohesant Federal and state tax provision was determined using the stand-alone method. Under the stand-alone method, tax expense or benefit is calculated as if the Carved-Out Subsidiaries were subject to their own tax returns. Due to the respective legal structures of the Carved-Out Subsidiaries, U.S Federal income taxes are generally not paid by the Carved-Out Subsidiaries, but are included in the amounts paid by Cohesant Technologies Inc. on a consolidated basis. The U.S. Federal tax benefit recognized in the statement of operations is included in combined equity, within net distributions/contributions to/from Cohesant Technologies Inc.
7. RELATED PARTY TRANSACTIONS
     The Carved-Out Subsidiaries are party to a number of transactions with their parent, Cohesant. Such transactions primarily involve the provision for certain corporate services, which have been allocated to the Carved-Out Subsidiaries as described in Note 2 and are reflected in the combined financial statements.
8. SEGMENT INFORMATION
     Under the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Carved-Out Subsidiaries have reportable segments of CIPAR Franchising and Licensing, CIPAR Rehabilitation, and CMI. CIPAR Franchising and Licensing is a franchisor and licensor of its technology and sells epoxy coatings, supplied by CMI, and equipment used to apply its technology to its Certified Applicators, Franchisees and Licensed Dealers. CIPAR’s franchisee and licensee revenue includes franchise and license fees, royalty revenues, equipment rental as well as other value added services. CIPAR Rehabilitation performs protection, renewal and replacement of drinking water distribution and wastewater collection systems (“Rehabilitation” revenue). CMI sells corrosion protection and other specialty coatings used in the protection and renewal of infrastructure. CMI’s sales and marketing focus is on developing new markets for its AquataPoxy products, although substantially all of its sales currently are internal sales to the CIPAR Franchising and Licensing segment.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Carved-Out Subsidiaries account for intersegment sales and transfers at cost plus a specified mark-up. Reportable segment information is as follows:

	CIPAR
	Franchising &	CIPAR
	Licensing	Rehabilitation	CMI	Corporate	Eliminations	Consolidated
Net Sales:
2007
External customers	$6,843,605	$4,115,453	$590,352	$—	$—	$11,549,410
Intersegment sales	175,577	—	3,430,624	—	(3,606,201)	—

Total net sales	$7,019,182	$4,115,453	$4,020,976	$—	$(3,606,201)	$11,549,410

Net Sales:
2006
External customers	7,112,389	4,279,859	573,891	—	—	11,966,139
Intersegment sales	55,504	—	3,390,286	—	(3,445,790)	—

Total net sales	7,167,893	4,279,859	3,964,177	—	(3,445,790)	11,966,139

Depreciation and amortization:
2007	172,624	134,180	43,088	—		349,892
2006	118,946	89,686	35,335	—		243,967

Net income (loss):
2007	(319,249)	(371,377)	503,729	(493,024)		(679,921)
2006	271,211	264,897	406,217	(469,377)		472,948

Identifiable assets:
2007	9,520,388	3,960,262	1,062,177	178,446		14,721,273
2006	9,424,075	3,540,908	971,151	152,649		14,088,783

Capital expenditures:
2007	313,350	210,842	11,327	—		535,519
2006	21,198	58,417	132,545	—		212,160
     In 2007 and 2006, CIPAR Franchising and Licensing had a Certified Applicator, F&L Concrete Services, which accounted for approximately 19% and 21%, respectively of CIPAR Franchising and Licensing’s total net sales and 28% and 26% of CIPAR Franchising and Licensing’s accounts receivable for the fiscal years ended November 30, 2007 and 2006, respectively. On a combined basis, this customer accounted for 11% and 12% of the Carved-Out Subsidiaries’ net sales and 17% and 20% of the Carved-Out Subsidiaries’ accounts receivable for the fiscal years ended November 30, 2007 and 2006, respectively.
The following table presents percentage of total revenues by region.

Region	2007	2006
United States	67%	67%
Canada	33	33

Total	100%	100%
     At November 30, 2007 and 2006, property, plant and equipment, net of accumulated depreciation related to the Company’s Canadian Subsidiary was $145,577 and $145,835, respectively.
     The Carved-Out Subsidiaries recognize revenues primarily in four general categories of equipment and parts, coatings, licensee and rehabilitation revenue. The following table sets forth the product category sales and their percentage of consolidated net sales:

	2007		2006
Coatings	$6,413,600	55.6%	$6,428,330	53.7%
Rehabilitation	4,115,453	35.6	4,279,859	35.8
Equipment and Parts	566,517	4.9	981,811	8.2
Franchisee & Licensee	453,840	3.9	276,139	2.3

Total	$11,549,410	100%	$11,966,139	100%
9. COMMITMENTS
     The Carved-Out Subsidiaries lease office and manufacturing space and equipment under operating leases. The Carved-Out Subsidiaries have renewal options at all of their office and manufacturing facilities ranging from 3 to 10 years. Future minimum lease payments required under these lease commitments as of November 30, 2007 are as follows:

Fiscal Year	Amount
2008	260,785
2009	252,020
2010	212,956
2011	148,088
2012	67,299
Thereafter	0
     Rent expense totaled $242,675 and $137,805 for the years ended November 30, 2007 and 2006, respectively.
10. CONTINGENCIES
     From time to time, the Carved-Out Subsidiaries are a party to certain legal matters arising in the ordinary course of business. Management believes the ultimate disposition of these matters will not have a material adverse effect on the Carved-Out Subsidiaries’ financial position or results of operations.
11. SUBSEQUENT EVENT
     On December 3, 2007, Cohesant announced that it has entered into a definitive agreement pursuant to which Graco Inc. would acquire Cohesant’s GlasCraft Inc. subsidiary. The acquisition will be accomplished through a merger with Cohesant, and a spin off of all the non-GlasCraft business operations (i.e. Carved-Out Subsidiaries).
     Cohesant recently consolidated all of its infrastructure protection and renewal operations, including CMI, under the umbrella of its CIPAR subsidiary. As part of the sale of GlasCraft, Cohesant will spin-off its CIPAR subsidiary by declaring a taxable dividend of one share of CIPAR for each share of Cohesant common stock outstanding. The resulting company, which will initially be registered under the Securities Exchange Act and will be quoted on the over-the-counter market, will be known as Cohesant Inc. and will be based in Cleveland, Ohio.
     The acquisition by Graco Inc., which is expected to be completed in the first quarter of 2008, is conditioned upon customary closing conditions for a transaction of this nature, including the approval of Cohesant’s shareholders. The merger agreement contains a customary provision allowing the Board of Directors to terminate the agreement in the event it receives another offer to purchase the Company or GlasCraft on terms more favorable to its shareholders than those contained in the merger agreement.